______________________________________________________________________
$100,000,000
LOAN AND SECURITY AGREEMENT
Dated as of July 16, 2019

INNERWORKINGS, INC.,
as Borrower,

THE GUARANTORS PARTY HERETO,
as Guarantors,

TCW ASSET MANAGEMENT COMPANY LLC,
as Agent,

and
THE OTHER LENDERS PARTY HERETO
______________________________________________________________________

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LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Assignment & Acceptance
Exhibit B	Assignment Notice
Exhibit C	Form of Note
Exhibit D	Notice of Borrowing
Exhibit E	Notice of Conversion/Continuation
Exhibit F	Form of Compliance Certificate
Exhibit G	[RESERVED]
Exhibit H	Payment Notification

Schedule 1.1	Commitments of Lenders
Schedule 1.2	Inactive Subsidiaries
Schedule 1.3	Guarantors
Schedule 7.4.1	Pledged Interests
Schedule 7.4.2	Pledge Debt
Schedule 8.5	Deposit Accounts and Securities Accounts
Schedule 8.6	Letter of Credit Rights
Schedule 8.7.1	Business Locations
Schedule 9.1.4	Names and Capital Structure
Schedule 9.1.11	Patents, Trademarks, Copyrights and Licenses
Schedule 9.1.14	Environmental Matters
Schedule 9.1.15	Restrictive Agreements
Schedule 9.1.16	Litigation
Schedule 9.1.18	Pension Plans
Schedule 9.1.20	Labor Contracts
Schedule 10.2.1	Existing Debt
Schedule 10.2.2	Existing Liens
Schedule 10.2.16	Existing Affiliate Transactions

LOAN AND SECURITY AGREEMENT
THIS LOAN AND SECURITY AGREEMENT (this "Agreement") is dated as of July 16, 2019, among INNERWORKINGS, INC., a Delaware corporation (the "Company" and, together with any other Person joined to this agreement as a Borrower after the date hereof, collectively, the "Borrowers" and each a "Borrower"), EYELEVEL, INC., an Oregon corporation ("Eyelevel"), INNERWORKINGS EMEA HOLDINGS LP, a limited partnership formed under the laws of England and Wales with company number LP014693 acting by its general partner INWK Holdings, LLC ("EMEA Holdings"), INNERWORKINGS EUROPE LIMITED, a limited liability company incorporated in England and Wales with company number 01845737 ("INWK Europe"), PROFESSIONAL PACKAGING SERVICES LTD., a limited liability company incorporated in England and Wales with company number 01567813 ("PPS"), and INNERWORKINGS CANADA, INC., an Ontario corporation ("InnerWorkings Canada"), each as a Guarantor, the other Guarantors party to this Agreement from time to time, the financial institutions party to this Agreement from time to time as Lenders, and TCW ASSET MANAGEMENT COMPANY LLC, as agent, collateral agent and security trustee for the Lenders (in such capacity, together with its successors and assigns in such capacity, "Agent").
R E C I T A L S:
Borrowers have requested that Lenders provide a term loan credit facility to Borrowers to finance their mutual and collective business enterprise. Lenders are willing to provide the term loan credit facility on the terms and conditions set forth in this Agreement.
In addition to the Loans to be provided hereunder, Company and certain of its Subsidiaries will enter into the Revolving Loan Agreement, which will be secured by a first priority security interest in the ABL Priority Collateral and a second priority security interest in the Term Priority Collateral. The Obligations hereunder will be secured by a first priority security interest in the Term Priority Collateral and a second priority security interest in the ABL Priority Collateral.
NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

SECTION 1.DEFINITIONS; RULES OF CONSTRUCTION
1.1    Definitions. As used herein, the following terms have the meanings set forth below:
ABL Borrowing Base: shall have the meaning provided for in the Revolving Loan Agreement.
ABL Borrowing Base Report: shall have the meaning provided for in the Revolving Loan Agreement.
ABL Priority Collateral: as defined in the Intercreditor Agreement.
Accepting Lenders: as defined in Section 2.3.7.
Acquisition: a transaction or series of transactions resulting in (a) acquisition of a business, division or substantially all assets of a Person; (b) record or beneficial ownership of 50% or more of the Equity Interests of a Person; or (c) merger, amalgamation, consolidation or combination of a Borrower or Subsidiary with another Person.
Affiliate: with respect to a specified Person, any other Person that directly, or indirectly through intermediaries, Controls, is Controlled by or is under common Control with the specified Person; provided, that, for purposes of Section 10.2.16 and Section 14.3.4, the term "Affiliate" shall also include any Person that directly or indirectly owns 10% or more of any class of Equity Interests of the specified Person or that is an officer or director of the specified Person.
Agent: as defined in the preamble to this Agreement.
Agent Indemnitees: Agent and its officers, directors, employees, Affiliates, branches, agents and attorneys.
Agent Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.
Agreement Currency: as defined in Section 1.5.
Allocable Amount: as defined in Section 11.1.
Anti-Terrorism Law: any law relating to terrorism or money laundering, including the Patriot Act and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).
Applicable Law: all laws, rules and regulations applicable to the Person or matter in question, including all applicable statutory law and common law, as well as applicable provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of and agreements with any Governmental Authority, in each case, whether or not having the force of law.
Applicable Margin: the applicable rate per annum corresponding to the applicable Total Leverage Ratio, all as set forth in the following table:

Level	Total Leverage Ratio	Prime Rate Loans	LIBOR Rate Loans
I	< 3.25 to 1.00	5.25%	6.25%
II	> 3.25 to 1.00 but < 3.75 to 1.00	6.00%	7.00%
III	> 3.75 to 1.00 but < 4.25 to 1.00	6.75%	7.75%
IV	> 4.25 to 1.00 but < 5.00 to 1.00	7.75%	8.75%
V	> 5.00 to 1.00 but < 5.50 to 1.00	8.75%	9.75%
VI	> 5.50 to 1.00	9.75%	10.75%

The Applicable Margin shall be adjusted quarterly, to the extent applicable, as of the second Business Day following the date on which financial statements are required to be delivered pursuant to Section 10.1.2 hereof (including with respect to the last Fiscal Quarter of each Fiscal Year) after the end of each related Fiscal Quarter based on the Total Leverage Ratio as of the last day of such Fiscal Quarter. Notwithstanding the foregoing, (a) until December 31, 2019 the Applicable Margin shall be the rates corresponding to Level V in the forgoing table, (b) for the period commencing on January 1, 2020 until the second Business Day following delivery of financial statements for the Fiscal Quarter ended December 31, 2019, if the company reasonably determines and certifies in writing that it expects the Total Leverage Ratio as of the last day of such Fiscal Quarter will be (i) less than 4.00 to 1.00, the Applicable Margin shall be set at the rates corresponding to Level IV in the foregoing table or (ii) greater than or equal to 4.00 to 1.00, the Applicable Margin shall be set at the rates corresponding to Level V (or, to the extent greater than or equal to 5.50 to 1.00, Level VI) in the foregoing table determined by the Total Leverage Ratio as of the last day of such Fiscal Quarter, provided that if, following delivery of the financial statements for the Fiscal Quarter ended December 31, 2019, a proper calculation of the Total Leverage Ratio would have resulted in higher pricing for such period, then Borrowers shall automatically and retroactively be obligated to pay to Agent, for the benefit of the applicable Lenders, an amount equal to the excess of the amount of interest that should have been paid for such period over the amount of interest actually paid for such period and the Applicable Margin for the remainder of the first Fiscal Quarter of 2020 shall be determined in accordance with this clause (b) based upon such final calculation of the Total Leverage Ratio for the Fiscal Quarter ended December 31, 2019, (c) for the period commencing on April 1, 2020 until the second Business Day following delivery of financial statements for the Fiscal Quarter ended March 31, 2019, if the company reasonably determines and certifies in writing that it expects the Total Leverage Ratio as of the last day of such Fiscal Quarter will be (i) less than 4.00 to 1.00, the Applicable Margin shall be set at the rates corresponding to Level IV in the foregoing table or (ii) greater than or equal to 4.00 to 1.00, the Applicable Margin shall be set at the rates corresponding to Level V (or, to the extent greater than or equal to 5.50 to 1.00, Level VI) in the foregoing table determined by the Total Leverage Ratio as of the last day of such Fiscal Quarter, provided that if, following delivery of the financial statements for the Fiscal Quarter ended March 31, 2020, a proper calculation of the Total Leverage Ratio would have resulted in higher pricing for such period, then Borrowers shall automatically and retroactively be obligated to pay to Agent, for the benefit of the applicable Lenders, an amount equal to the excess of the amount of interest that should have been paid for such period over the amount of interest actually paid for such period and the Applicable Margin for the remainder of the second Fiscal Quarter of 2020 shall be determined in accordance with this clause (c) based upon such final calculation of the Total Leverage Ratio for the Fiscal Quarter ended March 31, 2020, (d) if Borrower fails to deliver the financial statements required by Section 10.1.2 hereof, and the related Compliance Certificate required by Section

10.1.2 hereof, by the respective date required thereunder after the end of any related Fiscal Quarter, if requested in writing by Agent or Required Lenders, as of the second Business Day following the date of non-delivery pursuant to Section 10.1.2, the Applicable Margin shall be the rates corresponding to Level V in the foregoing table until such financial statements and Compliance Certificate are delivered, and (e) no reduction to the Applicable Margin shall become effective at any time when an Event of Default has occurred and is continuing; provided, that such a reduction shall occur on the date all such Events of Default have been cured or waived in accordance with Section 15.1 hereof.
If, as a result of any restatement of or other adjustment to the financial statements of Borrowers and their Subsidiaries or for any other reason, Agent determines in its reasonable discretion that (a) the Total Leverage Ratio as calculated by Borrowers as of any applicable date was inaccurate and (b) a proper calculation of the Total Leverage Ratio would have resulted in different pricing for any period, then (i) if the proper calculation of the Total Leverage Ratio would have resulted in higher pricing for such period, Borrowers shall automatically and retroactively be obligated to pay to Agent, for the benefit of the applicable Lenders, promptly on written demand by Agent, an amount equal to the excess of the amount of interest that should have been paid for such period over the amount of interest actually paid for such period; and (ii) if the proper calculation of the Total Leverage Ratio would have resulted in lower pricing for such period, neither Agent nor any Lender shall have any obligation to repay any interest or fees to Borrowers; provided, that, if as a result of any restatement or other event a proper calculation of the Total Leverage Ratio would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount payable by Borrowers pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest that should have been paid for all applicable periods over the amount of interest paid for all such periods.
Approved Fund: any entity that is owned or Controlled by a Lender or Affiliate of a Lender, and is engaged in making or investing in commercial loans in its ordinary course of activities.
Approved Supplier Finance Arrangement: each supplier finance arrangement entered into by an Obligor with AstraZeneca, Nestle and Mondelez (or other Account Debtor approved in writing by Agent) to the extent that and only for so long as (a) the aggregate amount of all Accounts sold pursuant to such arrangements shall not exceed during any Fiscal Quarter 10% of the value of all Accounts not more than 180 days past due owing to Obligors and their Subsidiaries as of the last day of the immediately preceding Fiscal Quarter of the Obligors, (b) there shall be no credit recourse to any Obligor or any Subsidiary with respect to any Accounts assigned or sold in connection therewith, (c) all purchase or finance agreements and other documents with the supplier finance provider governing or relating thereto are in form and substance reasonably acceptable to Agent, and (d) if required by Agent, the applicable supplier finance provider, Agent and the applicable Obligor shall have entered into, and no default shall exist under, an intercreditor agreement reasonably acceptable to the Agent.
Asset Disposition: a sale, lease, license, consignment, transfer or other disposition of Property of an Obligor, including any disposition by Division, in connection with a sale-leaseback transaction or synthetic lease or otherwise.
Assignment and Acceptance: an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit A or otherwise satisfactory to Agent.
Attributable Debt: on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP (or IFRS as it relates to UK Incorporated Obligors), and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP (or, as the context may indicate, IFRS) if such lease were accounted for as a capital lease.
Available Amount: as of any date of determination, (a) an amount equal to the aggregate Excess Cash Flow for all Fiscal Years for which financial statements have been required to be delivered pursuant to Section 10.1.2(a), commencing with the Fiscal Year ending December 31, 2019 (calculated for the Fiscal Year ending December 31, 2019 for the period from the Closing Date to December 31, 2019), and ending prior to such date of determination, minus (b) the amount of prepayments required to be made in respect of such Excess Cash Flow pursuant to Section 2.3.4, minus (c) the aggregate usage of the Available Amount by the Obligors under this Agreement during the period from the Closing Date through such date of determination.
Availability: shall have the meaning provided for in the Revolving Loan Agreement.
Bail-In Action: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
Bail-In Legislation: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
Bank Levy: means the bank levy set out in Part 5 of, and Schedule 19 to, the Finance Act 2011 (UK) and/or any similar levy imposed under the laws of a jurisdiction other than the United Kingdom, in each case, which has been publicly announced or is in force at the date of this Agreement.
Bankruptcy Code: Title 11 of the United States Code.
Board of Governors: the Board of Governors of the Federal Reserve System.
Borrower Agent: as defined in Section 4.1.
Borrower Materials: ABL Borrowing Base Reports, Term Loan Borrowing Base Reports Compliance Certificates and other information, reports, financial statements and other materials delivered by Obligors hereunder, as well as other Reports and information provided by Agent to Lenders.
Borrowing: a group of Loans that are made or converted together on the same day and have the same interest option and, if applicable, Interest Period.
Borrowing Base: shall have the meaning provided for in the Revolving Loan Agreement.
Business Day: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, Chicago, Illinois or New York, New York, or, if such day relates to a LIBOR Rate Loan, any such day on which dealings in Dollar deposits are conducted between banks in the London interbank Eurodollar market.
Canadian Collateral: all Property of each Canadian Guarantor described in any Security Document that secures the Obligations or Guaranteed Obligations and all other Property of each Canadian Guarantor that now or hereafter secures (or is intended to secure) any Obligations or Guaranteed Obligations.

Canadian Guarantors: (a) InnerWorkings Canada, and (b) each other Subsidiary organized under the laws of Canada or a province or territory thereof that becomes a Guarantor pursuant to Section 10.1.9 hereof.
Canadian Pension Plan: a "registered pension plan," as defined in the Income Tax Act (Canada) maintained or contributed to by, or to which there is an obligation to contribute by, any Obligor domiciled in Canada in respect of its Canadian employees or former employees.
Canadian Security Agreement: each general security agreement, deed of hypothec or other similar agreement, instrument, deed or document governed by the laws of Canada now or hereafter securing (or given with the intent to secure) any Obligations or Guaranteed Obligations.
Capital Expenditures: all liabilities incurred or expenditures made by a Borrower or Subsidiary for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year, as determined in accordance with GAAP (or IFRS, as applicable), but not including any of the following: (a) expenditures made in connection with the replacement, substitution, or restoration of assets to the extent financed (i) from insurance proceeds (or similar recoveries) paid on account of loss the loss or damage to assets of any Obligor being replaced or restored, (ii) with cash awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, or (iii) with the cash proceeds of Asset Dispositions that are reinvested in assets of the type disposed of in accordance with this Agreement, in each case of (i) through (iii), only to the extent such replacement, substitution or restoration is consummated within 180 days of the date of the event giving rise to such proceeds or awards and (b) expenditures reimbursed by a third party that is not an Obligor or a Subsidiary of an Obligor.
Capital Lease: any lease required to be capitalized for financial reporting purposes in accordance with GAAP (or IFRS as it relates to UK Incorporated Obligors individually (and not on a consolidated basis)).
Capital Lease Obligations: with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP (or IFRS as it relates to the UK Incorporated Obligors), and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP (or IFRS as it relates to the UK Incorporated Obligors).
Cash Collateral: cash delivered to Agent to Cash Collateralize any Obligations, and all interest, dividends, earnings and other proceeds relating thereto.
Cash Collateral Account: a demand deposit, money market or other account established by Agent at such financial institution as Agent may select in its Permitted Discretion, which account shall be subject to a Lien in favor of Agent.
Cash Collateralize: the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to, with respect to any inchoate, contingent or other Obligations, Agent's good faith estimate of the amount due or to become due, including fees, expenses and indemnification hereunder. "Cash Collateralization" has a correlative meaning.
Cash Equivalents: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the US government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers' acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by Bank of America, N.A. or a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody's at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); (d) commercial paper issued by Bank of America, N.A. or rated A-1 (or better) by S&P or P-1 (or better) by Moody's, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody's or S&P.
CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).
Change in Law: the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, that "Change in Law" shall include, regardless of the date enacted, adopted or issued, all requests, rules, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III (including CRD IV) by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.
Change of Control: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the Closing Date), of Equity Interests representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company on a fully diluted basis; (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were not (i) nominated by the board of directors of the Company, (ii) appointed or approved for election by directors who were themselves nominated, appointed or approved for election by the board of directors of the Company, or (iii) directors of the Company on the Closing Date, (c) the Company ceasing to own and control, directly or indirectly, beneficially and of record 100% of the Equity Interests of the other Obligors (except in connection with a merger or amalgamation permitted under Section 10.2.8(b)(i)) or (d) a "Change of Control" (or words of similar import) occurs under the Revolving Loan Agreement.
Claims: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys' fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations or replacement of Agent or any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, in any way relating to (a) the Fee Letter, any Loans, Loan Documents, Borrower Materials, or the use thereof or transactions relating thereto, (b) any action taken or omitted in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.
Closing Date: as defined in Section 6.1.

Code: the Internal Revenue Code of 1986.
Collateral: the US Collateral, the UK Collateral and the Canadian Collateral, as the context may indicate; provided that Collateral shall not include any Excluded Assets except to the extent such assets are subject to an English law floating charge granted by a UK Incorporated Obligor under a UK Security Agreement.
Commitment: as to any Lender, such Lender's commitment to make the Term Loan under this Agreement. The initial amount of each Lender's commitment to make the Term Loan is set forth on Schedule 1.1 hereto.
Commodity Exchange Act: the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
Compliance Certificate: a certificate, in form of Exhibit F hereto or otherwise in form and substance satisfactory to Agent, by which Borrowers certify (a) compliance with Section 10.3, (b) that no Default or Event of Default has occurred during the relevant covered period and (c) that no Obligor has changed its name or jurisdiction of organization except as disclosed in writing in such certificate.
Connection Income Taxes: Other Connection Taxes that are imposed on or measured by net income (however denominated), or are franchise or branch profits Taxes.
Consolidated EBITDA: for any period
(a)    Consolidated Net Income,
plus
(b)    to the extent deducted in determining Consolidated Net Income and, without duplication,
(i)    Consolidated Interest Charges,
(ii)    expense for taxes paid or accrued,
(iii)    depreciation,
(iv)    amortization,
(v)    extraordinary or non-recurring non-cash expenses or losses incurred other than in the ordinary course of business,
(vi)    non-cash compensation expenses arising from any grant of stock, stock options or other equity based awards,
(vii)     non-cash expenses resulting from non-speculative hedging activities permitted hereunder that are required to be recognized as indebtedness under GAAP,
(viii)    any other non-cash charges for such period (including any impairment or write-off of goodwill or other intangible assets but excluding (A) any such non-cash charge, expense or loss to the extent that it represents an accrual of or reserve for cash expenses in any future period, (B) amortization of a prepaid cash expense that was paid in a prior period or (C) any write-down, write-off or reserves with respect to Accounts or Inventory),
(ix)    amortization of any financing costs or fees or original issue discount incurred in connection with any Debt,
(x)    transaction expenses paid in cash in such period in connection with (A) the closing of this Agreement and (B) Investments permitted under this Agreement, with respect to this clause (B) not to exceed $1,500,000 in the aggregate during the term of this Agreement, and
(xi)    restructuring charges and fees related to professional fees and severance expenses not to exceed the following amounts for the periods indicated:
The period commencing on
April 1, 2019 and ending on
December 31, 2019             $13,000,000

The Fiscal Year ending on
December 31, 2020            $8,000,000

The Fiscal Year ending on
December 31, 2021            $4,000,000

minus
(c)    to the extent included in Consolidated Net Income and, without duplication,
(i)    interest income,
(ii)    income tax credits and refunds (to the extent not netted from tax expense),
(iii)    any cash payments made during such period in respect of items described in clauses (b)(v), (b)(vi), (b)(vii) and (b)(viii) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were incurred,
(iv)    non-cash gains resulting from non-speculative hedging activities that are required to be recognized as income under GAAP to the extent permitted hereunder, and
(v)    extraordinary, unusual or non-recurring income or gains realized other than in the ordinary course of business, all calculated for the Company and its Subsidiaries on a consolidated basis.
Notwithstanding the foregoing, (a) Consolidated EBITDA for the Fiscal Quarter ended September 30, 2018 shall be deemed to be $11,493,196, Consolidated EBITDA for the Fiscal Quarter ended December 31, 2018 shall be deemed to be $2,897,968, and Consolidated EBITDA for the Fiscal Quarter ended March 31, 2019 shall be deemed to be $6,643,943.
Notwithstanding the foregoing, Consolidated EBITDA shall be adjusted for extraordinary or nonrecurring expenses, increased costs, identifiable and verifiable expense reductions and excess management compensation, if any, in all cases, calculated on a basis consistent with GAAP and Regulation S-X of the Securities Exchange Act of 1934, as amended, in an aggregate amount not to exceed (x) 5% of Consolidated EBITDA (prior to giving effect to such adjustments) for any twelve-month period, or (y) as otherwise approved by Agent in its reasonable credit judgment.
Consolidated Excess Cash Flow: Consolidated EBITDA, minus (a) cash interest expense (net of cash interest income) and cash taxes paid (net of cash tax refunds received); minus (b) Capital Expenditures (except those financed with borrowed money other than Revolving Loans); minus (c) scheduled principal payments made on borrowed money; minus (d) optional prepayments of the Loans and the Revolving Loans (provided that with respect to the Revolving Loans, only to the extent such payment is accompanied by a corresponding permanent reduction of the Revolving Loan commitment under the Revolving Loan Agreement); minus (e) to the extent added back to net income in the determination of Consolidated EBITDA, the cash portion of items (b)(x) and (b)(xi) of the definition of Consolidated EBITDA for such period; minus (f) Distributions by the Company paid in cash and permitted under this Agreement (other than Distributions funded with the Available Amount pursuant to Section 10.2.4(a)(iv)).
Consolidated Fixed Charge Coverage Ratio: the ratio, determined on a consolidated basis for the Company and its Subsidiaries for any Test Period, of (a) Consolidated EBITDA for such Test Period minus (i) Capital Expenditures (except those financed with Debt other than Revolving Loans) made during such Test Period, (ii) cash taxes paid during such Test Period, and (iii) Distributions (other than any redemptions of the Company’s Equity Interests made during the second Fiscal Quarter of 2018 in an aggregate amount not in excess of $17,600,000) during such Test Period to (b) Consolidated Fixed Charges for such Test Period.
Consolidated Fixed Charges: for any period, the sum of (a) Consolidated Interest Charges (other than payments-in-kind) paid or due and payable during such period plus (b) scheduled principal payments paid or due and payable during such period on Funded Debt; provided, that for the Test Periods ending on or prior to June 30, 2020, Consolidated Fixed Charges shall be Annualized. For this purpose, "Annualized" means the amount determined by multiplying the actual amount of such items from the Closing Date to the date of such calculation by 365 and dividing by the number of days from the Closing Date through the date of such calculation. For purposes of calculating Consolidated Fixed Charges, scheduled payments of principal and interest shall be treated as though scheduled and paid on the stated payment date and not on any later date, even if such amounts are paid on a later date as a result of the scheduled date not being a Business Day or any similar scheduling adjustment.
Consolidated Interest Charges: for any period, the interest expense (including without limitation interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP or IFRS, as applicable) of the Company and its Subsidiaries calculated on a consolidated basis for such period with respect to all outstanding Debt of the Company and its Subsidiaries allocable to such period in accordance with GAAP (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under interest rate Hedging Agreements to the extent such net costs are allocable to such period in accordance with GAAP).

Consolidated Net Income: for any period, the net income (or loss) of the Company and its Subsidiaries, on a consolidated basis (without duplication) for such period and determined in accordance with GAAP or IFRS, as applicable.
Consolidated Total Assets: as of the date of any determination thereof, total assets of the Company and its Subsidiaries, on a consolidated basis, as of such date.
Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation ("primary obligations") of another obligor ("primary obligor") in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the amount of the liability required to be accrued in accordance with GAAP or IFRS, as applicable.
Contracts: agreements with clients of an Obligor for the creation, production and/or distribution of marketing and promotional materials, signage and displays, retail experiences, events and promotions and product packaging and similar media and promotional undertakings.
Control: possession, directly or indirectly, of the power to direct or cause direction of a Person's management or policies, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have correlative meanings.
Control Agreement: control agreement reasonably satisfactory to Agent executed by an institution maintaining a Deposit Account or Securities Account for an Obligor, to perfect or better evidence Agent's Lien on such account or its equivalent in any applicable jurisdiction (including any notice and acknowledgement of any Lien granted over such account pursuant to a UK Security Agreement).
Controlled Account: each deposit account of a Borrower subject to a Control Agreement.
CRD IV: (a) Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and (b) Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms.
CTA: means the Corporation Tax Act 2009 (UK).
CWA: the Clean Water Act (33 U.S.C. §§1251 et seq.).
Declining Lender: as defined in Section 2.3.7.
Debt: as applied to any Person, without duplication, of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b)

all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current trade accounts payable incurred in the Ordinary Course of Business), (f) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the indebtedness secured thereby has been assumed; provided that if such Person has not assumed or otherwise become liable for such indebtedness, such indebtedness shall be measured at the lower of the outstanding amount of such indebtedness and the fair market value of such property securing such indebtedness, in each case, at the time of determination, (g) all Contingent Obligations of such Person of obligations otherwise constituting Debt of others, (h) all Attributable Debt in respect of Off-Balance Sheet Liabilities of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, bank guaranties, surety bonds, performance bonds or similar arrangements, (k) net obligations of such Person under Hedging Agreements, (l) all earn-out obligations and other contingent payments in respect of acquisitions, in each case, to the extent treated as indebtedness under GAAP or IFRS, as applicable, and (m) all Attributable Debt of such Person under Sale and Leaseback Transactions. The Indebtedness of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity unless such Debt is expressly made non-recourse to such Person. The amount of any net obligation under any Hedging Agreement on any date shall be deemed to be the Termination Value thereof as of such date.
Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.
Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% per annum plus the interest rate otherwise applicable thereto.
Defaulting Lender: any Lender that (a) has failed to comply with its funding obligations hereunder, and such failure is not cured within two Business Days; (b) has notified Agent or any Borrower in writing that such Lender does not intend to comply with its funding obligations hereunder or under any other credit facility, or has made a public statement to that effect; (c) has failed, within three Business Days following request by Agent or any Borrower, to confirm in a manner satisfactory to Agent and Borrowers that such Lender will comply with its funding obligations hereunder; or (d) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Proceeding (including reorganization, liquidation, or appointment of a receiver, custodian, administrator or similar Person by the Federal Deposit Insurance Corporation or any other regulatory authority) or Bail-In Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority's ownership of an equity interest in such Lender or parent company unless the ownership provides immunity for such Lender from jurisdiction of courts within the United States or from enforcement of judgments or writs of attachment on its assets, or permits such Lender or Governmental Authority to repudiate or otherwise to reject such Lender's agreements.
Designated Jurisdiction: a country or territory that is the target of a Sanction.
Disqualified Equity Interests: any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Obligations), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends or any other amounts in cash, or (d) is or becomes convertible into or exchangeable for Debt or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after repayment in full of the Obligations.
Distribution: any declaration or payment of a distribution, interest or dividend (whether in cash, securities or other property) on or on account of any Equity Interest (other than payment-in-kind); any distribution or advance in respect of or repayment of (whether in cash, securities or other property) Debt to a holder of Equity Interests; or purchase, redemption, or other acquisition or retirement for value of any Equity Interest or any Debt owing to a holder of Equity Interests.
Dividend: as defined in Section 7.4.1(d).
Division: the creation of one or more new limited liability companies by means of any statutory division of a limited liability company pursuant to any applicable limited liability company act or similar statue of any jurisdiction. "Divide" shall have the corresponding meaning.
Dollar Equivalent: at any time, (i) with respect to any amount denominated in Dollars, such amount, and (ii) with respect to any amount denominated in any other currency, the amount of Dollars that Agent determines (which determination shall be conclusive and binding absent manifest error) would be necessary to be sold on such date at the applicable Spot Rate to obtain the stated amount of the other currency.
Dollars or $: lawful money of the United States.
Dominion Account: a separate special account established by each Borrower at Bank of America, N.A. or another bank acceptable to Agent, which is subject at all times to a Control Agreement.
EEA Financial Institution: (a) any credit institution or investment firm established in an EEA Member Country that is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) above; or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in the foregoing clauses and is subject to consolidated supervision with its parent.
EEA Member Country: any of the member states of the European Union, Iceland, Liechtenstein and Norway.
EEA Resolution Authority: any public administrative authority or any Person entrusted with public administrative authority of an EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
Eligible Assignee: (a) a Lender, Affiliate or branch of a Lender or Approved Fund; (b) TCW or one of its Affiliates, (c) an assignee approved by Borrower Agent (which approval shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within five (5) Business Days after written notice of the proposed assignment) and Agent; or (d) during the continuance of an Event of Default, any Person acceptable to Agent in its Permitted Discretion.
Enforcement Action: any action to enforce any Obligations or Loan Documents or to exercise any rights or remedies relating to any Collateral, whether by judicial action, self-help, notification of Account

Debtors, setoff or recoupment, credit bid, deed in lieu of foreclosure, action in an Insolvency Proceeding or otherwise.
Environmental Laws: Applicable Laws relating to the protection or pollution of the environment, including CERCLA, RCRA, CWA and other similar Applicable Laws of any foreign jurisdiction.
Environmental Notice: a written notice from any Governmental Authority or other Person alleging any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for remediation.
Environmental Release: a release as defined in CERCLA or under any other Environmental Law.
Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest, and in each case, all of the warrants, options or other rights for the purchase or acquisition of any of the foregoing.
ERISA: the Employee Retirement Income Security Act of 1974.
ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) withdrawal of an Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) complete or partial withdrawal of an Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent; (d) filing of a notice of intent to terminate, treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Section 4041 or 4041A of ERISA, or institution of proceedings by the PBGC to terminate a Pension Plan; (e) determination that a Pension Plan or Multiemployer Plan (as applicable) is considered an at-risk plan or a plan in critical or endangered status under the Code or ERISA; (f) an event or condition that constitutes grounds under Section 4042 of ERISA for termination of, or appointment of a trustee to administer, any Pension Plan; (g) imposition of any liability on an Obligor or ERISA Affiliate under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA; or (h) failure by an Obligor or ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or to make a required contribution to a Multiemployer Plan.
EU Bail-In Legislation Schedule: the EU Bail-In Legislation Schedule published by the Loan Market Association, as in effect from time to time.
Event of Default: as defined in Section 12.
Examination: as defined in Section 10.1.1.
Excess Cash Flow Due Date: as defined in Section 2.3.4.

Excluded Assets: (a) any fee-owned Real Property with a fair market value of less than $250,000; (b) any governmental licenses or federal, state, provincial, territorial or local franchises, charters or authorizations, to the extent a security interest in any such licenses, franchise, charter or authorization would be prohibited or restricted thereby (including any legally effective prohibition or restriction) after giving effect to the applicable anti-assignment clauses of the UCC, the PPSA and other Applicable Law, other than the proceeds and products thereof the assignment of which is expressly deemed effective under the UCC, the PPSA or other Applicable Law notwithstanding such prohibition; (c) [reserved]; (d) [reserved]; (e) assets and personal property for which a pledge thereof or a security interest therein is prohibited by Applicable Law (including any legally effective requirement to obtain the consent of any Governmental Authority) after giving effect to the applicable anti-assignment clauses of the UCC, the PPSA and other Applicable Law, other than the proceeds and products thereof the assignment of which is expressly deemed effective under the UCC, the PPSA or other Applicable Law notwithstanding such prohibition; (f) any "margin stock" and Equity Interests of any Person that is not a Subsidiary to the extent, and for so long as, the pledge of such Equity Interests would be prohibited by the terms of any applicable joint venture agreement or shareholders' agreement applicable to such Equity Interests and entered into by an Obligor and an unaffiliated third party equity owner of such Person, after giving effect to the applicable anti-assignment clauses of the UCC, the PPSA and other Applicable Law; (g) any intent-to-use trademark application prior to the filing of a "Statement of Use" with respect thereto; (h) any contractual requirement, license or permit to which an Obligor or any of their property (including personal property) is subject, and any property subject to a purchase money security interest, capital lease or similar arrangement with any Person if, to the extent, and for so long as, the grant of a Lien thereon to secure the Obligations constitutes a breach of, a violation of, or a default under, or invalidation of, or creates a right of termination in favor of any party (other than any Borrower or Guarantor) to, such contractual requirement, license, permit, purchase money arrangement, capital lease or similar arrangement (but only to the extent any of the foregoing is not rendered ineffective by, or is otherwise unenforceable under, the UCC, the PPSA or other Applicable Law); (i) any Trust Account; (j) any rights or interest in any contract, lease, permit, license, or license agreement covering real or personal property of any Obligor if under the terms of such contract, lease, permit, license, or license agreement, or applicable law with respect thereto, the grant of a security interest or lien therein is prohibited as a matter of law or under the terms of such contract, lease, permit, license, or license agreement and such prohibition or restriction has not been waived or the consent of the other party to such contract, lease, permit, license, or license agreement has not been obtained (provided, that (A) the foregoing exclusions of this clause (j) shall in no way be construed (1) to apply to the extent that any described prohibition or restriction is ineffective under Section 9-406, 9-407, 9-408, or 9-409 of the UCC or other applicable law, or (2) to apply to the extent that any consent or waiver has been obtained that would permit Agent's security interest or lien to attach notwithstanding the prohibition or restriction on the pledge of such contract, lease, permit, license, or license agreement and (B) the foregoing exclusions of this clause (j) shall in no way be construed to limit, impair, or otherwise affect any of Agent's or any Lender's continuing security interests in and liens upon any rights or interests of any Obligor in or to (1) monies due or to become due under or in connection with any described contract, lease, permit, license, license agreement, or Equity Interests (including any Accounts (as defined in the UCC) or Equity Interests), or (2) any proceeds from the sale, license, lease, or other dispositions of any such contract, lease, permit, license, license agreement, or Equity Interests); (k) any property subject to a certificate of title (including motor vehicles) (except to the extent perfection can be accomplished through the filing of UCC-1 or PPSA financing statements or equivalent filing); (l) any "consumer goods" as defined in the PPSA; and (m) any other assets if and for so long as the Agent and the Borrower Agent agree in writing that the cost of creating or perfecting pledges or security interests in such assets or obtaining title insurance or surveys in respect of such assets shall be excessive in view of the benefits to be obtained by the Secured Creditors therefrom; provided that notwithstanding anything herein to the contrary, Excluded Assets shall not include any proceeds, replacements or substitutions of the foregoing Property (unless such proceeds, replacements or substitutions otherwise constitute Excluded Assets).

Excluded Deposit Accounts: (a) Trust Accounts, (b) zero balance disbursement accounts and (c) other Deposit Accounts maintained in the Ordinary Course of Business containing cash amounts that do not exceed at any time $100,000 for any each such account and $250,000 in the aggregate for all such accounts under this clause (c).
Excluded Subsidiary: each Inactive Subsidiary and each Immaterial Subsidiary.
Excluded Swap Obligation: with respect to an Obligor, each Swap Obligation as to which, and only to the extent that, such Obligor's guaranty of or grant of a Lien as security for such Swap Obligation is or becomes illegal under the Commodity Exchange Act because the Obligor does not constitute an "eligible contract participant" as defined in the act (determined after giving effect to any keepwell, support or other agreement for the benefit of such Obligor and all guarantees of Swap Obligations by other Obligors) when such guaranty or grant of Lien becomes effective with respect to the Swap Obligation. If a Hedging Agreement governs more than one Swap Obligation, only the Swap Obligation(s) or portions thereof described in the foregoing sentence shall be Excluded Swap Obligation(s) for the applicable Obligor.
Excluded Taxes: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes, in each case, (i) as a result of such Recipient being organized under the laws of, or having its principal office (or, in the case of any Lender, its applicable Lending Office) located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes; (b) in the case of a Lender, US federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to applicable law in effect on the date on which (i) such Lender becomes a party hereto or, in the case of a Participant, acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower Agent under Section 14.4) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 5.1, amounts with respect to such Taxes were payable either to such Lender's assignor immediately prior to such assignment or to the Lender immediately prior to its change in Lending Office; (c) Taxes attributable to such Recipient's failure to comply with Section 5.2; (d) any withholding Taxes imposed under FATCA; (e) any Bank Levy; and (f) any withholding tax that would not have been imposed but for the Recipient (i) not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with a Lender, or (ii) being a “specified shareholder” (as defined in subsection 18(5) of the Income Tax Act (Canada)) of a Lender or not dealing at arm’s length with such a specified shareholder for purposes of the Income Tax Act (Canada), except where the non-arm’s length relationship arises, or where the Recipient is (or is deemed to be) a “specified non resident shareholder” or does not deal at arm’s length with such a “specified shareholder”, in each case, on account of the Recipient having executed, delivered, become party to, performed obligations or received payments under, received or perfected a Lien or engaged in any other transaction pursuant to, enforced, or sold or assigned an interest in, any Loan or Loan Document. In no event shall "Excluded Taxes" include any withholding Tax imposed on amounts paid by or on behalf of a foreign Obligor to a Recipient that has complied with Section 5.2.2.
Extraordinary Expenses: all reasonable and documented out-of-pocket costs, expenses or advances that Agent may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent's Liens with respect to any Collateral), Loan Documents, including any lender liability or other Claims; (c)

the exercise of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; and (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, reasonable and documented legal fees, appraisal fees, brokers' and auctioneers' fees and commissions, accountants' fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.
Extraordinary Receipts: the Net Proceeds received by any Obligor or any of its Subsidiaries not in the Ordinary Course of Business (and not consisting of proceeds from the sale of Inventory or proceeds described in Section 2.3.1 or 2.3.3 hereof), including, without limitation, (a) proceeds under any insurance policy on account of damage or destruction of any assets or property of such Obligor or Subsidiary (other than to the extent such insurance proceeds are (i) promptly payable to a Person that is not the Company or any of its Subsidiaries in accordance with Applicable Law or with contractual obligations entered into in the Ordinary Course of Business or (ii) received by the Company or any of its Subsidiaries as reimbursement for any out-of-pocket costs incurred or made by such Person prior to the receipt thereof directly related to the event resulting from the payment of such proceeds), (b) condemnation awards (and payments in lieu thereof), (c) indemnity payments; provided, however, that an Extraordinary Receipt shall not include cash proceeds from proceeds of indemnity payments to the extent that such proceeds, awards or payments are received by any Obligor or any Subsidiary in respect of any third party claim against such Person and promptly applied to pay (or to reimburse such Obligor or Subsidiary for its prior payment of) such claim and the costs and expenses of such Person with respect thereto, (d) foreign, United States, state or local tax refunds, (e) pension plan reversions, and (f) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action.
FATCA: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into (i) pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities or (ii) entered into in connection with the implementation of the foregoing.
FATCA Deduction: a deduction or withholding from a payment under a Loan Document required by FATCA.
FATCA Exempt Party: a party to this Agreement that is entitled to receive payment free from any FATCA Deduction.
Federal Funds Rate: for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three major banks of recognized standing selected by it.
Fee Letter: the Fee Letter dated as of the Closing Date by and between Agent and Borrowers, as the same may be amended, restated, supplemented or otherwise modified from time to time.
Fiscal Quarter: each period of three months, commencing on the first day of a Fiscal Year.

Fiscal Month: each period of one month, commencing on the first day of a Fiscal Year.
Fiscal Year: the fiscal year of Borrowers and Subsidiaries for accounting and tax purposes, ending on December 31 of each year.
FLSA: the Fair Labor Standards Act of 1938.
Flood Laws: the National Flood Insurance Act of 1968, Flood Disaster Protection Act of 1973 and related laws.
FLSA: the Fair Labor Standards Act of 1938.
Foreign Lender: any Lender that is not a US Person.
Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States or Canada; or (b) mandated by a government other than the United States or Canada, in each case, for employees of any Obligor or Subsidiary.
Foreign Subsidiary: any Subsidiary of the Company that is not organized under the laws of the United States, any state thereof or the District of Columbia.
Full Payment: with respect to any Obligations, (a) the full and cash payment thereof (other than contingent indemnification obligations for which no claim has been asserted), including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); and (b) if such Obligations are inchoate or contingent in nature, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Agent in its Permitted Discretion, in the amount of required Cash Collateral). No Loans shall be deemed to have been paid in full unless all Commitments related to such Loans are terminated.
Funded Debt: as of any date of determination, for the Company and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Debt, (c) all direct obligations arising under standby and commercial letters of credit (excluding the undrawn amount thereof), bankers' acceptances, bank guaranties (excluding the amounts available thereunder as to which demand for payment has not yet been made), surety bonds (excluding the amounts available thereunder as to which demand for payment has not yet been made) and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the Ordinary Course of Business) and earn-outs and other contingent payments in respect of acquisitions, in each case, to the extent any such liability becomes earned and is required to be reflected as a liability in accordance with GAAP, (e) Attributable Debt in respect of capital leases and Synthetic Lease Obligations and (f) without duplication, all Guarantees with respect to outstanding Debt of the types specified in clauses (a) through (e) above of Persons other than the Company or any such Subsidiary.
GAAP: generally accepted accounting principles in effect in the United States from time to time.
Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority: any federal, provincial, state, local, municipal, foreign or other governmental department, agency, authority, body, commission, board, bureau, court, tribunal, instrumentality, political subdivision, central bank, or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions for any governmental, judicial, investigative, regulatory or self-regulatory authority, or a province or territory thereof or a foreign entity or government (including the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or European Central Bank).
Guaranteed Obligations: as defined in Section 11.
Guarantor: (a) each Guarantor on the Closing Date pursuant to a Guaranty, (b) each Person required to become a Guarantor after the Closing Date under Section 10.1.19 and (c) each other Person that guarantees payment or performance of Obligations. For the avoidance of doubt, the only Guarantors as of the Closing Date are those Persons listed on Schedule 1.3.
Guaranty: each guaranty provided under Section 11 hereof and each guaranty agreement guaranteeing any of the Obligations executed by a Guarantor in favor of Agent and in form and substance reasonably acceptable to the Agent.
Hedging Agreement: a "swap agreement" as defined in Bankruptcy Code Section 101(53B)(A).
IFRS: International Financial Reporting Standards as issued by the International Accounting Standards Board.
Immaterial Subsidiary: any Subsidiary of the Company that, as of the date of determination, does not (a) own assets (when combined with the assets of all other Immaterial Subsidiaries, after eliminating intercompany obligations) in excess of 30.00% of Consolidated Total Assets, (b) generate a portion of Consolidated EBITDA for the most recent four Fiscal Quarter period (when combined with that portion of Consolidated EBITDA generated by all other Immaterial Subsidiaries, after eliminating intercompany obligations) in excess of 7.50% of total Consolidated EBITDA for the applicable four Fiscal Quarter period, or (c) generate a portion of sales for the most recent four Fiscal Quarter period in excess of 5.00% of total sales of Company and its Subsidiaries for the applicable four Fiscal Quarter period; provided that this clause (c) shall not apply to EYELEVEL s.r.o.
Inactive Subsidiary: any Subsidiary of an Obligor (a) existing or arising in the Ordinary Course of Business that (i) does not, directly or indirectly, own any Equity Interests of any Obligor or other material assets, (ii) conducts no material business, (iii) has no material obligations and (iv) generates no material income and (b) which is identified on Schedule 1.2, as such schedule may be updated and delivered to Agent from time to time.
Indemnified Taxes: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of an Obligor under any Loan Document; and (b) to the extent not otherwise described in clause (a), Other Taxes.
Indemnitees: Agent Indemnitees, Lender Indemnitees, and TCW Indemnitees.
InnerWorkings Canada: as defined in the recitals to this Agreement.
Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the

Bankruptcy Code, or any other insolvency, debtor relief, arrangement or debt adjustment law, including any such law of England and Wales or Canada; (b) the appointment of a receiver, interim receiver, trustee, Monitor, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.
Intellectual Property: all intellectual property of a Person, including inventions, designs, patents, industrial designs, copyrights, trademarks and service marks and all goodwill associated therewith, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications and registrations related thereto.
Intellectual Property Claim: any claim or assertion (whether in writing, by suit or otherwise) that a Borrower's or Subsidiary's ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person's Intellectual Property rights.
Intellectual Property Licenses: with respect to any Person (for the purpose of this definition, the "Specified Party"), (A) any licenses or other similar rights provided to the Specified Party in or with respect to Intellectual Property owned or controlled by any other Person (other than license agreements for commercially available off-the-shelf software or software-as-a-service that is generally available to the public which have been licensed to such Person) and (B) any licenses or other similar rights provided to any other Person in or with respect to Intellectual Property owned or controlled by the Specified Party (other than non-exclusive licenses granted to customers and contractors of the Specified Parties in the Ordinary Course of Business in connection with products or services provided by or to such Person).
Intercreditor Agreement: the Intercreditor Agreement of even date herewith between the Revolving Loan Agent and Agent as the same may be amended, amended and restated, and/or modified from time to time in accordance with the terms thereof and hereof, and any other intercreditor agreement, on substantially the same terms and otherwise reasonably satisfactory to Agent, entered into in connection with a refinancing of the Revolving Loan Agreement and to the extent such refinancing is permitted under this Agreement and the Intercreditor Agreement.
Interest Period as to any LIBOR Rate Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBOR Rate Loan and ending on the date one (1), two (2), three (3) or six (6) months thereafter, as selected by Borrower Agent pursuant to Section 3.1.5 hereof; provided, that: (a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day; (b) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period, as applicable, and (c) Borrower Agent shall not elect an Interest Period which will end after the Maturity Date.
Inventory: as defined in the UCC or the PPSA, as applicable, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in an Obligor's business (but excluding Equipment).

Investment: an Acquisition, an acquisition of record or beneficial ownership of any Equity Interests or evidence of Debt of a Person, or a loan, advance or capital contribution to or other investment in a Person.
IP Security Agreement: a trademark security agreement, a patent security agreement, copyright security agreement, charge over intellectual property, or equivalent agreement in the applicable jurisdiction, by and among one or more Obligors and Agent, with such amendments or modifications as may be reasonably approved by Agent.
IRS: the United States Internal Revenue Service.
Judgment Currency: as defined in Section 1.5.2.
Lender Indemnitees: Lenders, and their officers, directors, employees, Affiliates, branches, agents and attorneys.
Lenders: lenders party to this Agreement and any Person who hereafter becomes a "Lender" pursuant to an Assignment, including any Lending Office of the foregoing.
Lending Office: the office (including any domestic or foreign Affiliate or branch) designated as such by Agent or a Lender by notice to Borrower Agent and, if applicable, Agent.
LIBOR: with respect to each day during each Interest Period pertaining to a LIBOR Rate Loan, the greater of (a) 1.75% per annum and (b) the rate per annum appearing on Bloomberg L.P.'s (the "Service") Page (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) at 11:00 a.m. (London time) two (2) Business Days prior to the beginning of such Interest Period, for deposits in Dollars with a term equivalent to such Interest Period, which determination shall be conclusive absent manifest error. If such rate is not available at such time for any reason, then "LIBOR" for such Interest Period shall be the rate per annum reasonably determined by Agent to be the rate per annum (or arithmetic mean of rates) quoted to first class banks in the London interbank market for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable LIBOR Rate Loan of 3 major London banks for which LIBOR is then being determined with maturities comparable to such Interest Period as of approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, which determination shall be conclusive absent manifest error. Notwithstanding anything herein to the contrary, if "LIBOR" shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement..
LIBOR Rate: for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by Agent (rounded upwards if necessary, to the next 1/100 of 1.00%) by dividing (a) LIBOR for such Interest Period by (b) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.
LIBOR Rate Loan: the Loans which accrue interest by reference to the LIBOR Rate, in accordance with the terms of this Agreement.
License: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.
Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.

Lien: a Person's interest in Property securing an obligation owed to, or a claim by, such Person, including any lien, security interest, mortgage, charge, pledge, hypothecation, assignment, trust, reservation, encroachment, easement, right-of-way, covenant, condition, restriction, lease, or other title exception or encumbrance.
Lien Waiver: an agreement, in form and substance reasonably satisfactory to Agent, by which (a) for any material Collateral located on leased premises or premises subject to a mortgage, the lessor or mortgagee, as applicable, waives or subordinates any Lien it may have on the Collateral, and agrees to permit the Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver the Collateral to Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent's Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Agent upon request; and (d) for any Collateral subject to a Licensor's Intellectual Property rights, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent's Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.
Loans: the Term Loan and any Protective Advances.
Loan Documents: this Agreement, Other Agreements and Security Documents.
Loan Year: each 12 month period commencing on the Closing Date or an anniversary thereof.
Madden Acquisition: the acquisition by the Company of certain contracts and assets of Madden Communication Inc., an Illinois corporation, pursuant to that certain Master Transaction Agreement to be dated on or about August 1, 2019, among the Company, Madden Communications Inc. and certain owners of Madden Communications Inc. for aggregate consideration of not more than $390,000, subject to adjustment for pro-ration of rent, real estate taxes and other payment obligations under contracts assumed in connection therewith.
Margin Stock: as defined in Regulation U of the Board of Governors.
Material Adverse Effect: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, Properties or financial condition of the Obligors, taken as a whole, or on the value of any material Collateral, (b) has or could be reasonably expected to have a material adverse effect on the enforceability of any Loan Document against the Obligors, or on the validity or priority of Agent's Liens on any material portion of the Collateral; (c) impairs the ability of the Obligors, taken as a whole, to perform their material obligations under the Loan Documents, including repayment of any Obligations; or (d) has or could be reasonably expected to have a material adverse effect on the ability of Agent or any Lender to enforce or collect any Obligations or to realize upon any material portion of the Collateral.
Material Contract: any contract or other agreement or arrangement to which a Borrower or Subsidiary is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Person, including the Securities Act of 1933; or (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect.

Material Debt: the Revolving Loan Facilities or any other Debt in an aggregate principal amount of $1,000,000 or more.
Material License: each License (other than licenses for commercially available off-the-shelf software or software-as-a-service that is generally available to the public which have been licensed to such Person) of a Borrower or any Subsidiary material to the production or sale of Inventory with a value of, or material to the business of any Obligor generating annual net income of, at least $500,000.
Maturity Date: July 16, 2024.
Moody's: Moody's Investors Service, Inc. or any successor acceptable to Agent.
Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which an Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
Multiple Employer Plan: a Plan that has two or more contributing sponsors, including an Obligor or ERISA Affiliate, at least two of whom are not under common control, as described in Section 4064 of ERISA.
Net Proceeds:
(a)    with respect to an Asset Disposition or any proceeds of insurance of any Collateral or any awards arising from condemnation or expropriation of any Collateral, proceeds (including, when received, any deferred or escrowed payments) received by any Obligor or its respective Subsidiaries in cash from such disposition, net of (i) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees, sales commissions, accounting fees and investment banking fees; (ii) amounts applied to repayment of Debt secured by a Permitted Lien senior to Agent's Liens on Collateral sold; (iii) Taxes paid or reasonably estimated by Obligors to be payable as a result thereof, including transfer or similar taxes; provided that, to the extent such estimated taxes are not actually paid or payable as estimated, such amounts shall be included in Net Proceeds and be promptly paid to Agent as if included in the original calculation of Net Proceeds; and (iv) reserves for indemnities, until such reserves are no longer needed;
(b)    with respect to the issuance or incurrence of any Debt by any Obligor or any of its Subsidiaries, or the issuance by any Obligor or any of its Subsidiaries of any Equity Interests (other than proceeds received upon the exercise of awards of Equity Interests of the Company issued to directors or employees of Company), the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Obligor or such Subsidiary in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable and customary fees, commissions and expenses actually incurred in connection therewith and required to be paid by such Obligor or such Subsidiary in connection with such issuance or incurrence, including fees, commissions, and expenses of legal advisors, accounting advisors, financial advisors, investment bankers, and selling advisors, and (ii) taxes paid or payable to any taxing authorities by such Obligor or such Subsidiary in connection with such issuance or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Obligor or any of its Subsidiaries, and are properly attributable to such transaction; and

(c)    with respect to any Extraordinary Receipts received by any Obligor or any of its Subsidiaries, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Obligor or Subsidiary in connection therewith after deducting therefrom only (i) the amount of any Debt secured by any Permitted Lien on any asset (other than the Obligations) and which is required to be, and is, repaid in connection with such Extraordinary Receipt; (ii) reasonable and customary fees, commissions and expenses actually incurred in connection therewith and required to be paid by such Obligor or such Subsidiary in connection with such Extraordinary Receipt, including fees, commissions, and expenses of legal advisors, accounting advisors, financial advisors, investment bankers, and selling advisors; and (iii) taxes paid or payable to any taxing authorities by such Obligor or such Subsidiary in connection with such Extraordinary Receipt, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash proceeds, actually paid or payable to a Person that is not an Affiliate of any Obligor or any of its Subsidiaries, and are properly attributable to such transaction.
Notice of Borrowing: a written Notice of Borrowing to be provided by Borrower Agent to request a Borrowing of Loans, in the form attached hereto as Exhibit D.
Notice of Conversion/Continuation: a written Notice of Conversion/Continuation to be provided by Borrower Agent to request a conversion or continuation of any Loans as LIBOR Rate Loans, in the form attached hereto as Exhibit E.
Obligations: all (a) principal of and premium, if any, on the Loans, (b) interest, expenses, fees, indemnification obligations, Extraordinary Expenses and other amounts payable by Obligors under Loan Documents, and (c) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, in each case whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several; provided, that Obligations of an Obligor shall not include its Excluded Swap Obligations.
Obligor: each Borrower, Guarantor or other Person that is liable for payment of any Obligations or that has granted a Lien on its assets in favor of Agent to secure any Obligations.
OFAC: Office of Foreign Assets Control of the US Treasury Department.
Off-Balance Sheet Liability: with respect to any Person, (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called "synthetic lease" transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction to which such Person is a party where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.
Ordinary Course of Business: the ordinary course of business of any Borrower or Subsidiary, undertaken in good faith and consistent with Applicable Law and past practices.
Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, memorandum and articles of association, constitutional documents, certificate of change of name (if any), bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, memorandum of association, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.
OSHA: the Occupational Safety and Health Act of 1970.
Other Agreement: each Fee Letter, Lien Waiver, Intercreditor Agreement, ABL Borrowing Base Report, Term Loan Borrowing Base Report, Compliance Certificate, Borrower Materials, other intercreditor or subordination agreements, or other note, document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with any transactions relating hereto.
Other Connection Taxes: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become party to, performed its obligations under, received payments under, received or perfected a Lien under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in, any Loan or Loan Document).
Other Taxes: all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment by a Lender after the date hereof (other than an assignment made pursuant to Section 14.4(c) or otherwise at the request of any Obligor or during an Event of Default described in Section 12.1(a) or Section 12.1(j)).
Participant: as defined in Section 14.2.1.
Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).
Payment Account: the account into which all payments by or on behalf of Borrowers to Agent under this Agreement and the other Loan Documents shall be made, as Agent shall from time to time specify by written notice to Borrower Agent.
Payment Conditions: as defined in the Revolving Loan Agreement:
Payment Item: each check, draft or other item of payment payable to any Obligor, including those constituting proceeds of any Collateral.
Payment Notification: a written notification substantially in the form of Exhibit H.
PBGC: the Pension Benefit Guaranty Corporation.
Pension Funding Rules: Code and ERISA rules regarding minimum required contributions (including installment payments) to Pension Plans set forth in, for plan years ending prior to the Pension Protection Act of 2006 effective date, Section 412 of the Code and Section 302 of ERISA, both as in effect prior to such act, and thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
Pension Plan: any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, but for purposes of clarity, including any multiple employer plan, that is subject to

Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or has made contributions at any time during the immediately preceding five plan years or to which any Obligor or ERISA Affiliate has any liability (contingent or otherwise).
Permitted Asset Disposition: Asset Dispositions permitted under Section 10.2.6.
Permitted Discretion: a determination made in the exercise, in good faith, of reasonable business judgment (from the perspective of a secured, term loan lender).
Permitted Equity Redemption: a purchase, redemption or other acquisition by an Obligor or a Subsidiary of shares of its common stock or its other common Equity Interests or warrants or options to acquire any such Equity Interests consummated in the Ordinary Course of Business in connection with customary employee or management agreements, plans or similar arrangements approved by the Board of Directors of such Obligor or Subsidiary so long as (a) no Default or Event of Default is continuing at the time of consummation of such purchase, redemption or other acquisition and (b) the aggregate amount paid in connection with all such purchases, redemptions or other acquisitions in any Fiscal Year does not exceed $500,000.
Permitted Lien: as defined in Section 10.2.2.
Permitted Purchase Money Debt: Purchase Money Debt of any Obligor or its respective Subsidiaries that is unsecured or secured only by a Purchase Money Lien and Debt under Capital Leases of any Obligor, as long as the aggregate amount does not exceed $2,000,000 at any time.
Person: any individual, corporation, limited liability company, unlimited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.
Plan: an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of an Obligor or ERISA Affiliate, or to which an Obligor or ERISA Affiliate is required to contribute on behalf of its employees.
Platform: as defined in Section 15.3.3.
Pledged Debt: as defined in Section 7.4.2.
Pledged Interest: as defined in Section 7.4.1.
PPSA: the Personal Property Security Act (Ontario) and the regulations thereunder; provided, however, if validity, perfection and effect of perfection and non‑perfection of Agent's security interest in any Collateral of any Obligor are governed by the personal property security laws of any Canadian jurisdiction other than Ontario, PPSA shall mean those personal property security laws (including the Civil Code of Quebec) in such other jurisdiction for the purposes of the provisions hereof relating to such validity, perfection, and effect of perfection and non‑perfection and for the definitions related to such provisions, as from time to time in effect.
Prepayment Amount: as defined in Section 2.3.7.
Prepayment Date: as defined in Section 2.3.7.

Prime Rate: for any period, the greatest of (a) 3.00% per annum, (b) the Federal Funds Rate plus 0.50% per annum, (c) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of one (1) month and shall be determined on a daily basis) plus 1.00% per annum, and (d) the rate last quoted by The Wall Street Journal as the "Prime Rate" in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the "bank prime loan" rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Agent) or any similar release by the Federal Reserve Board (as determined by Agent). Each change in the Reference Rate shall be effective from and including the date such change is publicly announced as being effective.
Prime Rate Loans: shall mean the Loans which accrue interest by reference to the Prime Rate, in accordance with the terms of this Agreement.
Pro Forma Basis and Pro Forma Effect:
(a)    With respect to compliance with any applicable test, financial ratio or covenant hereunder, that (i) the pro forma adjustment in the definition of Consolidated EBITDA shall have been made, to the extent applicable, and, without duplication, (ii) all Specified Transactions that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made (the period beginning on the first day of such period of measurement and continuing until the date of the consummation of such event, the "Reference Period") shall be deemed to have occurred as of the first day of the applicable Reference Period; provided that (A) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, shall be included in the case of an Investment described in the definition of Specified Transaction, and (B) all Debt issued, incurred or assumed as a result of, or to finance, any Specified Transaction (other than Debt under the Loan Documents) or permanently repaid in connection with any Specified Transaction during the Reference Period shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such Reference Period (with interest expense of such Person attributable to any Debt for which pro forma effect is being given as provided in preceding clause (B) that has a floating or formula rate, shall have an implied rate of interest for the applicable Reference Period determined by utilizing the rate that is or would be in effect with respect to such Debt as at the relevant date of determination); provided, that, the foregoing pro forma adjustments may be applied to any such test, financial ratio or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA.
(b)    With respect to any calculation of Availability on a pro forma basis for any period or as of any specified time pursuant to any provision hereunder, the determination or calculation of Availability shall be made giving pro forma effect to all Loans to be made in connection with the consummation of all Specified Transactions occurring on or prior to such date as if such Loans were incurred as of the date of such Specified Transactions and on each date of the period being so tested.
(c)    With respect to any calculation of the Consolidated Fixed Charge Coverage Ratio on a pro forma basis for any determination of compliance with the Payment Conditions in order to permit any payment of Debt under Section 10.2.7(a)(vi) (the "Applicable Prepayment"), such calculation shall be made as if the Applicable Prepayment and all other Applicable Prepayments made during applicable Reference Period were included in the definition of Consolidated Fixed Charges.
Pro Rata: with respect to any Lender, a percentage (rounded to the ninth decimal place) determined (a) while Commitments are outstanding, by dividing the amount of such Lender's Commitment by the aggregate amount of all Commitments; and (b) at any other time, by dividing the outstanding amount of such Lender's Loans by the aggregate amount of all outstanding Loans or, if all Loans have been paid in full, by dividing such Lender's and its Affiliates' remaining outstanding Obligations by the aggregate remaining outstanding Obligations.
Properly Contested: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor's liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP (or, as the context may indicate, IFRS as it relates to UK Incorporated Obligors); (d) non-payment could not reasonably be expected to have a Material Adverse Effect, nor result in forfeiture or sale of any material assets of the Obligor; (e) no Lien (other than a Permitted Lien) is imposed on assets of the Obligor, unless bonded and stayed to the reasonable satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.
Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
Protective Advances: as defined in Section 2.1.1(d).
Purchase Money Debt: (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets; (b) Debt (other than the Obligations) incurred within 90 days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.
Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC, the PPSA or other Applicable Law.
Qualified ECP: an Obligor with total assets exceeding $10,000,000, or that constitutes an "eligible contract participant" under the Commodity Exchange Act and can cause another Person to qualify as an "eligible contract participant" under Section 1a(18)(A)(v)(II) of such act.
RCRA: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).
Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.
Recipient: Agent, any Lender or any other recipient of a payment to be made by an Obligor under a Loan Document or on account of an Obligation.
Refinancing Conditions: the following conditions (a) for Refinancing Debt (other than with respect to the extending, renewing or refinancing of Debt arising under the Revolving Loan Facility): (i) the Refinancing Debt is in an aggregate principal amount that, together with any undrawn commitments therefor, does not exceed the sum of the principal amount of the Debt and the undrawn commitments therefore, in each case being extended, renewed or refinanced; (ii) it has a final maturity no sooner than, a weighted average life no less than, and an interest rate no greater than, the Debt being extended, renewed or refinanced; (iii) it is subordinated to the Obligations at least to the same extent as the Debt being extended, renewed or refinanced; (iv) the representations, covenants and defaults applicable to it are no less favorable to Borrowers than those applicable to the Debt being extended, renewed or refinanced; (v) no additional Lien is granted to secure it; (vi) if it is secured, the terms and conditions relating to collateral for such Debt, taken as a whole, shall be no more favorable to the investors providing such Debt than the terms and conditions with respect to the collateral for the Debt being extended, renewed or refinanced (and the Liens on any collateral securing such Debt shall have the same (or lesser) priority as the Debt relative to the Liens on the Collateral securing the Obligations and shall be subordinated to the Liens securing the Obligations at least to the same extent as the Liens securing the Debt being extended, renewed or refinanced); (vii) no additional Person is obligated on such Debt; and (viii) upon giving effect to it, no Default or Event of Default exists; or (b) for Refinancing Debt that is extending, renewing or refinancing Debt arising under the Revolving Loan Facility, such Debt is extended, renewed or refinanced in accordance with and to the extent permitted by the terms and provisions of the Intercreditor Agreement.
Refinancing Debt: Debt that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1(b), (c), (e), or (l).
Register: shall have the meaning set forth in Section 14.3.5 hereof.
Report: as defined in Section 13.2.3.
Reportable Event: any event set forth in Section 4043(c) of ERISA.
Required Lenders: Lenders holding more than 50% of the sum of the outstanding principal balance of the Loans; provided, that Loans and other Obligations held by a Defaulting Lender and its Affiliates shall be disregarded in making such calculation.
Reserve Percentage: on any day, for any Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor thereto) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as "eurocurrency liabilities") of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.
Restrictive Agreement: an agreement (other than a Loan Document) that conditions or restricts the right of any Borrower, Subsidiary or other Obligor to incur or repay Debt, to grant Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Debt, or to repay any intercompany Debt.
Revolving Loan Facilities: the revolving credit facilities provided to the Company and the other Revolving Loan Borrowers pursuant to the Revolving Loan Agreement and other Revolving Loan Documents.
Revolving Lenders: each "Lender" as defined in the Revolving Loan Agreement.
Revolving Loan Agent: Bank of America, N.A., as administrative agent and collateral agent, in its capacity as such under the Revolving Loan Agreement, together with its successors and assigns.
Revolving Loan Agreement: that certain Loan and Security Agreement dated as of the date hereof among the Company, the other Revolving Loan Borrowers party thereto, the guarantors party thereto, the Revolving Lenders party thereto and the Revolving Loan Agent.
Revolving Loan Borrowers: each "Borrower" as defined in the Revolving Loan Agreement.

Revolving Loan Documents: the Revolving Loan Agreement and each other "Loan Document" as defined in the Revolving Loan Agreement.
Revolving Loan Obligations: all obligations, liabilities and indebtedness of the Borrowers and any Subsidiaries from time to time party to the Revolving Loan Documents owing to the Revolving Loan Agent or the Revolving Lenders of any and every kind and nature, howsoever created, arising or evidenced and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, whether primary, secondary, direct, indirect, absolute, contingent or otherwise (including obligations of performance), whether several, joint or joint and several, in each case, arising under the Revolving Loan Agreement and other Revolving Loan Documents.
Revolving Loans: "Loans" as defined in the Revolving Loan Agreement.
S&P: Standard & Poor's Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor acceptable to Agent.
Sale and Leaseback Transaction: any sale or other transfer of any property or asset by any Person with the intent to lease such property or asset as lessee.
Sanction: any sanction administered or enforced by the US government (including OFAC), United Nations Security Council, European Union, UK government, Canadian government or other sanctions authority.
Secured Parties: Agent and Lenders.
Security Documents: the Guaranties, UK Security Agreements, Canadian Security Agreements, Control Agreements, IP Security Agreements and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.
Senior Officer: the chairman of the board, president, chief executive officer, chief financial officer, treasurer or assistant treasurer of a Borrower or, if the context may indicate, an Obligor.
Solvent: as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature in the normal course of business; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not "insolvent" within the meaning of Section 101(32) of the Bankruptcy Code, or, with respect to any Obligor organized under the laws of England and Wales, it is not or is not deemed, for the purpose of and under the Insolvency Act 1986, to be unable to pay its debts as they fall due, or, with respect to a Canadian Guarantor, is not an "insolvent person" as defined in the Bankruptcy and Insolvency Act (Canada); and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. "Fair salable value" means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

Specified Debt Payment: any payment or prepayment of Debt made pursuant to Section 10.2.7(a)(vi).
Specified Distribution: any Distribution made pursuant to Section 10.2.4(a)(iv).
Specified Investment: any Investment made pursuant to Section 10.2.5(k).
Specified Obligor: an Obligor that is not then an "eligible contract participant" under the Commodity Exchange Act (determined prior to giving effect to Section 5.3).
Specified Transaction: each Specified Debt Payment, Specified Investment and Specified Distribution.
Specified Transaction Conditions: with respect to any Specified Transaction, both before and after giving Pro Forma Effect to any such Specified Transaction, each of the following is true: (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) Availability for each day during the thirty (30) consecutive day period ending on and including the date of such Specified Transaction shall be not less than $18,000,000, calculated on a Pro Forma Basis assuming such Specified Transaction occurred on the first day of such 30-day period, (c) immediately after giving effect to the Specified Transaction, Borrowers shall be in compliance on a Pro Forma Basis with the financial covenants set forth in Section 10.3 hereof, recomputed for the most recently ended month prior to such Specified Transaction for which financial statements are required to have been delivered pursuant to Section 10.1.2 hereof or the twelve (12) month period ending immediately prior to such Specified Transaction for which financial statements are required to have been delivered pursuant to Section 10.1.2 hereof, as applicable, (d) immediately after giving effect to the Specified Transaction, the Total Leverage Ratio calculated on a Pro Forma Basis for the twelve (12) month period ending immediately prior to such Specified Transaction, recomputed for the most recently ended month prior to such Specified Transaction for which financial statements are required to have been delivered pursuant to Section 10.1.2 hereof, shall not exceed 3.00 to 1.00, and (e) Agent shall have received a certificate of a Senior Officer of Borrower Agent certifying as to compliance with the preceding clauses (a) through (d) and demonstrating (in reasonable detail) the calculations required by the preceding clauses (b) through (d) not less than three (3) Business Days prior to the effectiveness of the applicable transaction (or such shorter period agreed to by Agent in its sole discretion).
Spot Rate: the exchange rate, as determined by Agent, that is applicable to conversion of one currency into another currency, which is (a) the exchange rate reported by Bloomberg (or other commercially available source designated by Agent) as of the end of the preceding business day in the financial market for the first currency; or (b) if such report is unavailable for any reason, the spot rate for the purchase of the first currency with the second currency as in effect during the preceding business day in Agent's principal foreign exchange trading office for the first currency.
Subsidiary: with respect to any Person, any entity at least 50% of whose Voting Equity Interests is owned directly or indirectly by such Person (including indirect ownership through other entities in which such Person directly or indirectly owns 50% of such Voting Equity Interests). If not otherwise indicated, "Subsidiary" shall mean a Subsidiary of the Company.
Subsidiary Guarantor: each Subsidiary of the Company that is a Guarantor.
Supplier Finance Accounts: all Accounts owing from an Account Debtor as to which an Obligor has entered into an Approved Supplier Finance Arrangement (whether or not such Account has been assigned or sold pursuant to such arrangement).

Swap Obligations: with respect to an Obligor, its obligations under a Hedging Agreement that constitutes a "swap" within the meaning of Section 1a(47) of the Commodity Exchange Act.
Synthetic Lease Obligation: the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
TCW: TCW Asset Management Company LLC.
TCW Indemnitees: TCW and its officers, directors, employees, Affiliates, agents and attorneys.
Term Loan: as defined in Section 2.1.1(a).
Term Loan Borrowing Base: as defined in the Revolving Loan Agreement as in effect on the date hereof.
Term Loan Borrowing Base Report: a report of the Term Loan Borrowing Base, in form and substance reasonably satisfactory to Agent.
Term Loan Commitment Percentage: as to any Lender, (i) on the Closing Date, the percentage set forth opposite such Lender's name on Schedule 1.1 hereto under the column "Term Loan Commitment Percentage" (if such Lender's name is not so set forth thereon, then, on the Closing Date, such percentage for such Lender shall be deemed to be zero) and (ii) on any date following the Closing Date, the percentage equal to the outstanding principal amount of the Term Loan held by such Lender on such date divided by the aggregate outstanding principal amount of Term Loan on such date.
Term Loan Push Down Reserve: as defined in the Revolving Loan Agreement as in effect on the date hereof.
Term Priority Collateral: as defined in the Intercreditor Agreement.
Term Priority Collateral Account: as defined in the Intercreditor Agreement.
Termination Value: in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).
Test Period: at any time, the most recently ended period of twelve (12) consecutive months for which financial statements and a Compliance Certificate have been delivered to the Agent pursuant to Section 10.1.2 at or prior to such time.

Total Leverage Ratio: as of any date of determination, the ratio of (a) Funded Debt on such date to (b) Consolidated EBITDA for the period of four consecutive Fiscal Quarters most recently ended on or prior to such date; provided, that for purposes of determining Funded Debt, as of any date of determination, Funded Debt under the Revolving Loan Agreement shall be deemed to be the average daily outstanding amount of such Funded Debt for the 90-day period immediately preceding such date.
Transferee: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.
Trust Accounts: Deposit Accounts or Securities Accounts containing cash, cash equivalents or Securities (a) held exclusively for payroll and payroll taxes, (b) held exclusively for employee benefit payments and expenses related to an Obligor's employees, (c) required to be collected, remitted or withheld exclusively to pay taxes (including, without limitation, federal and state withholding taxes (including the employer's share thereof)) or (d) held by any Obligor expressly in trust or as an escrow or fiduciary for another person which is not an Obligor.
UCC: the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.
UK: the United Kingdom of Great Britain and Northern Ireland.
UK Charge over Partnership Interests: the charge over partnership interests governed by English law by and among the Company and INWK Holdings, LLC., as chargors, and the Agent securing (or given with the interest to secure) the Obligations and in form and substance acceptable to Agent.
UK Collateral: all Property of each UK Incorporated Obligor described in any Security Document that secures the Obligations or Guaranteed Obligations and all other Property of each UK Incorporated Obligor that now or hereafter secures (or is intended to secure) any Obligations or any Guaranteed Obligations.
UK Debenture: the debenture governed by English law dated as of the date hereof by and among the UK Incorporated Obligors and the Agent securing (or given with the interest to secure) the Obligations and in form and substance acceptable to Agent.
UK Incorporated Obligor: each Obligor incorporated in or formed under the laws of England and Wales.
UK Security Agreement: the UK Debenture, the UK Charge over Partnership Interests and each other debenture, deed of charge or other similar agreement, instrument or document governed by the laws of England and Wales now or hereafter securing (or given with the intent to secure) any Obligations.
Unfunded Pension Liability: the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to the Code, ERISA or the Pension Protection Act of 2006 for the applicable plan year.
Upstream Payment: a Distribution by a Subsidiary of an Obligor, directly or, if made contemporaneously, indirectly, to such Obligor; provided that ay such Obligor receiving such Distribution is a direct or indirect wholly-owned Subsidiary of Borrower.

US: the United States of America.
US Collateral: all Property described in Section 7.1 that secures the Obligations or Guaranteed Obligations, all Property described in any Security Documents as security for any Obligations or Guaranteed Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations or Guaranteed Obligations.
US Guarantors: (a) each Subsidiary identified on Schedule 1.3 hereto as of the Closing Date and (b) each other Subsidiary that becomes a Guarantor pursuant to Section 10.1.19 hereof, in each case that is organized under the laws of the US, any state thereof or the District of Columbia.
US Obligors: each Borrower, each US Guarantor and each other Person that is liable for payment of any Obligations or that has granted a Lien in favor of Agent on its assets to secure any Obligations, that is organized under the laws of the US, any state thereof or the District of Columbia.
US Person: "United States Person" as defined in Section 7701(a)(30) of the Code.
US Tax Compliance Certificate: as defined in Section 5.2.2(b)(iii).
Voting Equity Interests: the Equity Interests of any Person which entitle the holders thereof to vote for the election of the board of directors of such Person.
Write-Down and Conversion Powers: the write-down and conversion powers of the applicable EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which powers are described in the EU Bail-In Legislation Schedule.
1.2    Accounting Terms. Under the Loan Documents (except as otherwise specified therein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP (or IFRS as it relates to UK Incorporated Obligors individually (and not on a consolidated basis)) applied on a basis consistent with the most recent audited financial statements of Borrowers delivered to Agent before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP (or, as the context may indicate, IFRS) if Borrowers' certified public accountants concur in such change, the change is disclosed to Agent, and all relevant provisions of the Loan Documents are amended in a manner satisfactory to Required Lenders to take into account the effects of the change. Unless otherwise specified, all accounting terms used in each Loan Document with respect to the Obligors on a consolidated basis shall be interpreted, and all accounting determinations and computations thereunder (including under Consolidated EBITDA, and the component definitions used in such calculations) shall be made, in accordance with GAAP, applied in a consistent manner except as otherwise specifically prescribed herein.
1.3    Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time, or, if applicable, the PPSA: "Certificated Securities," "Account," "Account Debtor," "Chattel Paper," "Commercial Tort Claim," "Deposit Account," "Document," "Document of Title," "Equipment," "General Intangibles" (or in the PPSA, "Intangible"),"Goods," "Instrument," "Investment Property," "Letter-of-Credit Right", "Securities", "Securities Account," "Proceeds," "Security," and "Supporting Obligation."

1.4    Certain Matters of Construction. The terms "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, "from" means "from and including," and "to" and "until" each mean "to but excluding", and the word "through" means "to and including". The terms "including" and "include" shall mean "including, without limitation" and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws include all related regulations, interpretations, supplements, amendments and successor provisions; (b) any document, instrument or agreement includes any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section means, unless the context otherwise indicates, a section of this Agreement; (d) any exhibits or schedules means, unless the context otherwise indicates, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and permitted assigns; (f) time of day means time of day in the Applicable Time; or (g) unless otherwise expressly provided herein or in any Loan Document with respect to Permitted Discretion, discretion of Agent or any Lender mean the sole and absolute discretion of such Person exercised at any time. All determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Reference to a Borrower's "knowledge" or similar concept means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter. A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall "continue" or be "continuing" until such Event of Default has been waived in writing by Required Lenders. All covenants under Section 10.2 shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant, shall not avoid the occurrence of an Event of Default or Default if such action is taken or condition exists. For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (a) "personal property" shall be deemed to include "movable property", (b) "real property" shall be deemed to include "immovable property", (c) "tangible property" shall be deemed to include "corporeal property", (d) "intangible property" shall be deemed to include "incorporeal property", (e) "security interest", "mortgage" and "lien" shall be deemed to include a "hypothec", "prior claim" and a "resolutory clause," (f) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Quebec, (g) all references to

"perfection" of or "perfected" Liens shall be deemed to include a reference to an "opposable" or "set up" Liens as against third parties, (h) any "right of offset", "right of setoff" or similar expression shall be deemed to include a "right of compensation", (i) "goods" shall be deemed to include "corporeal movable property" other than chattel paper, documents of title, instruments, money and securities, (j) an "agent" shall be deemed to include a "mandatary," (k) "construction liens" shall be deemed to include "legal hypothecs", (l) "joint and several" shall be deemed to include "solidary" and "jointly and severally" shall be deemed to include "solidarily" (m) "gross negligence or willful misconduct" shall be deemed to be "intentional or gross fault", (n) "beneficial ownership" shall be deemed to include "ownership on behalf of another as mandatary", (o) "easement" shall be deemed to include "servitude", (p) "priority" shall be deemed to include "prior claim", (q) "survey" shall be deemed to include "certificate of location and plan", (r) "fee simple title" shall be deemed to include "absolute ownership", and (s) "foreclosure" shall be deemed to include "the exercise of a hypothecary right". The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only (except if another language is required under any Applicable Law) and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c'est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement (sauf si une autre langue est requise en vertu d'une loi applicable).
1.5    Currency Equivalents.
1.5.1    Calculations. All references in the Loan Documents to Loans, Obligations and other amounts shall be denominated in Dollars, unless expressly provided otherwise. The Dollar Equivalent of any amounts denominated or reported under a Loan Document in a currency other than Dollars shall be determined by Agent on a daily basis, based on the current Spot Rate.
1.5.2    Judgments. If, in connection with obtaining judgment in any court, it is necessary to convert a sum from the currency provided under a Loan Document ("Agreement Currency") into another currency, the Spot Rate shall be used as the rate of exchange. Notwithstanding any judgment in a currency ("Judgment Currency") other than the Agreement Currency, an Obligor shall discharge its obligation in respect of any sum due under a Loan Document only if, on the Business Day following receipt by Agent of payment in the Judgment Currency, Agent can use the amount paid to purchase the sum originally due in the Agreement Currency. If the purchased amount is less than the sum originally due, such Obligor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Agent and Lenders against such loss. If the purchased amount is greater than the sum originally due, Agent shall return the excess amount to such Obligor (or to the Person legally entitled thereto).
SECTION 2.    CREDIT FACILITIES
2.1    Term Loan.
2.1.1    Term Loan Amount.
(a)    On the terms and subject to the conditions set forth herein, the Lenders hereby agree to make to the Company on the Closing Date a term loan in an original principal amount equal to $100,000,000 (the "Term Loan"). Each Lender's obligation to fund the Term Loan shall be limited to such Lender's Term Loan Commitment Percentage of the Term Loan, and no Lender shall have any obligation to fund any portion of the Term Loan required to be funded by any other Lender, but not so funded, and no Lender shall be relieved of its obligation to fund the Term Loan because another Lender has failed to fund. Borrower shall not have any right to reborrow any portion of the Term Loan which is repaid or prepaid from time to time. The Commitments of the Lenders to make the Term Loan shall expire concurrently with the making of the Term Loan on the Closing Date.
(b)    Borrowers shall deliver to Agent a Notice of Borrowing with respect to the Term Loan, not later than 11:00 a.m. (Chicago time) at least one (1) Business Day prior to the Closing Date. Such Notice of Borrowing shall be irrevocable and shall specify (x) the principal amount of the proposed Loan, (y) whether the proposed Loan is requested to be a Prime Rate Loan or a LIBOR Rate Loan and, in the case of a LIBOR Rate Loan, the initial Interest Period with respect thereto, and (z) wire instructions for the account to which funds to the Company should be deposited. Agent and the Lenders may act without liability upon the basis of written notice believed by Agent in good faith to be from Borrower Agent. Each Borrower hereby waives the right to dispute Agent's record of the terms of any such Notice of Borrowing absent manifest error. Agent and each Lender shall be entitled to rely conclusively on Borrower Agent's authority to request a Loan until Agent receives written notice to the contrary. Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.
(c)    The Loans under this Agreement shall be made by the Lenders, to the account specified by Agent, no later than 3:00 p.m. (Chicago time) on the borrowing date of the proposed Loan, simultaneously and proportionately to their Commitment, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender's obligations to make a Loan requested hereunder, nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender's obligation to make a Loan requested hereunder, and each Lender shall be obligated to make the Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender. Promptly upon receipt of all funds requested in the Notice of Borrowing, Agent will make the proceeds of such Loans available to the Company by wiring an amount, in immediately available funds, equal to the proceeds of the Loans received by Agent to the account provided by Borrower Agent in the Notice of Borrowing for such purpose.
(d)    Agent is hereby authorized by the Obligors and Lenders, at any time in Agent's sole discretion, regardless of (i) the existence of a Default or an Event of Default, (ii) whether any of the other applicable conditions precedent have not been satisfied or the Commitments have been terminated for any reason, or (iii) any other contrary provision of this Agreement, to make additional Loans to Borrowers on behalf of Lenders (the "Protective Advances"), which Agent, in its reasonable business judgment, deems necessary or desirable (a) up to an aggregate amount of 10% of the principal amount of the Term Loan outstanding at any time, to preserve or protect the Collateral, or any portion thereof, or to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (b) to pay any other amount chargeable to the Obligors pursuant to the terms of this Agreement, including interest, costs, fees and expenses. Lenders holding the Loans shall be obligated to fund such Protective Advances and effect a settlement with Agent therefor upon demand of Agent in accordance with their respective pro rata share of the outstanding Loans. To the extent any Protective Advances are not actually funded by the other Lenders as provided for in this clause (d) of Section 2.1.1, any such Protective Advances funded by Agent shall be deemed to be the Loans made by and owing to Agent, and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender holding the Loans. Protective Advances shall be repayable on demand, secured by the Collateral in all respects, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Loans that are Prime Rate Loans. Without limiting the foregoing, subject to Section 10.2.7 of the Revolving Loan Agreement (as in effect on the date hereof), Borrowers may from time to time, voluntarily prepay Protective Advances in whole or in part in accordance with the terms of Section 2.1.3 hereof.
(e)    The Loans made by each Lender and interest accruing thereon shall be evidenced by the records of Agent and such Lender. At the request of any Lender, Borrowers shall deliver to such Lender a promissory note evidencing its Loans, which shall be in the form of Exhibit C to this Agreement.
2.1.2    Scheduled Term Loan Payments. The principal amount of the Term Loan shall be paid in installments on the dates shown below in an amounts set forth in Column B below shown opposite each date as set forth in Column A below, as adjusted in accordance with Section 2.3.5 hereof:

Column A	Column B
Date of Payment	Amount of Term Loan to be Paid
September 30, 2019	$1,250,000
December 31, 2019	$1,250,000
March 31, 2020	$1,250,000
June 30, 2020	$1,250,000
September 30, 2020	$2,500,000
December 31, 2020	$2,500,000
March 31, 2021	$2,500,000
June 30, 2021	$2,500,000
September 30, 2021	$2,500,000
December 31, 2021	$2,500,000
March 31, 2022	$2,500,000
June 30, 2022	$2,500,000
September 30, 2022	$2,500,000
December 31, 2022	$2,500,000
March 31, 2023	$2,500,000
June 30, 2023	$2,500,000
September 30, 2023	$2,500,000
December 31, 2023	$2,500,000
March 31, 2024	$2,500,000
June 30, 2024	$2,500,000
Maturity Date	The remaining principal balance of the Term Loan

If any payment under Section 2.1.2 shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, unless the result of such extension would be to carry such payment into another calendar month, in which event such payment shall be made on the next preceding Business Day.
Notwithstanding the foregoing, the outstanding principal amount of the Term Loan, together with all accrued and unpaid interest thereon and all other Obligations accrued and unpaid, shall be due and payable on the Maturity Date. Notwithstanding the foregoing, the Loans shall be subject to earlier repayment upon (x) acceleration upon the occurrence of an Event of Default under this Agreement or (y) termination of this Agreement.
2.1.3    Optional Prepayments. Borrowers may from time to time, subject to the Fee Letter, by 11:00 a.m. (Chicago time) with at least three (3) Business Day's written notice to Agent (or such shorter period as agreed by Agent in its sole discretion) specifying the date and amount of such prepayment, prepay the Loans in whole or in part; provided, that any such partial prepayment shall be in an amount equal to $250,000 or a higher integral multiple of $50,000. All such prepayments shall be applied in accordance with Section 2.3.5 hereof.

2.2    General Provisions Regarding Payment. All payments to be made by Borrowers under any Loan Document, including payments of principal and interest and all fees, expenses, indemnities and reimbursements, shall be made without set off or counterclaim, in lawful money of the United States of America and in immediately available funds. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. Borrowers shall make all payments in immediately available funds to the Payment Account before 1:00 p.m. (Chicago time) on the date when due; provided that all payments received by Agent after 1:00 p.m. (Chicago time) on any Business Day may (in Agent's discretion) be credited as if received on the next succeeding Business Day. Any optional or mandatory prepayment of the Term Loan shall be accompanied by timely delivery to Agent of an appropriately completed Payment Notification, as provided in Section 2.3.6 hereof. In the absence of receipt by Agent of an appropriately completed Payment Notification on or prior to such prepayment, each Borrower and each Lender hereby fully authorizes and directs Agent, notwithstanding any contrary application provisions contained herein, to apply payments and/or prepayments received from any Borrower against the outstanding Term Loan in accordance with the provisions of Section 2.3.5 hereof; provided, that if Agent at any time determines that payments received by Agent were in respect of a mandatory prepayment event, Agent shall apply such payments in accordance with the provisions of Section 2.3.5 hereof, and shall be fully authorized by each Borrower and each Lender to make any corresponding Register reversals in respect thereof.
2.3    Mandatory Prepayments; Voluntary Commitment Reductions and Prepayments.
2.3.1    Subject to Sections 10.2.6 and 10.2.8 hereof, the provisions of the Intercreditor Agreement and the Fee Letter, upon the receipt by any Obligor of Net Proceeds of any Asset Disposition consisting of Term Priority Collateral pursuant to clauses (c)(i) or (f) of Section 10.2.6, promptly, but in no event more than five (5) Business Days following the receipt thereof, Borrowers shall prepay the Loans in an amount equal to the Net Proceeds of such Asset Disposition to the extent that the aggregate amount of Net Proceeds received by all Obligors (and not paid to Agent as a prepayment of the Loans or reinvested in accordance with this Section 2.3.1) shall exceed for all such Asset Dispositions in any Fiscal Year, $500,000 and until the date of payment, such proceeds shall be held in trust for Agent. Notwithstanding the foregoing, (A) so long as no Default or Event of Default has occurred and is continuing, on the date any Obligor receives Net Proceeds of any such Asset Disposition, such Net Proceeds may, at the option of Obligors, be applied to invest in property or assets used or useful in the business of any Obligor, provided that (x) Agent has a Lien on such property or assets, (y) Borrowers deliver to Agent within ten (10) days after the date of receipt of such Net Proceeds a certificate stating that such Net Proceeds shall be used to acquire property or assets used or useful in the business of any Obligor within one hundred eighty (180) days after the date of receipt of such Net Proceeds (which certificate shall set forth an estimate of the Net Proceeds to be so expended), and (B) pending any such reinvestment or payment of expenses described in clause (A) above, such Net Proceeds shall be deposited in an account pledged solely to Agent. Such prepayments shall be applied to the Loans in accordance with Section 2.3.5 hereof. The foregoing shall not be deemed to be implied consent to any Asset Disposition otherwise prohibited by the terms and conditions hereof.

2.3.2    Subject to the provisions of the Intercreditor Agreement and the Fee Letter, upon the receipt by any Obligor of any Extraordinary Receipts which constitute Term Priority Collateral (and not paid to Agent as a prepayment of the Loans or reinvested in accordance with this Section 2.3.2) in an aggregate amount equal to or in excess of $500,000 in any Fiscal Year, Borrowers shall prepay the Loans in an amount equal to the amount of such Extraordinary Receipts promptly, but in no event more than five (5) Business Day following the receipt thereof, and until the date of payment, such proceeds shall be held in trust for Agent. Such prepayments shall be applied to the Loans in the manner described in Section 2.3.5 hereof. Notwithstanding the foregoing, (A) so long as no Default or Event of Default has occurred and is continuing, on the date any Obligor receives Extraordinary Receipts which constitute Term Priority Collateral consisting of insurance proceeds from one or more policies covering, or proceeds from any judgment, settlement, condemnation or other cause of action in respect of, the loss, damage, taking or theft of any property or assets, such Extraordinary Receipts may, at the option of Obligors, be applied to repair, refurbish or replace such property or assets or acquire replacement property or assets for the property or assets so lost, damaged or stolen or other property or assets used or useful in the business of any Obligor for the property or assets so disposed, provided that (x) Agent has a Lien on such replacement (or repaired or restored) property or assets, (y) Borrower delivers to Agent within ten (10) days after the date of receipt of such Extraordinary Receipts a certificate stating that such Extraordinary Receipts shall be used to repair or refurbish such property or assets or to acquire such replacement property or assets for the property or assets so lost, damaged or stolen or such other property or assets used or useful in the business of any Obligor within one hundred eighty (180) days after the date of receipt of such Extraordinary Receipts (which certificate shall set forth an estimate of the Extraordinary Receipts to be so expended), and (B) pending any such reinvestment or payment of expenses described in clause (A) above, such Extraordinary Receipts shall be deposited in an account pledged solely to Agent.
2.3.3    Subject to Section 10.2.1 hereof, the provisions of the Intercreditor Agreement and the Fee Letter, upon the receipt by any Obligor of the Net Proceeds from the issuance or sale of any Debt or any Equity Interests (other than (i) Net Proceeds from the issuance or sale of Debt permitted under Section 10.2.1 hereof, (ii) Net Proceeds from the issuance of Equity Interests (other than Disqualified Equity Interests) to directors or employees of any Obligor, (iii) Net Proceeds from the issuance of Equity Interests (other than Equity Interests of the Company) to any Obligor, and (iv) any portion of Net Proceeds of a sale of Equity Interests of an Obligor attributable to the value of any ABL Priority Collateral owned by such Obligor to the extent such ABL Priority Collateral is free and clear of Liens securing the Revolving Loan Obligations), Borrowers shall prepay the Loans in an amount equal to 100% of such Net Proceeds, promptly, but in no event more than five (5) Business Days following the receipt thereof, and until the date of payment, such proceeds shall be held in trust for Agent. Such prepayments shall be applied to the Loans in accordance with Section 2.3.5 hereof. The foregoing shall not be deemed to be implied consent to any issuance or sale of any Debt or any Equity Interests otherwise prohibited by the terms and conditions hereof.
2.3.4    Subject to the provisions of the Intercreditor Agreement and the Fee Letter, on or before the fifth (5th) Business Day following the date on which audited financial statements are required to be delivered pursuant to clause (a) of Section 10.1.2 hereof (the "Excess Cash Flow Due Date"), beginning with respect to the Fiscal Year ending December 31, 2019 and for each Fiscal Year thereafter, Borrowers shall prepay the Loans in an amount equal to 50% of Consolidated Excess

Cash Flow for such Fiscal Year; provided that, in the event Borrowers are unable to make any mandatory prepayment described in this Section 2.3.4 on any Excess Cash Flow Due Date due to the failure to satisfy the conditions in Section 10.2.7 of the Revolving Loan Agreement (as in effect on the date hereof) on such date, then Borrowers shall not be obligated to make such prepayment until, and shall make such prepayment on, the first date thereafter on which such payment would be permitted under Section 10.2.7 of the Revolving Loan Agreement (as in effect on the date hereof). Such prepayments shall be applied to the Loans in accordance with Section 2.3.5 hereof. Notwithstanding the foregoing, for the Fiscal Year ending December 31, 2019, Consolidated Excess Cash Flow shall be calculated for the period from the Closing Date to December 31, 2019.
2.3.5    Any prepayment of a LIBOR Rate Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 3.1.5(d) hereof. All prepayments of the Loans shall be applied first to that portion of the Loans comprised of Prime Rate Loans and then to that portion of the Loans comprised of LIBOR Rate Loans, in direct order of Interest Period maturities. Subject to the provisions of the Intercreditor Agreement and the Fee Letter, all prepayments under Section 2.1.3 hereof and this Section 2.3 shall be applied, first, to the outstanding principal amount of Protective Advances, if any, and, second, to the remaining installments of principal of the Term Loan (including the final installment that is due and payable on the Maturity Date) on a pro rata basis.
2.3.6    Borrowing Agent shall deliver to Agent an appropriately completed Payment Notification by 11:00 a.m. (Chicago time) at least one Business Day prior to the date of payment of each mandatory prepayment pursuant to this Section 2.3 (other than Section 2.3.4) and Agent shall promptly notify each Lender of such notice.
2.3.7    With respect to any prepayment of the Loans pursuant to Section 2.3.4, any Lender, at its option, may elect not to accept such prepayment. Borrower Agent shall notify the Agent in writing of the amount of the prepayment that is available to prepay the Loans pursuant to such section (the "Prepayment Amount") not later than five (5) Business Days prior to the date on which such prepayment is required to be made (the "Prepayment Date"). The Agent shall notify the Lenders of the Prepayment Amount and the Prepayment Date. Each such notice shall specify a reasonably detailed calculation of the amount of the Prepayment Amount. Any Lender declining such prepayment (a "Declining Lender") shall give written notice to the Administrative Agent by 11:00 a.m. (Chicago time) on the date that is four (4) Business Days prior to the Prepayment Date, and the Agent shall promptly notify Borrower Agent and the Accepting Lenders (as defined below) of the amount of prepayments remaining after giving effect to proceeds accepted (or deemed accepted) by Accepting Lenders. If any Lender does not give a notice by such time that it is a Declining Lender, then it will be deemed to have accepted its Pro Rata share of such prepayment (such Lenders being the "Accepting Lenders"). Any Accepting Lender may elect to receive its Pro Rata share (calculated without giving effect to any Commitments or Loans of any Declining Lender) of the portion of such prepayment declined by the Declining Lenders by giving written notice to Agent by 11:00 a.m. (Chicago time) on the date that is two (2) Business Days prior to the Prepayment Date. If any Accepting Lender does not give a notice by such time, then it will be deemed to have declined its additional Pro Rata share of such prepayment. On the Prepayment Date, the Agent shall apply an amount equal to that portion of the Prepayment Amount accepted by the Accepting Lenders to prepay the Loans owing to such Accepting Lenders ratably in accordance with their acceptances as set forth above to prepay Loans owing to such Accepting Lenders in the manner described in Section 2.3.5 for such prepayment. Any amounts that would otherwise have been applied to prepay Loans owing to Declining Lenders (and not accepted by Accepting Lenders) shall instead be retained by Borrowers.
2.4    Allocation of Payments After Event of Default. Subject to the Intercreditor Agreement, notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by Agent on account of the Obligations, or in respect of the Collateral may, at Agent's discretion, and shall, at the direction of the Required Lenders, be paid over or delivered as follows:
FIRST, to the payment of all costs and expenses (including reasonable attorneys' fees) of Agent in connection with enforcing its rights and the rights of Lenders under this Agreement and the Loan Documents, and any Protective Advances funded by Agent with respect to the Collateral under or pursuant to the terms of this Agreement;
SECOND, to payment of any fees owed to Agent;
THIRD, to the payment of all costs and expenses (including reasonable attorneys' fees) of each of the Lenders to the extent owing to such Lender pursuant to the terms of this Agreement;
FOURTH, to the payment of all Obligations arising under this Agreement and the Loan Documents consisting of accrued fees and interest;
FIFTH, to the payment of the outstanding principal amount of the Obligations;
SIXTH, to all other Obligations arising under this Agreement, under the Loan Documents or otherwise which shall have become due and payable and not repaid pursuant to clauses "FIRST" through "FIFTH" above; and
SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.
In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; and (ii) each of the Lenders shall receive an amount equal to its Pro Rata share (based on the proportion that then outstanding Loans held by such Lender bears to the aggregate then outstanding Loans) of amounts available to be applied pursuant to clauses "FOURTH", "FIFTH", "SIXTH" and "SEVENTH" above.
2.5    Use of Proceeds The proceeds of Loans shall be used by Borrowers solely (a) to satisfy existing Debt; (b) to pay fees and transaction expenses associated with the closing of this credit facility and the Revolving Loan Facility; (c) to pay Obligations in accordance with this Agreement; and (d) for lawful corporate purposes of Borrowers, including working capital. Borrowers shall not, directly or indirectly, use any Loan proceeds, nor use, lend, contribute or otherwise make available any Loan proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of funding of the Loan, is the target of any Sanction; (ii) in any manner that would result in a violation of a Sanction by any Person (including any Secured Party or other individual or entity participating in any transaction); or (iii) for any purpose that would breach the U.S. Foreign Corrupt Practices Act of 1977, UK Bribery Act 2010, the Corruption of Foreign Public Officials Act (Canada) or similar law in any jurisdiction.
SECTION 3.    INTEREST, FEES AND CHARGES
3.1    Interest.
3.1.1    From and following the Closing Date, depending upon Borrower Agent's election from time to time, subject to the terms hereof, to have portions of the Loans accrue interest determined by reference to the Prime Rate or the LIBOR Rate, the Loans and the other Obligations shall bear interest at the applicable rates set forth below:
(a)    If a Prime Rate Loan, or any other Obligation other than a LIBOR Rate Loan, then at the sum of the Prime Rate plus the Applicable Margin for Prime Rate Loans.
(b)    If a LIBOR Rate Loan, then at the sum of the LIBOR Rate plus the Applicable Margin for LIBOR Rate Loans.
3.1.2    All interest and fees under this Agreement and each Loan Document shall be calculated on the basis of a 360-day year for the actual number of days elapsed. The date of funding of a Prime Rate Loan and the first day of an Interest Period with respect to a LIBOR Rate Loan shall be included in the calculation of interest. The date of payment of a Prime Rate Loan and the last day of an Interest Period with respect to a LIBOR Rate Loan shall be excluded from the calculation of interest. If a Loan is repaid on the same day that it is made, one (1) days' interest shall be charged. Interest on all Prime Rate Loans is payable in arrears on the last Business Day of each calendar quarter and on the maturity of such Loans, whether by acceleration or otherwise. Interest on LIBOR Rate Loans shall be payable on the last day of the applicable Interest Period, unless the Interest Period is greater than three (3) months, in which case interest will be payable on the last day of each three (3) month interval. In addition, interest on LIBOR Rate Loans is due on the maturity of such Loans, whether by acceleration or otherwise.
3.1.3    At the election of Agent or Required Lenders, after the occurrence of an Event of Default and for so long as it continues, the Loans and other Obligations shall bear interest at the Default Rate. Furthermore, at the election of Agent or Required Lenders during any period in which any Event of Default is continuing (x) as the Interest Periods for LIBOR Rate Loans then in effect expire, such Loans shall be converted into Prime Rate Loans and (y) the LIBOR election will not be available to Borrower.
3.1.4    For the purpose of complying with the Interest Act (Canada), it is expressly stated that where interest is calculated pursuant hereto at a rate based upon a period of time different from the actual number of days in the year (for the purposes of this Section, the "first rate"), the yearly rate or percentage of interest to which the first rate is equivalent is the first rate multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by the number of days in the shorter period, and the parties hereto acknowledge that there is a material distinction between the nominal and effective rates of interest and that they are capable of making the calculations necessary to compare such rates and that the calculations herein are to be made using the nominal rate method and not on any basis that gives effect to the principle of deemed reinvestment of interest. Each Canadian Guarantor confirms that it fully understands and is able to calculate the rate of interest applicable to the Loans and other Obligations based on the methodology for calculating per annum rates provided for in this Agreement. Each of the Canadian Guarantors hereby irrevocably agrees not to plead or assert, whether by way of defense or otherwise, in any proceeding relating to this Agreement or any other Loan Document, that the interest or fees payable under this Agreement and the calculation thereof has not been adequately disclosed to the Canadian Guarantor as required pursuant to Section 4 of the Interest Act (Canada).
3.1.5    LIBOR Provisions.
(a)    Subject to the provisions of Section 3.1.3 hereof, Borrowers may request that the Term Loan be made as LIBOR Rate Loans, that outstanding portions of the Term Loan be converted to LIBOR Rate Loans and that all or any portion of a LIBOR Rate Loan be continued as a LIBOR Rate Loan upon expiration of the applicable Interest Period. Any such request will be made by submitting a Notice of Borrowing or Notice of Conversion/Continuation to Agent. Upon the expiration of an Interest Period, in the absence of a new Notice of Conversion/Continuation submitted to Agent not less than by 11:00 a.m. (Chicago time) three (3) Business Days prior to the end of such Interest Period, the LIBOR Rate Loan then maturing shall be automatically converted to a Prime Rate Loan. If any Notice of Borrowing or Notice of Conversion/Continuation fails to elect between a Prime Rate Loan and a LIBOR Rate Loan, then the applicable Loan shall be made as a LIBOR Rate Loan with a one-month Interest Period. If any Notice of Borrowing or Notice of Conversion/Continuation fails to include an interest period, the applicable LIBOR Rate Loan shall be automatically converted to a LIBOR Rate Loan with a one month Interest Period. There may be no more than six (6) LIBOR Rate Loans outstanding at any one time. Agent will promptly notify Lenders, by written notice, of each Notice of Borrowing and Notice of Conversion/Continuation.
(b)    In the event, prior to commencement of any Interest Period relating to a LIBOR Rate Loan, Agent shall determine in good faith or be notified in good faith and in writing by Required Lenders that adequate and reasonable methods do not exist for ascertaining LIBOR, Agent shall promptly provide written notice of such determination to Borrower Agent and Lenders (which shall be conclusive and binding on Borrowers and Lenders absent manifest error). In such event (a) any request for a LIBOR Rate Loan or for a conversion to or continuation of a LIBOR Rate Loan shall be automatically withdrawn and shall be deemed a request for a Prime Rate Loan, (b) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Prime Rate Loan, and (c) the obligations of Lenders to make LIBOR Rate Loans shall be suspended until Agent or Required Lenders determine that the circumstances giving rise to such suspension no longer exist, in which event Agent shall so notify Borrower Agent and Lenders.
(c)    Notwithstanding any other provisions hereof, if any law, rule, regulation, treaty or directive or interpretation or application thereof shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful for any Lender to make, fund or maintain LIBOR Rate Loans, such Lender shall promptly give written notice of such circumstances to Agent, Borrower Agent and the other Lenders. In such an event, (a) the commitment of such Lender to make LIBOR Rate Loans or convert Prime Rate Loans to LIBOR Rate Loans shall be immediately suspended and (b) such Lender's outstanding LIBOR Rate Loans shall be converted automatically to Prime Rate Loans on the last day of the Interest Period thereof or at such earlier time as may be required by applicable law.

(d)    Upon (i) any failure of Borrowers in making any borrowing of, conversion into or continuation of any LIBOR Rate Loan following Borrower Agent's delivery to Agent of any applicable Notice of Borrowing or Notice of Conversion/Continuation (in each case other than any such failure that arises as a result of a Lender failing to fund such LIBOR Rate Loan or as a result of a notice delivered pursuant to Section 3.6 hereof) or (ii) any payment of a LIBOR Rate Loan on any day that is not the last day of the Interest Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), Borrowers shall pay Agent, for the benefit of all Lenders that funded or were prepared and required to fund any such LIBOR Rate Loan, an amount equal to the amount of any losses, expenses and liabilities (including, without limitation, any loss (including interest paid) in connection with the re-employment of such funds but excluding any loss of interest rate margin that would have been earned on the repaid amounts) that any Lender may sustain as a result of such default or such payment. For purposes of calculating amounts payable to a Lender under this paragraph, each Lender shall be deemed to have actually funded its relevant LIBOR Rate Loan through the purchase of a deposit bearing interest at LIBOR in an amount equal to the amount of that LIBOR Rate Loan and having a maturity and repricing characteristics comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Rate Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection. A certificate (in reasonable detail) as to the amount of such payment or liability delivered to Borrowers by a Lender (with a copy to Agent), or by Agent on its own behalf, shall be conclusive absent manifest error.
(e)    Notwithstanding the foregoing, if Agent determines (which determination shall be conclusive absent demonstrable error) that (a) the London Interbank Offered Rate is no longer available and such unavailability is unlikely to be temporary or (b) the supervisor for the administrator of the London Interbank Offered Rate or a Governmental Authority having jurisdiction over Agent has made a public statement identifying a specific date after which the London Interbank Offered Rate shall no longer be used for determining interest rates for loans, then (i) Agent and the Company shall negotiate in good faith to establish an alternate rate of interest to the LIBOR Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable, (ii) notwithstanding anything to the contrary in Section 15.1, such amendment to this Agreement shall become effective without any further action or consent of any other party to this Agreement so long as Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment, and (iii) until an alternate rate of interest shall be determined in accordance with this 3.1.5(e), any request for a Loan or a conversion to or continuation of a LIBOR Rate Loan, shall be deemed a request for a Prime Rate Loan or conversion to a Prime Rate Loan, as applicable.
3.2    Fee Letter. Borrowers shall pay the amounts required to be paid in the Fee Letter in the manner and at the times required by the Fee Letter.
3.3    [Reserved.]

3.4    Reimbursement Obligations. Obligors shall pay all Extraordinary Expenses promptly upon request. Obligors shall also reimburse Agent for all reasonable and documented out-of-pocket legal, accounting, appraisal, consulting, and other reasonable and documented fees and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent's Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1.1(b), any examination or appraisal with respect to any Obligor or Collateral by Agent's personnel or a third party. All reasonable and documented legal, accounting and consulting fees shall be charged to Obligors by Agent's professionals at their full hourly rates, regardless of any alternative fee arrangements that Agent, any Lender or any of their Affiliates may have with such professionals that otherwise might apply to this or any other transactions. Obligors acknowledge that counsel may provide Agent with a benefit (such as a discount, credit or accommodation for other matters) based on counsel's overall relationship with Agent, including fees paid hereunder. If, for any reason (including inaccurate reporting in any Borrower Materials), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and Borrowers shall immediately pay to Agent, for the ratable benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid. All amounts payable by Obligors under this Section shall be due immediately following demand.
3.5    [Reserved.]
3.6    Basis for Determining Interest Rate Inadequate or Unfair. In the event that:
(a)    Agent shall have reasonably determined that adequate and fair means do not exist for ascertaining the LIBOR Rate applicable pursuant to Section 3.1.5 hereof for any Interest Period; or
(b)    Agent shall have reasonably determined that Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank LIBOR market, with respect to an outstanding LIBOR Rate Loan, a proposed LIBOR Rate Loan, or a proposed conversion of a Prime Rate Loan into a LIBOR Rate Loan; or
(c)    Agent shall have reasonably determined that (or any Lender shall have notified Agent that) the making, maintenance or funding of any LIBOR Rate Loan has been made impracticable or unlawful by compliance by Agent or such Lender in good faith with any Applicable Law or any interpretation or application thereof by any Governmental Authority or with any request or directive of any such Governmental Authority (whether or not having the force of law); or
(d)    the Required Lenders shall have notified Agent that the LIBOR Rate will not adequately and fairly reflect the cost to the Lenders of the establishment or maintenance of any LIBOR Rate Loan, then Agent shall give Borrower Agent prompt written notice of such notice or determination. If such notice is given, (i) any such requested LIBOR Rate Loan shall be made as a Prime

Rate Loan, unless Borrowers shall notify Agent in writing (including by electronic transmission) no later than 10:00 a.m. (Chicago time) two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of LIBOR Rate Loan, (ii) any Prime Rate Loan or LIBOR Rate Loan which was to have been converted to an affected type of LIBOR Rate Loan shall be continued as or converted into a Prime Rate Loan, or, if Borrowers shall notify Agent, no later than 10:00 a.m. (Chicago time) two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Rate Loan, and (iii) any outstanding affected LIBOR Rate Loans shall be converted into a Prime Rate Loan, or, if Borrowers shall notify Agent, no later than 10:00 a.m. (Chicago time) two (2) Business Days prior to the last Business Day of then current Interest Period applicable to such affected LIBOR Rate Loan, shall be converted into an unaffected type of LIBOR Rate Loan, on the last Business Day of then current Interest Period for such affected LIBOR Rate Loans (or sooner, if any Lender cannot continue to lawfully maintain such affected LIBOR Rate Loan). Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of LIBOR Rate Loan or maintain outstanding affected LIBOR Rate Loans and Borrower shall not have the right to convert a Prime Rate Loan or an unaffected type of LIBOR Rate Loan into an affected type of LIBOR Rate Loan.
3.7    Increased Costs; Capital Adequacy.
3.7.1    Increased Costs Generally. If any Change in Law shall:
(a)    impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, advances or loans by, or other credit extended by, any office of Agent or any Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System;
(b)    subject any Recipient to Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (f) of the definition of Excluded Taxes, and (iii) Connection Income Taxes) with respect to any Loan, Commitment or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(c)    impose on Agent or any Lender or the London interbank LIBOR market any other condition, cost or expense (other than Taxes) affecting any Loan, Commitment or Loan Document;
and the result thereof shall be to increase the cost to Agent or a Lender of making or maintaining any Loan or Commitment, or converting to or continuing any interest option for a Loan, or to reduce the amount of any sum received or receivable by Agent or a Lender hereunder (whether of principal, interest or any other amount) then, upon request of Agent or such Lender setting forth in reasonable detail the costs incurred or reduction suffered, Borrowers will pay to it such additional amount(s) as will compensate it for the additional costs incurred or reduction suffered.
3.7.2    Capital Requirements. If Agent or a Lender determines that a Change in Law affecting Agent or such Lender (including any applicable Lending Office of Agent or such Lender) or its holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on Agent's or such Lender's or holding company's capital as a consequence of this Agreement, or Agent's or such Lender's Commitments, Loans or participations in Loans, to a level below that which Agent or such Lender or holding company could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy), then from time to time Borrowers will pay to Agent or such Lender, as the case may be, such additional amounts as will compensate it or its holding company for the reduction suffered.
3.7.3    Loan Reserves. If any Lender is required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits, Borrowers shall pay additional interest to such Lender on each Loan equal to the costs of such reserves allocated to the Loan by the Lender (as determined by it in good faith, which determination shall be conclusive). The additional interest shall be due and payable on each interest payment date for the Loan; provided, that if the Lender notifies Borrower Agent (with a copy to Agent) of the additional interest less than 10 days prior to the interest payment date, then such interest shall be payable 10 days after Borrower Agent's receipt of the notice.
3.7.4    Compensation. Failure or delay on the part of Agent or any Lender to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrowers shall not be required to compensate Agent or a Lender for any increased costs or reductions suffered more than three (3) months (plus any period of retroactivity of the Change in Law giving rise to the demand) prior to the date that Agent or such Lender notifies Borrower Agent of the applicable Change in Law and of Agent's or such Lender's intention to claim compensation therefor.
3.8    Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrowers are required to pay any Indemnified Taxes or additional amounts with respect to a Lender under Section 5.1, then at the request of Borrower Agent, such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to it or unlawful. Borrowers shall pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.
3.9    [Reserved.]
3.10    Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law ("maximum rate"). If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
SECTION 4.    LOAN ADMINISTRATION
4.1    Borrower Agent. Each Obligor hereby designates the Company ("Borrower Agent") as its representative and agent for all purposes under the Loan Documents, including requests for and receipt of Loans, designation of interest rates, delivery or receipt of communications, delivery of Borrower Materials, payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent or any Lender. Borrower Agent hereby accepts such appointment. Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Obligor. Agent and Lenders may give any notice or communication with an Obligor hereunder to Borrower Agent on behalf of such Obligor. Each of Agent and each Lender shall have the right, in its discretion, to deal exclusively with Borrower Agent for all purposes under the Loan Documents. Each Obligor agrees that any notice, election, communication, delivery, representation, agreement, action, omission or undertaking by Borrower Agent shall be binding upon and enforceable against such Obligor.
4.2    Defaulting Lender. Notwithstanding anything herein to the contrary:
4.2.1    Reallocation of Pro Rata Share; Amendments. For purposes of determining Lenders’ obligations or rights to fund, participate in or receive collections with respect to the Loans), Agent may in its discretion reallocate Pro Rata shares by excluding a Defaulting Lender’s Commitments and Loans of a Defaulting Lender from the calculation of shares. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 15.1.1(c).
4.2.2    Payments; Fees. Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to Agent such amounts until all Obligations owing to Agent, non-Defaulting Lenders and other Secured Parties have been paid in full. Agent may use such amounts to cover the Defaulting Lender’s defaulted obligations, to readvance the amounts to Borrowers or to repay Obligations. A Lender shall not be entitled to receive any fees accruing hereunder while it is a Defaulting Lender.
4.2.3    Status; Cure. Agent may determine in its discretion that a Lender constitutes a Defaulting Lender and the effective date of such status shall be conclusive and binding on all parties, absent manifest error. Borrowers and Agent may agree in writing that a Lender has ceased to be a Defaulting Lender, whereupon Pro Rata shares shall be reallocated without exclusion of the reinstated Lender’s Commitments and Loans. Unless expressly agreed by Borrowers and Agent, or as expressly provided herein with respect to Bail-In Actions and related matters, no reallocation of Commitments and Loans to non-Defaulting Lenders or reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. No Lender shall be responsible for default by another Lender.
4.3    One Obligation. The Loans and other Obligations constitute one general obligation of Borrowers and all Obligations are secured by Agent's Lien on all Collateral; provided, that Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.
4.4    Continuing Obligations. Until Full Payment of the Obligations, all undertakings of Obligors contained in the Loan Documents shall continue, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents. Agent shall not be required to terminate its Liens unless it receives Cash Collateral or a written agreement, in each case satisfactory to it, protecting Agent and Lenders from dishonor or return of any Payment Item previously applied to the Obligations. Sections 3.1.5, 3.4, 3.7, 5, 13, 15.2, this Section, and each indemnity or waiver given by an Obligor or Lender in any Loan Document, shall survive Full Payment of the Obligations.
SECTION 5.    TAXES AND LIABILITIES
5.1    Taxes. For purposes of this Section 5.1, the term "Applicable Law" includes FATCA.
5.1.1    Payments Free of Taxes; Obligation to Withhold; Tax Payment.
(a)    Any and all payments by any Obligor or on account of any Obligation under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If Applicable Law (as determined by Agent in its good faith discretion) requires the deduction or withholding of any Tax from any such payment by Agent or an Obligor, then Agent or such Obligor shall be entitled to make such deduction or withholding based on information and documentation provided pursuant to Section 5.2.
(b)    If Agent or any Obligor is required by the Code to withhold or deduct Taxes, including backup withholding and withholding taxes, from any payment, then (i) Agent shall pay the full amount that it determines is to be withheld or deducted to the relevant Governmental Authority pursuant to the Code, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(c)    If Agent or any Obligor is required by any Applicable Law other than the Code to withhold or deduct Taxes from any payment, then (i) Agent or such Obligor, to the extent required by Applicable Law, shall timely pay the full amount to be withheld or deducted to the relevant Governmental Authority, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
5.1.2    Payment of Other Taxes. Each Obligor shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at Agent's option, timely reimburse Agent for payment of, any Other Taxes.

5.1.3    Tax Indemnification.
(a)    Each Obligor shall indemnify and hold harmless, on a joint and several basis, each Recipient against any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto (including reasonable attorneys' and tax advisors' fees and expenses), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Obligor shall indemnify and hold harmless Agent against any amount that a Lender fails for any reason to pay indefeasibly to Agent as required pursuant to this Section. Each Obligor shall make payment within 10 days after written demand for any amount or liability payable under this Section. A certificate (in reasonable detail) as to the amount of such payment or liability delivered to Obligors by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of any Recipient, shall be conclusive absent manifest error.
(b)    Each Lender shall indemnify and hold harmless, on a several basis, Agent (i) against any Indemnified Taxes attributable to such Lender (but only to the extent Obligors have not already paid or reimbursed Agent therefor and without limiting Obligors' obligation to do so), (ii) against any Taxes attributable to such Lender's failure to maintain a Participant register as required hereunder, and (iii) against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with any Obligations, and any reasonable expenses arising therefrom or with respect thereto (including reasonable attorneys' and tax advisors' fees and expenses), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Lender shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error.
5.1.4    Evidence of Payments. As soon as practicable after payment by an Obligor of any Taxes pursuant to this Section, Borrower Agent shall deliver to Agent a certified copy of a receipt issued by the appropriate Governmental Authority evidencing the payment, a copy of any return required by Applicable Law to report the payment or other evidence of payment reasonably satisfactory to Agent.
5.1.5    Treatment of Certain Refunds. If a Recipient determines in its discretion exercised in good faith that it has received a refund of Taxes that were indemnified by Borrowers or with respect to which a Borrower paid additional amounts pursuant to this Section, it shall pay the amount of such refund to Borrowers (but only to the extent of indemnity payments or additional amounts actually paid by Borrowers with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient and without interest (other than interest paid by the relevant Governmental Authority with respect to the refund). Borrowers shall, upon written request by the Recipient, repay to the Recipient such amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if the Recipient is required to repay such refund to the Governmental Authority, but only to the extent that such amount would constitute an Indemnified Tax payable to such Recipient pursuant to Section 5.1.3. Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to Borrowers if such payment would place it in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. In no event shall Agent or any Recipient be required to make its tax returns (or any other information relating to its taxes that it deems confidential) available to any Obligor or other Person.
5.1.6    Survival. Each party's obligations under Sections 5.1 and 5.2 shall survive the resignation or replacement of Agent or any assignment of rights by or replacement of a Lender, the termination of the Commitments, and the repayment, satisfaction, discharge or Full Payment of any Obligations.
5.2    Lender Tax Information.
5.2.1    Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments of Obligations shall deliver to Borrowers and Agent, at the time or times reasonably requested by the Borrowers or Agent, such properly completed and executed documentation reasonably requested by Borrowers or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrowers or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrowers or Agent to enable them to determine whether such Lender is subject to backup withholding or information reporting requirements. Notwithstanding the foregoing, such documentation (other than documentation described in Sections 5.2.2(a), (b) and (d)) shall not be required if a Lender reasonably believes delivery of the documentation would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.
5.2.2    Documentation. Without limiting the foregoing, if any Borrower is a US Person,
(a)    Any Lender that is a US Person shall deliver to Borrower Agent and Agent on or prior to the date on which such Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Agent), executed copies of IRS Form W-9, certifying that such Lender is exempt from US federal backup withholding Tax;
(b)    Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower Agent and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Agent), whichever of the following is applicable:
(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from or reduction of US federal withholding Tax pursuant to the "interest" article of such tax treaty, and (y) with respect to other payments under the Loan Documents, IRS Form W-8BEN or W-8BEN-E establishing an exemption from or reduction of US federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;

(ii)    executed copies of IRS Form W-8ECI;
(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form satisfactory to Agent to the effect that such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code ("US Tax Compliance Certificate"), and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or
(iv)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a US Tax Compliance Certificate in form satisfactory to Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more of its direct or indirect partners is claiming the portfolio interest exemption, such Foreign Lender may provide a US Tax Compliance Certificate on behalf of each such partner;
(c)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower Agent and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in US federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrowers or Agent to determine the withholding or deduction required to be made; and
(d)    if payment made to a Lender under any Loan Document would be subject to US federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), such Lender shall deliver to Borrower Agent and Agent, at the time(s) prescribed by law and otherwise upon reasonable request, such documentation prescribed by Applicable Law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be appropriate for Borrowers or Agent as may be necessary for them to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), "FATCA" shall include any amendments made to FATCA after the date hereof.
5.2.3    Redelivery of Documentation. If any form or certification previously delivered by a Lender pursuant to this Section expires or becomes obsolete or inaccurate in any respect, such Lender shall promptly update the form or certification or promptly notify Borrowers and Agent in writing of its inability to do so.

5.3    Nature and Extent of Each Borrower's Liability.
5.3.1    Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and Lenders the prompt payment and performance of, all Obligations, except its Excluded Swap Obligations.
5.3.2    Joint Enterprise. Each Borrower has requested that Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers' business most efficiently and economically. Borrowers' business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group. Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the facility, all to their mutual advantage. Borrowers acknowledge that Agent's and Lenders' willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers' request.
5.3.3    Subordination. Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of the Obligations.
SECTION 6.    CONDITIONS PRECEDENT
6.1    Conditions Precedent. No Lender shall be required to fund any Loan or otherwise extend credit to any Borrower hereunder, until the date ("Closing Date") that each of the following conditions has been satisfied:
(a)    Each Loan Document shall have been duly executed and delivered to Agent by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.
(b)    Agent shall have received acknowledgments of all filings or recordations necessary to perfect its Liens on the Collateral, as well as UCC, PPSA and Lien searches and other evidence satisfactory to Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens.
(c)    Agent shall have received duly executed agreements establishing each Dominion Account and related lockbox or equivalent arrangements, as applicable, in form and substance, and with financial institutions, satisfactory to Agent.
(d)    Agent shall have received certificates, in form and substance reasonably satisfactory to it, from a knowledgeable Senior Officer of Borrower Agent certifying that, after giving effect to the making of the Loans and other transactions hereunder and the making of the initial Revolving Loans and other extensions of credit under the Revolving Loan Facility, (i) the Obligors, taken as a whole, are Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Section 9 are true and correct; (iv) each Obligor has complied with all agreements and conditions to be satisfied by it under the Loan Documents and (v) the sum of (a) the aggregate amount of accounts payable of the Borrowers and the other Obligors that are past due 60 or more days plus (b) the amount of accounts payable of the Borrowers and the other Obligors that are unpaid beyond the applicable deadline for "early pay" or similar discounts offered by critical vendors with respect to such accounts payable, does not exceed $7,000,000.

(e)    Agent shall have received a certificate of a duly authorized officer of each Obligor (or a director in the case of each UK Incorporated Obligor), certifying (i) that attached copies of such Obligor's Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions (or, in the case of a UK Incorporated Obligor, its board of directors and all the holders of its Equity Interests) authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; (iii) to the title, name and signature of each Person authorized to sign the applicable Loan Documents; and (iv) in respect of each company incorporated in the United Kingdom whose shares are the subject of a Lien in favor of the Agent (a "Charged Company"), that either (i) (A) each Obligor and each of its Subsidiaries have complied within the relevant timeframe with any notice they have received pursuant to Part 21A of the Companies Act 2006 from a Charged Company; and (B) no "warning notice" or "restrictions notice" (in each case as defined in Schedule 1B of the Companies Act 2006) has been issued in respect of those shares, together with a copy of the "PSC register" (within the meaning of section 790C(10) of the Companies Act 2006) of that Charged Company, which, is certified by such Obligor to be correct, complete and not amended or superseded as at a date no earlier than the date of this Agreement; or (ii) such Charged Company is not required to comply with Part 21A of the Companies Act 2006. Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.
(f)    Agent shall have received a written opinion of (i) Norton Rose Fulbright LLP, legal counsel to the Agent and the Lenders as to English law; (ii) Winston & Strawn LLP; and (iii) Stikeman Elliott LLP, Canadian legal counsel to the Obligors, as well as any applicable local counsel to Obligors or Agent, in form and substance reasonably satisfactory to Agent.
(g)    Agent shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor's jurisdiction of organization (where applicable). Agent shall have received good standing certificates (to the extent such concept exists and is applicable under the requirements of Applicable Law of the relevant jurisdiction) for each Obligor other than any UK Incorporated Obligor, issued by the Secretary of State or other appropriate official of such Obligor's jurisdiction of organization.
(h)    Agent shall have completed its business, financial and legal due diligence of Obligors, with results satisfactory to Agent.
(i)    Borrowers shall have paid all fees and expenses to be paid to Agent and Lenders on the Closing Date to the extent invoiced at least one Business Day prior to the Closing Date.
(j)    Agent shall have received (i) a Compliance Certificate, and (ii) a Term Loan Borrowing Base Report, each calculated as of May 31, 2019. Upon giving effect to the making of the Term Loan hereunder and the initial funding of Revolving Loans and other extensions of credit under the Revolving Loan Facility, and the payment by Borrowers of all fees and expenses incurred in connection herewith and therewith as well as any payables stretched beyond their customary payment practices, Availability shall be at least $21,000,000.
(k)    Upon the reasonable request of any Lender made at least 5 days prior to the Closing Date, the Borrowers shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable "know your customer" and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case at least 2 days prior to the Closing Date.
(l)    At least 3 days prior to the Closing Date, any Borrower that qualifies as a "legal entity customer" under the Beneficial Ownership Regulation shall deliver, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Borrower.
(m)    Agent shall have received (i) a quality of earnings report of the Obligors' financials by a third party firm reasonably acceptable to Agent with results reasonably satisfactory to Agent, and (ii) background checks on key management, with results reasonably satisfactory to Agent.
(n)    Agent shall have received evidence, in form and substance reasonably satisfactory to Agent, that Consolidated EBITDA (using methodology substantially consistent with the determination of Consolidated EBITDA in the quality of earnings report referred to in clause (m) above), for the twelve (12) Fiscal Month period ending on or about March 31, 2019 was equal to or greater than $29,000,000.
(o)    After giving pro forma effect to the Loans made hereunder on the Closing Date and the Revolving Loans and other extensions of credit under the Revolving Loan Facility on the Closing Date, the Total Leverage Ratio for Borrowers and their Subsidiaries, on a consolidated basis, for the twelve (12) Fiscal Month period ending on or about March 31, 2019 shall be less than or equal to 5.70 to 1.00.
(p)    Agent shall have received: (i) original stock certificates, share certificates or other certificates evidencing the Equity Interests (if certificated) pledged pursuant to the Collateral Documents, together with an undated stock (or equivalent) power or stock transfer form for each such certificate duly executed in blank by the registered owner thereof and (ii) each original promissory note pledged pursuant to the Collateral Documents, if any, together with an undated endorsement for each such promissory note duly executed in blank by the holder thereof.
(q)    Agent shall have received executed copies of the Revolving Loan Documents, each in form and substance reasonably satisfactory to Agent, together with a certificate of a Senior Officer of the Borrower Agent certifying that each such document is a true, correct, and complete copy thereof.
(r)    No Default or Event of Default shall exist on the Closing Date or arise immediately after giving effect to the Loans and transactions contemplated to occur on the Closing Date.
(s)    The representations and warranties of each Obligor in the Loan Documents are true and correct in all material respects (or in all respects in the case of any representations and warranties qualified by materiality) on and as of the Closing Date upon giving effect to the funding of the Term Loan, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or in all respects in the case of any representations and warranties qualified by materiality) as of such earlier date.
(t)    Agent shall have received a duly executed W-9 (or such other applicable IRS tax form) of each Borrower.

(u)    Agent shall have received a Notice of Borrowing from Borrower Agent and Closing Date funds flow and letter of direction in form and substance satisfactory to it.
6.2    Post–Closing Requirements. Notwithstanding the foregoing provisions of this Section 6, the parties hereto acknowledge and agree that the failure to satisfy the following conditions on the Closing Date shall not be impair the effectiveness of this Agreement under Section 6.1; provided that such conditions shall be satisfied within the time periods indicated below (as such time periods may be extended by Agent in its sole discretion) and the failure to do so shall constitute an immediate Event of Default hereunder:
(a)    Joinder of INWK Holdings. Within 30 days of the Closing Date, the Borrowers shall have (i) completed any actions and delivered any documents required by the Agent and the Lenders to obtain internal approval of the Agent and each such Lender for INWK Holdings, LLC to join this Agreement as a Guarantor and (ii) caused to be delivered to the Agent an acceptable joinder agreement, UK Charge over Partnership Interests, legal opinions, and other customary joinder documents required to consummate such joinder;
(b)    Non-US Jurisdiction Pledges. Within 60 days of the Closing Date, with respect to each of the following Subsidiaries, the Borrowers shall have executed and delivered to Agent, and if necessary, filed with the appropriate Governmental Authorities, documents, including pledge, charge or analogous agreements, and shall have delivered to Agent any original collateral (including any certificates representing or evidencing Pledged Interests) in form, substance and number sufficient in the reasonable opinion of the Agent and its special counsel to establish, maintain and perfect under the law of the jurisdiction of formation or organization of such Subsidiary a Lien in favor of Agent for the benefit of the Secured Parties on all of the issued and outstanding Equity Interests of such Subsidiary:
(i)    EYELEVEL s.r.o., a company with limited liability organized under the laws of Czechoslovakia;
(ii)    INWK Mexico S de R.L. De C.V., a company organized under the laws of Mexico;
(iii)    EMEA Holdings; and
(iv)    each other direct Subsidiary of an Obligor that is not an Immaterial Subsidiary as of the Closing Date.
(c)    Insurance Certificates and Endorsements. Within 14 days of the Closing Date, the Obligors shall have delivered, or caused to be delivered, to Agent the following documents, each in form and substance acceptable to the Agent in its reasonable discretion:
(i)    a copy of the lenders' loss payee endorsement to each Obligor's property insurance policy;
(ii)    a copy of an endorsement to each Obligor's property insurance policy providing for Agent to receive 30 days' prior notice of cancellation of such policy for any reason other than non-payment of the insurance premium and 10 days' prior notice of cancellation of such policy as a result of non-payment of the insurance premium;

(iii)    a certificate of insurance with respect each Obligor's liability insurance policy;
(iv)    a copy of an additional insured endorsement to each Obligor's liability insurance policy;
(v)    a copy of an endorsement to each Obligor's liability insurance policy providing for Agent to receive 30 days' prior notice of cancellation of such policy for any reason other than non-payment of the insurance premium and 10 days' prior notice of cancellation of such policy as a result of non-payment of the insurance premium; and
(vi)    a letter from the insurance agent of each Obligor stating that other than the Agent and the Revolver Loan Agent there is no other loss payee on such Obligor's property insurance policy and no other assignee of such Obligor's business interruption policy (or if there is any such loss payee or assignee, the nature of its interest).
(d)    Original Equity Certificates. Within three Business Days of the Closing Date, Obligors shall have delivered to Agent or its designee original stock certificates, share certificates or other certificates evidencing the certificated Pledged Interests (including, without limitation, the Equity Interests issued by InnerWorkings Canada, Eyelevel, EYELEVEL Solutions Limited, a limited liability company incorporated in England and Wales with company number 06861592, EYELEVEL Limited, a private Hong Kong company limited by shares, EYELEVEL Solutions Pty Ltd., an Australian private company, DB Studios, Inc., a California corporation, InnerWorkings Asia Pacific Limited, a private Hong Kong company limited by shares, PPS, Merchandise Mania Limited a limited liability company incorporated in England and Wales with company number 03957211, and INWK Europe), in suitable form for further transfer by delivery, and accompanied by an undated stock (or equivalent) power or stock transfer form for each such certificate duly executed in blank by the registered owner thereof.
(e)    Pledged Debt. Within ten Business Days of the Closing Date, Obligors shall have delivered to Agent or its designee each Instrument constituting Pledged Debt in favor of an Obligor duly indorsed in blank with a value of greater than $500,000 individually, including, without limitation the following Instruments:
(i)    that certain Intercompany Loan Agreement dated March 19, 2019 by and between the Company and InnerWorkings Deutschland GmbH;
(ii)    that certain Intercompany Loan Agreement dated August 1, 2018 by and between the Company and InnerWorkings Deutschland GmbH;
(iii)    that certain Intercompany Loan Agreement dated March 4, 2019 by and between the Company and InnerWorkings Iberica S.L.;
(iv)    that certain Intercompany Loan Agreement dated March 19, 2019 by and between the Company and InnerWorkings Japan K.K.;
(v)     that certain Intercompany Loan Agreement dated January 1, 2019 by and between the Company and EyeLevel Solutions Limited;

(vi)    that certain Intercompany Loan Agreement dated April 15, 2019 by and between the Company and InnerWorkings Japan K.K.;
(vii)    that certain Intercompany Loan Agreement dated February 23, 2018 by and between the Company and InnerWorkings Asia Pacific Limited;
(viii)    that certain Intercompany Loan Agreement dated October 15, 2018 by and between the Company and Innerworkings MENA DMCC;
(ix)    that certain Intercompany Loan Agreement dated March 4, 2019 by and between the Company and Interworkings MENA DMCC;
(x)    that certain Intercompany Loan Agreement dated October 6, 2017 by and between the Company and InnerWorkings Canada Inc.; and
(xi)    that certain Intercompany Loan Agreement dated May 15, 2019 by and between the Company and EYELEVEL S DE RE DE CV.
(f)    Lien Waivers. Within 30 days of the Closing Date, the Borrowers shall have(f) delivered to Agent a Lien Waiver, in form and substance reasonably satisfactory to Agent, for each of the following locations:
(i)     203 N. LaSalle Street, Suite 1800, Chicago, IL 60601;
and
(ii)    1615 SE 3rd Avenue, Portland, OR 97214
SECTION 7.    COLLATERAL
7.1    Grant of Security Interest in US Collateral. To secure the prompt payment and performance of all Obligations, each Obligor hereby grants to Agent, for the benefit of the Secured Parties, a continuing security interest in and Lien upon all Property of such Obligor, including all of the following Property, whether now owned or hereafter acquired, and wherever located:
(a)    all Accounts;
(b)    all Chattel Paper, including electronic chattel paper;
(c)    all Commercial Tort Claims, including those shown on Schedule 9.1.16;
(d)    all Deposit Accounts and Securities Accounts;
(e)    all Documents;
(f)    all General Intangibles, including Intellectual Property;
(g)    all Goods, including Inventory, Equipment and fixtures;
(h)    all Instruments;
(i)    all Investment Property;
(j)    all Letter-of-Credit Rights;
(k)    all Supporting Obligations;

(l)    all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a Lender, including any Cash Collateral;
(m)    all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, adequate protection payments and claims against any Person for loss, damage or destruction of any US Collateral;
(n)    all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing;
(o)    all other personal property whether or not subject to the Code; and
(p)    all Proceeds of the Collateral described in the foregoing clauses (a) through (o) (including any adequate protection payments).
Notwithstanding the foregoing, no security interest is granted in or Lien granted upon any Excluded Assets.
7.2    Lien on Deposit Accounts; Cash Collateral.
7.2.1    Deposit Accounts. To further secure the prompt payment and performance of its applicable Obligations, each Obligor hereby grants to Agent a continuing security interest in and Lien upon all amounts credited to any Deposit Account (other than a Trust Account) of such Obligor, including sums in any blocked, lockbox, sweep or collection account. Each Obligor hereby authorizes and directs each bank or other depository to deliver to Agent, upon request solely during the existence of an Event of Default, all balances in any Deposit Account, other than Excluded Deposit Accounts, maintained for such Obligor, without inquiry into the authority or right of Agent to make such request, subject to the terms and conditions of the Intercreditor Agreement and the Control Agreement (if any) relating thereto.
7.2.2    Cash Collateral. Cash Collateral may be invested, at Agent's Permitted Discretion (with the consent of Borrower Agent, provided no Event of Default exists), but Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Obligor, and shall have no responsibility for any investment or loss. As security for its Obligations, each Obligor hereby grants to Agent a security interest in and Lien upon all Cash Collateral delivered hereunder from time to time, whether held in a segregated cash collateral account or otherwise. Agent may apply Cash Collateral to payment of such Obligations as they become due, in such order as Agent may elect. All Cash Collateral and related deposit accounts shall be under the sole dominion and control of Agent, and no Obligor or other Person shall have any right to any Cash Collateral until Full Payment of the Obligations.
7.2.3    Term Priority Collateral Account. The Term Priority Collateral Account shall be a Deposit Account subject to a Control Agreement.
7.3    Security Interest of UK Incorporated Obligors. To secure the prompt payment and performance of all Obligations, as of the Closing Date (or, in the case of the UK Charge over Partnership Interests, as of the date of the grant in accordance with Section 6.2(a)), each UK Incorporated Obligor has delivered to Agent all UK Security Agreements necessary to grant to the

Agent, for the benefit of the Secured Parties, a continuing security interest in, charge over and Lien upon all Property of such UK Incorporated Obligor. Notwithstanding the foregoing, no security interest is granted in, charge granted over or Lien granted upon any Excluded Assets of a UK Incorporated Obligor, except to the extent such assets are subject to an English law floating charge granted by such UK Incorporated Obligor under a UK Security Agreement.
7.4    Pledged Equity Interests and Pledge Debt Instruments.
7.4.1    Investment Property and other Equity Interests.
(a)    Schedule 7.4.1 sets forth all Equity Interests and Investment Property owned by each Obligor to the extent included in the Collateral (as such schedule shall be updated in accordance with this section, the "Pledged Interests"). Each Obligor shall promptly notify Agent of any change to Schedule 7.4.1 and, with the consent of Agent which shall not be unreasonably withheld, will promptly amend or supplement Schedule 7.4.1 to reflect same.
(b)    Delivery of Certificates. All certificates representing or evidencing any Investment Property or Equity Interests constituting Collateral (other than Excluded Assets) hereunder, shall be delivered to and held by or on behalf of Agent pursuant hereto, shall be in suitable form for further transfer by delivery, and shall be accompanied by all necessary instruments of transfer or assignment, duly executed in blank. The Pledged Interests consisting of Equity Interests pledged hereunder have been duly authorized and validly issued and are fully paid and non-assessable (where applicable).
(c)    Issuer Agreements. Each Obligor that is the issuer of any Pledged Interests hereby (a) acknowledges the security interest and Lien of Agent in such Collateral granted by the Obligor owning such Pledged Interests and (ii) agrees that, with respect to any such Pledged Interests, following the occurrence and during the continuance of an Event of Default, it will comply with the instructions originated by Agent without further consent of any other Obligor.
(d)    Distributions on Investment Property and other Equity Interests. In the event that any cash dividend or cash distribution (a "Dividend") paid in accordance with this Agreement on any Pledged Interests of any Obligor at a time when no Event of Default has occurred and is continuing, such Dividend may be paid directly to the applicable Obligor. If an Event of Default has occurred and is continuing, then any such Dividend or payment shall be paid directly to Agent for the benefit of the Secured Parties.
(e)    Voting Rights with respect to Equity Interests. So long as no Event of Default has occurred and is continuing, each Obligor shall be entitled to exercise any and all voting and other consensual rights pertaining to any of the Pledged Interests or any part thereof for any purpose not prohibited by the terms of this Agreement. If an Event of Default shall have occurred and be continuing, all rights of each Obligor to exercise the voting and other consensual rights that it would otherwise be entitled to exercise shall, at Agent's option, be suspended, and all such rights shall, at Agent's option, thereupon become vested in Agent for the benefit of the Secured Parties during the continuation of such Event of Default, and Agent shall, at its option, thereupon have the sole right to exercise such voting and other consensual rights during the continuation of such Event of Default and Agent shall thereupon have the right to act with respect thereto as though it were the outright owner thereof. After all Events of Default have been waived in accordance with the provisions hereof, and so long as the Obligations shall not have been accelerated, each Obligor shall have the right to exercise the voting and other consensual rights and powers that it would have otherwise been entitled to pursuant to this Section 7.4.1(e).
(f)    Waiver of Certain Provisions of Organic Documents. Each Obligor irrevocably waives any and all of its rights under those provisions of the Organic Documents or any equity holders agreement of each of its Subsidiaries or other issuer of Pledged Interests that (i) prohibit, restrict, condition, or otherwise affect the grant hereunder of any Lien on any of the Pledged Interests or any enforcement action (including the sale, transfer or disposition of such Pledged Interests to the Agent or a third party) which may be taken in respect of any such Lien or (ii) otherwise conflict with the terms of this Agreement. Each Obligor represents and warrants to the Agent that written waivers of any such restrictions have been executed by all holders of Pledged Interests that are not an Obligor. Each Obligor hereby agrees that the Agent may, at its election during the continuance of any Event of Default, cause any issuer of Pledged Interests to register Agent as the "holder of record" with respect the Pledged Interests in such issuers books and records, in furtherance of Agent's right to exercise voting or proxy rights, any other remedies or cause a transfer of any Pledged Interests.
(g)    Securities Accounts. Each Obligor irrevocably authorizes and directs each securities intermediary or other Person with which any securities account or similar investment property is maintained, if any, upon written instruction of the Agent (with a copy to the Borrower Agent), to dispose of such Collateral at the direction of the Agent and comply with the instructions originated by Agent without further consent of any Obligor. The Agent agrees with each Obligor that such instruction shall not be given by the Agent unless an Event of Default has occurred and is continuing.
7.4.2    Pledged Debt and Instruments
(a)    Schedule 7.4.2 sets forth all debt securities issued to or held by each Obligor to the extent included in the Collateral on the Closing Date ("Pledged Debt"). With respect to any such debt securities that constitute an Instrument, each Obligor shall deliver to Agent all such Instruments to Agent duly indorsed in blank; provided that the Obligors shall not be required to deliver any instrument constituting Pledged Debt in favor of an Obligor with a value of less than $500,000 individually or, when taken together with other such Pledged Debt excluded under this proviso, $1,000,000 in the aggregate at any time.
(b)    Each Obligor shall promptly notify Agent of any change to Schedule 7.4.2 and, with the consent of Agent which shall not be unreasonably withheld, will promptly amend or supplement Schedule 7.4.2 to reflect same, which such consent shall not be required if the Schedule is being amended to include additional debt securities.
7.5    Miscellaneous Collateral Provisions.
7.5.1    Commercial Tort Claims. Each Obligor shall promptly notify Agent in writing if any Obligor has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $500,000), shall promptly amend Schedule 9.1.16 to include such claim, and shall take such actions as Agent deems appropriate to subject such claim to a duly perfected, first priority Lien in favor of Agent.

7.5.2    Certain After-Acquired Collateral. Each Obligor shall promptly notify Agent in writing if, after the Closing Date, any Obligor obtains any interest in any Collateral consisting of Deposit Accounts, Securities Accounts, Chattel Paper, Documents, Instruments (other than Instruments with a value of less than $100,000 individually or, when taken together with other such Instruments excluded under this parenthetical, $250,000 in the aggregate at any time), Intellectual Property subject to an issued patent or industrial design, registration or application therefore, Investment Property or Letter-of-Credit Rights (in a face amount in excess of $250,000) and upon Agent's request, shall promptly take such actions as Agent deems appropriate to effect Agent's duly perfected, first priority (subject to the Intercreditor Agreement) Lien upon such Collateral, including obtaining any appropriate possession, Control Agreement or Lien Waiver; provided, that, notwithstanding the foregoing, Control Agreements shall not be required in respect of any Excluded Deposit Accounts. If any Collateral is in the possession of a third party, at Agent's request, each Obligor shall use commercially reasonable efforts to obtain an acknowledgment that such third party holds the Collateral for the benefit of Agent.
7.5.3    Limitations. The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Obligor relating to any Collateral. In no event shall the grant of any Lien under any Loan Document secure an Excluded Swap Obligation of the granting Obligor.
7.5.4    Further Assurances. All Liens granted to Agent under the Loan Documents are for the benefit of Secured Parties. Promptly upon Agent's reasonable request, each Obligor shall deliver such instruments and agreements (including any releases of security over Accounts which become subject to an Approved Supplier Finance Arrangement), and shall take such actions, as Agent deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral (including any English law fixed charge over Accounts that may be deemed by Agent to be ineffective or tainted as a result of a sale or other disposal of Accounts made pursuant to an Approved Supplier Finance Arrangement or otherwise), or otherwise to give effect to the intent of this Agreement. Each Obligor authorizes Agent to file any financing statement that describes the Collateral as "all assets" or "all personal property" of such Obligor, or words to similar effect, and ratifies any action taken by Agent before the Closing Date to effect or perfect its Lien on any Collateral. Each Obligor also ratifies its authorization for Agent to file in any such jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof. Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interests granted by each Obligor to Agent under the Loan Documents, without the signature of any Obligor, and naming any Obligor or the Obligors as debtors and Agent as secured party. Borrowers will pay the reasonable costs of, or reasonably incidental to, any such filings of IP Security Agreements and any recording or filing of any financing or continuation statements or other documents recorded or filed pursuant hereto. Notwithstanding the foregoing or any other provision of this Agreement, unless Agent so requests during the continuance of an Event of Default, no Obligor shall be required to deliver leasehold mortgages or take other actions to perfect Agent's Lien on any leasehold interests in Real Property.

7.5.5    Excluded Assets. Notwithstanding Section 7.1, the Collateral shall not include any Excluded Assets except to the extent such assets are subject to an English law floating charge granted by a UK Incorporated Obligor under a UK Security Agreement.
SECTION 8.    COLLATERAL ADMINISTRATION
8.1    Borrowing Base Reports. . Concurrently with their delivery to Revolving Loan Agent, Borrowers shall deliver to Agent each ABL Borrowing Base Report and each Term Loan Borrowing Base Report.
8.2    Accounts.
8.2.1    Records and Schedules of Accounts. Each Obligor shall keep materially accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Agent sales, collection, reconciliation and other reports in form satisfactory to Agent in its Permitted Discretion, on such periodic basis as Agent may reasonably request. Each Obligor shall also provide to Agent, concurrently with delivery to Revolving Loan Agent, such reports and notices relating to Accounts of the Obligors as are delivered to Revolving Loan Agent pursuant to Section 8.2.1 of the Revolving Loan Agreement.
8.2.2    Taxes. If an Account of any Obligor includes a charge for any Taxes, Agent is authorized, in its Permitted Discretion, to pay the amount thereof to the proper taxing authority for the account of such Obligor and to charge Obligors therefor; provided, that neither Agent nor Lenders shall be liable for any Taxes that may be due from Obligors or with respect to any Collateral.
8.2.3    [Reserved.]
8.2.4    Maintenance of Dominion Account. Subject to Section 10.1.10, Obligors shall maintain Controlled Accounts and Dominion Accounts pursuant to lockbox or other arrangements reasonably acceptable to Agent provided that lockboxes shall not be required in the UK or any other jurisdiction where lockboxes are not available. Obligors shall obtain an agreement (in form and substance reasonably satisfactory to Agent) from each lockbox servicer and Controlled Account or Dominion Account bank, establishing Agent's control over and Lien on the lockbox, Controlled Account or Dominion Account (which with respect to Controlled Accounts or Dominion Account of Borrowers may only be exercised by Agent during the existence of any Event of Default), requiring immediate deposit of all remittances received in the lockbox to a Controlled Account, and waiving offset rights of such servicer or bank, except for customary administrative charges. Agent and Lenders assume no responsibility to Obligors for any lockbox arrangement, Controlled Account or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.
8.2.5    Proceeds of Collateral. Subject to Section 10.1.10, Obligors shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Controlled Account or Dominion Account (or a lockbox relating to a Controlled Account or a Dominion Account) (and, to the extent constituting Term Priority Collateral, to the Term Priority Collateral Account). If any Obligor or Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Agent and promptly (not later than the next Business Day) deposit same into a Dominion Account or Controlled Account.

8.3    Inventory.
8.3.1    Records and Reports of Inventory. Each Obligor shall keep accurate and complete records of its Inventory in all material respects, including costs and daily withdrawals and additions, and shall submit to Agent inventory and reconciliation reports in form reasonably satisfactory to Agent, on such periodic basis as Agent may reasonably request. Each Obligor shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by Agent when an Event of Default exists) and periodic cycle counts consistent with historical practices, and shall provide to Agent a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as Agent may reasonably request. Agent may participate in and observe each physical count.
8.4    [Reserved.]
8.5    Deposit Accounts and Securities Accounts. Schedule 8.5 lists all Deposit Accounts and Securities Accounts maintained by Obligors, including Dominion Accounts. Each Obligor shall take all actions necessary to establish Agent's first priority Lien (subject to the Intercreditor Agreement) on each Deposit Account other than Excluded Deposit Accounts. Obligors shall be the sole account holders of each Deposit Account and Securities Account and shall not allow any Person (other than Agent, the Revolving Loan Agent subject to the Intercreditor Agreement and the applicable depository bank or securities intermediary) to have control over their Deposit Accounts or Securities Accounts or any Property deposited therein. Borrower Agent shall promptly notify Agent of any opening or closing of a Deposit Account or Securities Account and, with the consent of Agent (which shall not be unreasonably withheld), will amend Schedule 8.5 to reflect same.
8.6    Administration of Letter of Credit Rights. Schedule 8.6 sets forth all letters of credit with a stated amount in excess of $100,000 to which such Obligor has rights as of the Closing Date. If any Obligor is at any time a beneficiary under a letter of credit now or hereafter issued in favor of such Obligor, with a stated amount in excess of $100,000, such Obligor shall promptly notify Agent thereof and, at the reasonable request and option of Agent, such Obligor shall use commercially reasonable efforts, pursuant to an agreement in form and substance reasonably satisfactory to Agent to arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to Agent of the Proceeds of any drawing under the letter of credit, agreeing that the proceeds of any drawing under the letter of credit are to be paid to the applicable Obligor if an Event of Default has occurred or is continuing. Each Obligor shall promptly notify Agent of any change to Schedule 8.6 and, with the consent of Agent which shall not be unreasonably withheld, will promptly amend or supplement Schedule 8.6 to reflect same, which such consent shall not be required if the Schedule is being amended to include additional letters of credit with a stated amount in excess of $100,000.
8.7    General Provisions.
8.7.1    Location of Collateral. All tangible items of Collateral, other than Inventory in transit and other Collateral having an aggregate fair market value of less than $100,000, shall at all times be kept by Obligors at the business locations set forth in Schedule 8.7.1, except that Obligors may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.6; and (b) move Collateral of a US Obligor to another location in the United States or Canada, or in the case of a UK Incorporated Obligor, to another location in the United Kingdom, in each case upon prior written notice to Agent in accordance with Section 10.1.3.
8.7.2    Insurance of Collateral; Condemnation Proceeds. Each Obligor shall maintain, with financially sound and reputable insurance companies, insurance with respect to the Collateral, covering casualty, hazard, theft, flood and other risks, in amounts, with endorsements and with insurers (with a Best rating of at least A-, unless otherwise approved by Agent in its Permitted Discretion) reasonably satisfactory to Agent. All proceeds under each policy shall be payable to Agent, subject to the rights of the Term Agent with respect to Term Priority Collateral in accordance with the Intercreditor Agreement. From time to time upon reasonable request, Obligors shall deliver to Agent certified copies of its insurance policies. Unless Agent shall agree otherwise, each policy shall include customary endorsements reasonably satisfactory to Agent (i) showing Agent as loss payee; (ii) requiring 30 days (or 10 days with respect to failure to pay premiums) prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) where customary, specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Obligor or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Obligor fails to provide and pay for any insurance, Agent may, at its option, but shall not be required to, procure the insurance and charge Borrowers therefor. While no Event of Default exists, Obligors may settle, adjust or compromise any insurance claim, as long as the proceeds of any Term Priority Collateral (other than proceeds from workers' compensation or D&O insurance, if applicable) are delivered to Agent. If an Event of Default exists, only Agent shall be authorized to settle, adjust and compromise such claims (other than claims with respect to workers' compensation or D&O insurance, if applicable), subject to the rights of the Revolving Loan Agent in ABL Priority Collateral in accordance with the Intercreditor Agreement.
8.7.3    Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Obligors. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent's actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Obligors' sole risk.
8.7.4    Defense of Title. Each Obligor shall defend its title to Collateral and Agent's Liens therein against all Persons, claims and demands, except Permitted Liens.
8.8    Power of Attorney. Each Obligor hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Obligor's true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Agent, or Agent's designee, may (but shall have no obligation to), without notice and in either its or an Obligor's name, but at the cost and expense of Obligors:
(a)    Endorse an Obligor's name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent's possession or control; and

(b)    During an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts, Securities Accounts or investment accounts (other than Trust Accounts), and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign a Borrower's name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to an Obligor, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use an Obligor's stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker's acceptance or other instrument for which an Obligor is a beneficiary; (xii) exercise any voting or other rights under or with respect to any Investment Property; and (xiii) take all other actions as Agent deems appropriate to fulfill any Obligor's obligations under the Loan Documents.
8.9    Intellectual Property.
8.9.1    Following the request of Agent, in order to facilitate filings with the United States Patent and Trademark Office (together with any successor agency, the "PTO"), the United States Copyright Office, or the Canadian Intellectual Property Office, or any similar foreign office or agency, each Obligor shall execute and deliver to Agent one or more IP Security Agreements or such other documents, agreements or instruments, in each case in form and substance reasonably satisfactory to the Agent, to establish or further evidence Agent's Lien on such Obligor's Intellectual Property, and the General Intangibles of such Obligor relating thereto or represented thereby;
8.9.2    Each Obligor shall have the duty, with respect to Intellectual Property that is owned or exclusively licensed by such Obligor and that is necessary in or material to the conduct of such Obligor's business, to protect and diligently enforce (subject to any restrictions in any exclusive license agreement) and defend at such Obligor's expense such Intellectual Property, including, subject to, and except as otherwise determined by such Obligor in, the Obligor's exercise, in good faith, of its reasonable business judgment (A) to diligently enforce and defend against conflicting Intellectual Property rights of any Person and infringements of such Intellectual Property by any Person, (B) to prosecute diligently any trademark application or service mark application owned by any Obligor that is pending as of the date hereof or hereafter until the termination of this Agreement, (C) to prosecute diligently any patent application that is part of the patents pending as of the date hereof or hereafter until the termination of this Agreement, (D) to take commercially reasonable and necessary action to preserve and maintain all of such Obligor's trademarks, patents, industrial designs, copyrights, other material Intellectual Property and material Intellectual Property Licenses, and its rights therein, including paying all maintenance fees and filing of applications for renewal, affidavits of use, and affidavits of noncontestability, and (E) to require all employees, consultants, and contractors of each Obligor who were materially involved in the creation or development of such Intellectual Property to sign agreements containing assignment of Intellectual Property rights and obligations of confidentiality. Each Obligor further agrees, subject to, and except as otherwise determined by such Obligor in, the Obligor's exercise, in good faith, of its reasonable business judgment, not to abandon any Intellectual Property or Intellectual Property License that is necessary in or material to the conduct of such Obligor's business unless replaced by alternative Intellectual Property of comparable value and utility. Each Obligor hereby agrees to take the steps described in this Section 8.9.2 with respect to all new or acquired Intellectual Property to which it or any of its Subsidiaries is now or later becomes entitled that is necessary in or material to the conduct of such Obligor's business;
8.9.3    Obligors acknowledge and agree that the Secured Parties shall have no duties with respect to any Intellectual Property or Intellectual Property Licenses of any Obligor. Without limiting the generality of this Section 8.9.3, Obligors acknowledge and agree that no Secured Party shall be under any obligation to take any steps necessary to preserve rights in the Collateral consisting of Intellectual Property or Intellectual Property Licenses against any other Person, but any Secured Party may do so at its option from and after the occurrence and during the continuance of an Event of Default, and all reasonable and documented out-of-pocket expenses incurred in connection therewith (including reasonable fees and expenses of attorneys and other professionals) shall constitute Obligations hereunder;
8.9.4    [Reserved].
8.9.5    On each date on which a Compliance Certificate is to be delivered pursuant to this Agreement (or, if an Event of Default has occurred and is continuing, more frequently if requested by Agent) each Obligor shall provide Agent with a written report of all new or acquired: (i) patents, trademarks or copyrights that are registered or the subject of pending applications for registration; (ii) all Intellectual Property Licenses that are material to the conduct of such Obligor's business; and (iii) all statements of use or amendment to allege use with respect to intent-to-use trademark applications, in the case of (i) and (ii) that were acquired, registered, or for which applications for registration were filed by any Obligor since the date of the last Compliance Certificate, and in the case of (iii) that were filed by any Obligor since the date of the last Compliance Certificate. In the case of such registrations or applications therefor, that were acquired by any Obligor since the date of the last Compliance Certificate, each such Obligor shall file the necessary documents, if applicable, with the appropriate Governmental Authority identifying the applicable Obligor as the owner (or as a co-owner thereof, if such is the case) of such Intellectual Property. In each of the foregoing cases, the applicable Obligor shall concurrently with the delivery of the Compliance Certificate, cause to be prepared, executed, and delivered to Agent supplemental schedules to the applicable Loan Documents to identify such new or acquired patent, industrial design, trademark and copyright registrations and applications therefor (with the exception of trademark applications filed on an intent-to-use basis for which no statement of use or amendment to allege use has been filed) and Intellectual Property Licenses that are material to the conduct of such Obligor's business as being subject to the security interests created thereunder;
8.9.6    Upon receipt from the United States Copyright Office of notice of registration of any copyright, each Obligor shall promptly (but in no event later than thirty (30) days following such receipt) notify (but without duplication of any notice required by Section 8.9.5) Agent of such registration by delivering, or causing to be delivered, to Agent, documentation sufficient for Agent to perfect Agent's Liens on such copyright. If any Obligor acquires from any Person any copyright registered with the United States Copyright Office or an application to register any Copyright with the United States Copyright Office, such Obligor shall promptly (but in no event later than thirty (30) days following such acquisition) notify Agent of such acquisition and deliver, or cause to be delivered, to Agent, documentation sufficient for Agent to perfect Agent's Liens on such copyright. In the case of such copyright registrations or applications therefor which were acquired by any Obligor, each such Obligor shall promptly (but in no event later than thirty (30) days following such acquisition) file the necessary documents with the appropriate Governmental Authority identifying the applicable Obligor as the owner (or as a co-owner thereof, if such is the case) of such copyrights.
8.9.7    Each Obligor shall, in its exercise in good faith of its reasonable business judgment, take such commercially reasonable steps necessary to maintain the confidentiality of, and otherwise protect and enforce its rights in, the Intellectual Property that is necessary in or material to the conduct of such Obligor's business, including, as applicable (A) protecting the secrecy and confidentiality of its material confidential information and trade secrets by having and enforcing a policy requiring all current employees, consultants, licensees, vendors and contractors with access to such information to execute appropriate confidentiality agreements; (B) taking actions reasonably necessary to ensure that no material trade secret owned by an Obligor becomes publicly known or falls into the public domain, except where, in the exercise of its reasonable business judgment, an Obligor determines that it is appropriate to allow a trade secret to become publicly known or fall into the public domain; and (C) protecting the secrecy and confidentiality of the source code of, and all other Intellectual Property embodied within, any software that is material to the conduct of such Obligor's business of which it is the owner or licensee, including by having and enforcing a policy requiring any licensees (or sublicensees) of such source code to enter into license agreements with commercially reasonable use and non-disclosure restrictions (except to the extent such Intellectual Property embodied within such software is the subject of a patent or copyright registration which becomes publicly available).
8.9.8    No Intellectual Property License of any Obligor that is necessary in or material to the conduct of such Obligor’s business requires any consent of any other Person that has not been obtained in order for such Obligor to grant the security interest granted hereunder in such Obligor’s right, title or interest in or to such Intellectual Property License. At the request of the Agent, the Obligors shall use commercially reasonable efforts to permit the collateral assignment of Obligor’s Intellectual Property Licenses (and all rights of Obligor thereunder) that are material to the conduct of the business to Agent (and any transferees of Agent).
8.9.9    No Obligor shall incorporate into any proprietary software that is material to the business of such Obligor any third-party code that is licensed pursuant to any open source license such as the GNU Public License, Affero General Public License, Lesser GNU Public License, or Mozilla Public License, in a manner that would require or condition the use or distribution of such software (including by allowing third parties to interact with such software remotely through a computer network) on, the disclosing, licensing, or distribution of any source code for any portion of such proprietary software.
SECTION 9.    REPRESENTATIONS AND WARRANTIES

9.1    General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Commitments and Loans, each Obligor represents and warrants that:
9.1.1    Organization and Qualification. Each Obligor and Subsidiary, other than Inactive Subsidiaries, is duly organized, validly existing and in good standing (to the extent such concept exists and is applicable under the requirements of Applicable Law of the relevant jurisdiction) under the laws of the jurisdiction of its organization and has all requisite power and authority to carry on its business as now conducted, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each Obligor and Subsidiary is duly qualified, authorized to do business and in good standing (to the extent such concept exists and is applicable under the requirements of Applicable Law of the relevant jurisdiction) as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect. No Obligor is an EEA Financial Institution.
9.1.2    Power and Authority. Each Obligor is duly authorized to execute, deliver and perform the Loan Documents to which it is a party. The execution, delivery and performance of the Loan Documents are within such Obligor's corporate or other organizational powers and have been duly authorized by all necessary organizational and equityholder action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, except those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law or Material Contract or Material Debt; or (d) result in or require imposition of a Lien (other than Permitted Liens) on any Obligor's Property.
9.1.3    Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.
9.1.4    Capital Structure. Schedule 9.1.4 shows, for each Obligor and Subsidiary, its name, jurisdiction of organization or incorporation, authorized and issued Equity Interests, holders of its Equity Interests, and agreements binding on such holders with respect to such Equity Interests. Except as disclosed on Schedule 9.1.4, in the five years preceding the Closing Date, no Borrower or Subsidiary has acquired any substantial assets from any other Person nor been the surviving or continuing entity in a merger, amalgamation or combination. Each Obligor has good title to its Equity Interests in its Subsidiaries, subject only to Permitted Liens, and all such Equity Interests are duly issued, fully paid and non-assessable (where applicable). There are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Obligor or Subsidiary, except as disclosed on Schedule 9.1.4. Borrowers will amend or supplement Schedule 9.1.4 from time to time to reflect changes thereto as a result of a transaction permitted hereunder or otherwise with the consent of Agent, which consent shall not be unreasonably withheld or delayed.
9.1.5    Title to Properties; Priority of Liens. Each Obligor and Subsidiary has good and marketable title to (or valid leasehold interests in) all of its Real Estate necessary to the conduct of its business, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens except Permitted Liens.

Each Obligor and Subsidiary has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens. All Liens of Agent in the Collateral are duly perfected (other than with respect to (a) letter of credit rights, except to the extent perfection can be accomplished through the filing of UCC-1 or PPSA financing statements and (b) commercial tort claims with an individual value of less than $500,000), first priority Liens (subject to the Intercreditor Agreement), subject only to Permitted Liens that are expressly allowed to have priority over Agent's Liens.
9.1.6    [Reserved.]
9.1.7    Financial Statements. The consolidated balance sheets, and related statements of income, cash flow and shareholders equity, of the Obligors and Subsidiaries that have been and are hereafter delivered to Agent and Lenders, are prepared in accordance with GAAP (or IFRS as it relates to the UK Incorporated Obligors), and fairly present, in all material respects, the financial positions and results of operations of the Obligors and Subsidiaries at the dates and for the periods indicated and, for unaudited financial statements, subject to normal year-end audit adjustments and the absence of footnotes in the case of statements other than annual audited financial statements. All projections delivered from time to time to Agent and Lenders have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time. Since December 31, 2018, there has been no change in the condition, financial or otherwise, of any Borrower or Subsidiary that could reasonably be expected to have a Material Adverse Effect. No financial statement delivered to Agent or Lenders contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement when taken as a whole not materially misleading; it being understood that (A) projections are by their nature subject to significant uncertainties and contingencies, many of which are beyond the Obligors' control, (B) actual results may differ materially from the projections and such variations may be material and (C) the projections are not a guarantee of performance. The Obligors and their Subsidiaries on a consolidated basis are Solvent.
9.1.8    Surety Obligations. No Obligor or Subsidiary is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.
9.1.9    Taxes. Each Obligor and Subsidiary has filed all federal and state (or the equivalent thereof in any foreign jurisdictions) income tax returns and other material tax returns and other material reports that it is required by law to file, and has paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are due and payable, except to the extent such payment is being Properly Contested. The provision for Taxes on the books of each Obligor and Subsidiary is adequate for all years not closed by applicable statutes, and for its current Fiscal Year.
9.1.10    Brokers. There are no brokerage commissions, finder's fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.
9.1.11    Intellectual Property.
(a)    Each Obligor and Subsidiary owns or has the lawful right to use all Intellectual Property necessary for or material to the conduct of its business, without violation or infringement on any rights of others, except for any such violation or infringements that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. There is no pending or, to any Obligor's knowledge, threatened Intellectual Property Claim with respect to any Obligor, any Subsidiary or any of their Property (including any Intellectual Property). Except as disclosed on Schedule 9.1.11, no Obligor has received any written notice or other written communication of any actual or alleged infringement or misappropriation of any material Intellectual Property rights of any Person, except where such infringement is not material or the claim has been resolved. Except for the Intellectual Property Licenses disclosed on Schedule 9.1.11 and license agreements for commercially available off-the-shelf software that is generally available to the public, as of the Closing Date, no Obligor or Subsidiary pays or owes any royalty or other compensation to any Person with respect to any Intellectual Property that is material to the conduct of such Obligor’s business. Schedule 9.1.11 sets forth (a) as of the Closing Date, all Intellectual Property owned by any Obligor or Subsidiary and registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office or the United Kingdom Intellectual Property Office or the Canadian Intellectual Property Office and (b) all other Intellectual Property material to the business of the Obligors and Subsidiaries owned, used or licensed by, or otherwise subject to any interests of, any Obligor or Subsidiary.
(b)    None of the proprietary software of any Obligor that is material to the business of such Obligor is subject to any "copyleft" or other obligation or condition (including any obligation or condition under any "open source" license such as the GNU Public License, Affero General Public License, Lesser GNU Public License, or Mozilla Public License) that would require, or condition the use or distribution of such software (including by allowing third parties to interact with such software remotely through a computer network), on the disclosure, licensing or distribution of any source code for any portion of such proprietary software.
9.1.12    Governmental Approvals. Each Obligor and Subsidiary has, is in compliance with, and, to the extent such concept is applicable in such jurisdiction, is in good standing (to the extent such concept exists and is applicable under the requirements of Applicable Law of the relevant jurisdiction) with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties except where noncompliance could not reasonably be expected to have a Material Adverse Effect. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Obligors and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.
9.1.13    Compliance with Laws. Each Obligor and Subsidiary has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except (other than with respect to Anti-Terrorism Laws) where noncompliance could not reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of material noncompliance issued to any Obligor or Subsidiary under any Applicable Law. No Inventory has been produced in violation of the FLSA or other Applicable Law relating to employment and labor standards.
9.1.14    Compliance with Environmental Laws. Except as disclosed on Schedule 9.1.14 or as otherwise would not reasonably be likely to have a Material Adverse Effect, to any Obligor's knowledge, (a) no Obligor's or Subsidiary's past or present operations or Real Estate are subject to any federal, state, provincial, municipal, local or foreign investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up; (b) no Borrower or Subsidiary has received any Environmental Notice; and (c) no Obligor or Subsidiary has any known liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it.
9.1.15    Burdensome Contracts. No Obligor or Subsidiary is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect. No Obligor or Subsidiary is party or subject to any Restrictive Agreement, except as shown on Schedule 9.1.15. No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by an Obligor.
9.1.16    Litigation. Except as shown on Schedule 9.1.16, there are no actions, suits, proceedings or investigations pending or, to any Obligor's knowledge, threatened in writing against any Obligor or Subsidiary, or any of their businesses or Properties that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect if determined adversely to any Obligor or Subsidiary. Except as shown on Schedule 9.1.16, no Obligor has a Commercial Tort Claim (other than a Commercial Tort Claim for less than $500,000). No Obligor or Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority, except for any default which could not reasonably be expected to have a Material Adverse Effect.
9.1.17    No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default. No Obligor or Subsidiary has failed to perform any obligation under any Material Contract to which it is a party, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Except as disclosed in accordance with Section 10.1.3(b), to the Company's knowledge, there is no basis upon which any party (other than an Obligor or Subsidiary) could terminate a Material Contract prior to its scheduled termination date.
9.1.18    ERISA and Pension Matters.
(a)    Except as disclosed on Schedule 9.1.18:
(i)    Except as could not reasonably be expected to result in liability or obligation, individually or in the aggregate, in excess of $2,000,000, (A) each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws, (B) each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification, and (C) each Obligor and ERISA Affiliate has met all applicable requirements under the Code, ERISA and the Pension Protection Act of 2006, and no application for a waiver of the minimum funding standards or an extension of any amortization period has been made with respect to any Plan.

(ii)    There are no pending or, to the knowledge of Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect.
(iii)    (A) No ERISA Event has occurred or is reasonably expected to occur; (B) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%; and no Obligor or ERISA Affiliate knows of any reason that such percentage could reasonably be expected to drop below 60%; (C) no Obligor or ERISA Affiliate has incurred any liability to the PBGC except for the payment of premiums, and no premium payments are due and unpaid; (D) no Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; and (E) no Pension Plan has been terminated by its plan administrator or the PBGC, and no fact or circumstance exists that could reasonably be expected to cause the PBGC to institute proceedings to terminate a Pension Plan; and
(iv)    With respect to any Foreign Plan, except as could not reasonably be expected to result in a liability or obligation, individually or in the aggregate, in excess of $2,000,000, (A) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (B) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (C) it has been registered as required and has been maintained in good standing (to the extent such concept exists and is applicable under the requirements of Applicable Law of the relevant jurisdiction) with applicable regulatory authorities.
(b)    Each Obligor represents and warrants as of the Closing Date that such Borrower is not and will not be (i) an employee benefit plan subject to Title I of the ERISA, (ii) a plan or account subject to Section 4975 of the Code; (iii) an entity deemed to hold "plan assets" of any such plans or accounts for purposes of ERISA or the Code; (iv) a "governmental plan" within the meaning of ERISA; or (v) using "plan assets" (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments.
(c)    No Obligor is or has at any time been (A) an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004 (UK)) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act (1993)

(UK)) or (B) is or has at any time been "connected" with or an "associate" (as those terms are used in sections 38 and 43 of the Pensions Act 2004(UK)) of such an employer.
(d)    No Obligor sponsors or contributes, nor has any interest in a Person that maintains, sponsors or contributes, to any Canadian Pension Plan that contains a "defined benefit provision" as defined in the Income Tax Act (Canada) or has any liabilities or obligations in respect of such a Canadian Pension Plan that has been terminated or wound up. The Obligors are in compliance with the requirements of Applicable Laws with respect to each Canadian Pension Plan and have made all payments and contributions with respect thereto when due, except where the failure to comply with such requirements or laws or make such payments could not reasonably be expected to result in a liability or obligation, individually or in the aggregate, in excess of $2,000,000. No fact or situation that would reasonably be expected to result in a liability or obligation, individually or in the aggregate, in excess of $2,000,000 exists in connection with any Canadian Pension Plan. No Lien exists, choate or inchoate, in respect of any of the Obligors or their property in connection with any Canadian Pension Plan (other than inchoate Liens pursuant to applicable Canadian federal or provincial pension benefit standards legislation for amounts required to be remitted or contributed but not yet due).
9.1.19    Trade Relations. There exists no actual or, to the knowledge of any Obligor, threatened termination, limitation or modification of any business relationship between any Obligor or Subsidiary and any material customer or supplier, (or any group of customers or suppliers), that, in each case, individually or in the aggregate are material to the business of Obligors and their Subsidiaries taken as a whole. There exists no condition or circumstance that could reasonably be expected to materially and adversely impair the ability of any Obligor or Subsidiary to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date.
9.1.20    Labor Relations. Except as described on Schedule 9.1.20, (a) no Obligor or Subsidiary is party to or bound by any collective bargaining agreement, management agreement or consulting agreement and (b) there are no strikes, lockouts or slowdowns against any Obligor or any Subsidiary pending or, to the knowledge of any Obligor or Subsidiary, threatened and no labor controversies pending against or, to the knowledge of any Obligor or Subsidiary, threatened against or affecting any Obligor or any of its Subsidiaries (i) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) that relate to any Loan Documents or transactions contemplated thereby.
9.1.21    Payable Practices. No Obligor or Subsidiary has made any material change in its historical accounts payable practices from those in effect on the Closing Date.
9.1.22    Not a Regulated Entity. No Obligor is (a) an "investment company" or a "person directly or indirectly controlled by or acting on behalf of an investment company" within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.
9.1.23    Margin Stock. No Obligor or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds will be used by Borrowers to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.
9.1.24    OFAC. No Obligor, Subsidiary, nor to the knowledge of any Obligor, any director, officer, employee, agent, affiliate or representative thereof, is or is owned or controlled by any individual or entity that is currently the target of any Sanction or is located, organized or resident in a Designated Jurisdiction.
9.1.25    UK Charges. Under the law of each Obligor's jurisdiction of incorporation it is not necessary that any UK Security Agreement be filed, recorded on enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to any UK Security Agreement or the transactions contemplated by any UK Security Agreement, except (a) registration of particulars of each Security Document executed by a UK Incorporated Obligor at the Companies Registration Office in England and Wales in accordance with Part 25 (Company Charges) of the Companies Act 2006 or any regulations relating to the registration of charges made under, or applying the provisions of, the Companies Act 2006, (b) registration of each Security Document executed by a UK Incorporated Obligor and pertaining to Real Estate at the Land Registry of Land Charges Registry in England and Wales and payment of associated fees, (c) filing, registration or recordation on a voluntary basis or as required in order to perfect the security interest created by any UK Security Agreement in any relevant jurisdiction and (d) in each case, payment of associated fees, stamp taxes or mortgage duties.
9.1.26    Centre of Main Interests and Establishments. For the purposes of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the "Regulation"), each UK Incorporated Obligor's centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation and none of them have an "establishment" (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.
9.1.27    Pari passu ranking. Each UK Incorporated Obligor's payment obligations under the Loan Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.
9.1.28    Ranking. Each UK Security Agreement has or will have the ranking in priority which it is expressed to have in the relevant UK Security Agreement and, other than as permitted under or contemplated by the Loan Documents, it is not subject to any prior ranking or pari passu ranking Lien.
9.1.29    Revolving Loan Documents. The Revolving Loan Agreement and each additional Revolving Loan Document dated as of the date hereof are being executed and delivered concurrently with the execution and delivery of this Agreement, correct and complete copies of which have been delivered to Agent. The transactions contemplated by the Revolving Loan Documents comply in all material respects with all Applicable Law. None of the Revolving Loan Documents has been materially amended or supplemented, nor have any of the material provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to Agent.
9.2    Complete Disclosure. None of the written reports, financial statements, certificates or other written information (other than any projections, pro forma financial information, budgets,

and other forward-looking information and information of a general economic or industry-specific nature) furnished by or at the direction of any Obligor to Agent and the Lenders in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), when taken as a whole, contains, as of the date furnished, any material misstatement of fact or omits to state any material fact necessary to make the statements therein not materially misleading in light of the circumstances under which such statements were made. There is no fact or circumstance that any Obligor has failed to disclose to Agent in writing that could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.
SECTION 10.    COVENANTS AND CONTINUING AGREEMENTS
10.1    Affirmative Covenants. As long as any Commitments or Obligations are outstanding, each Obligor shall, and shall cause each Subsidiary to:
10.1.1    Inspections; Appraisals.
(a)    Permit Agent from time to time, subject (unless a Default or Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Obligor or Subsidiary, inspect, audit and make extracts from any Obligor's or Subsidiary's books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Obligor's or Subsidiary's business, financial condition, assets, prospects and results of operations (an "Examination"); provided, that, so long as no Event of Default shall have occurred within the prior 12 months, Agent shall not conduct more than one Examination in any 12 month period. Lenders may participate in any such visit or inspection, at their own expense. Secured Parties shall have no duty to any Obligor to make any inspection, nor to share any results of any inspection, appraisal or report with any Obligor. Obligors acknowledge that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and Obligors shall not be entitled to rely upon them.
(b)    Reimburse Agent for all its reasonable and documented out-of-pocket charges, costs and expenses in connection with (i) Examinations; provided that so long as no Event of Default shall have occurred within the prior 12 months, Obligors shall be required to reimburse Agent for no more than one Examination in any 12 month period; and (ii) upon the occurrence and during the continuance of an Event of Default, up to one time per Loan Year, engaging the services of a third-party firm acceptable to Agent for the purpose of performing a quality of earnings report.
10.1.2    Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP (or, as the context may indicate, IFRS as it relates to the books and records of the UK Incorporated Obligors) reflecting all financial transactions; and furnish to Agent and Lenders:
(a)    as soon as available, and in any event within 90 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and stockholders equity for such Fiscal Year, on consolidated basis for

Borrowers and Subsidiaries, which consolidated statements shall be audited and certified (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) by a firm of independent certified public accountants of recognized national standing selected by Obligors and reasonably acceptable to Agent, to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied. Such statements shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information reasonably acceptable to Agent;
(b)    as soon as available, and in any event within (i) 45 days after the end of each Fiscal Quarter, unaudited balance sheets as of the end of such Fiscal Quarter and the related statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed and (ii) 30 days (or, with respect to the first two Fiscal Months following the Closing Date, 45 days) after the end of each of the first two Fiscal Months of each Fiscal Quarter, unaudited balance sheets as of the end of such Fiscal Month and the related statements of income and, commencing with the Fiscal Month ending October 31, 2019, cash flow for such Fiscal Month and for the portion of the Fiscal Year then elapsed, in each case on consolidated basis for Borrowers and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower Agent as prepared in accordance with GAAP and fairly presenting in all material respects the financial position and results of operations for such Fiscal Quarter or Fiscal Month, subject to normal year‑end adjustments and the absence of footnotes;
(c)    concurrently with delivery of financial statements under clauses (a) and (b)(i) above (i) a Compliance Certificate executed by the chief financial officer of the Borrower Agent, and (ii) the information required to be delivered under Section 8.9.5;
(d)    concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to Obligors by their accountants in connection with such financial statements;
(e)    not later than 60 days after the end of each Fiscal Year, (i) a copy of the plan and forecast of the Company for the upcoming fiscal year in form reasonably satisfactory to the Agent and (ii) projections of Company's and Subsidiaries' consolidated balance sheets, results of operations, cash flow and Availability for the next Fiscal Year, on a monthly basis;
(f)    at Agent's reasonable request, a listing of each Obligor's trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form satisfactory to Agent;
(g)    promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that any Obligor has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that any Obligor files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange;

(h)    promptly after the sending or filing thereof, copies of any annual or actuarial report to be filed in connection with each Plan, Canadian Pension Plan or Foreign Plan;
(i)    promptly, and in any event not later than five (5) Business Days after each board of directors meeting of the Company, copies of the materials related to the financial performance and outlook of the Company and its Subsidiaries provided by management to the directors for such board meeting (excluding any items (i) subject to attorney-client privilege, (ii) which relate to proposed financing transactions which contain competitive information or present a conflict of interest with Agent or (iii) the disclosure of which would breach a third party’s confidentiality agreement which prohibits dissemination of such information to Agent or Lenders pursuant to the terms thereof);
(j)    promptly following Agent's reasonable request, such other material reports and information (financial or otherwise) as Agent may request from time to time in connection with any Collateral or any Obligor's, Subsidiary's or other Obligor's financial condition or business or compliance with the terms of the Loan Documents.
Documents required to be delivered pursuant to Section 10.1.2(a) or (b) or Section 10.1.2(g) or (h) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower Agent posts such documents, or provides a link thereto on the Borrower's website on the Internet at the website address listed on the signature pages hereto; or (ii) on which such documents are posted on the Borrower Agent's behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that: (i) the Borrower Agent shall deliver paper copies of such documents to the Agent or any Lender upon its request to the Borrower Agent to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent or such Lender and (ii) the Borrower Agent shall notify the Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Agent, at its request, by electronic mail electronic versions (i.e., soft copies) of such documents. The Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
10.1.3    Notices. Notify Agent and Lenders in writing, promptly after a Senior Officer of an Obligor's obtaining knowledge thereof, of any of the following that affects an Obligor:
(a)    the threat (in writing) or commencement of any legal action, suit, proceeding or investigation which could reasonably be expected to have a Material Adverse Effect;
(b)    any default under or termination of a Material Contract or Material Debt (including any "Default" or "Event of Default" under the Revolving Loan Documents);
(c)    the occurrence of any Default or Event of Default;
(d)    any Lien (other than a Permitted Lien) or claim made or asserted against any of the Collateral with a value in excess of $250,000;

(e)    any loss or damage to or destruction of Collateral with a value of $2,000,000 or more, whether or not covered by insurance
(f)    the discharge of or any withdrawal or resignation by Borrowers' independent accountants;
(g)    the occurrence of any material ERISA Event;
(h)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and
(i)    any (i) opening of a new office or place of business (excluding, for the avoidance of doubt, any client location where employees of any Obligor may operate from time to time in the Ordinary Course of Business) or (ii) transfer of Property of the Obligors with a value in excess of $100,000 to a location not set forth of Schedule 8.7.1, in each case of (i) and (ii), at least 30 days (or such shorter period of time as may be reasonably agreed to by the Agent) prior to such opening or transfer.
10.1.4    Landlord and Storage Agreements. Upon request, provide Agent with copies of all existing agreements, and promptly after execution thereof provide Agent with copies of all future agreements, between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral with a value in excess of $100,000.
10.1.5    Compliance with Laws and Material Contracts.
(a)    Comply with all Applicable Laws, including ERISA and Applicable Laws relating to Canadian Pension Plans, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Real Property of any Obligor or Subsidiary, it shall act promptly and diligently to investigate and to take appropriate remedial action to address such Environmental Release in accordance with Environmental Laws.
(b)    Perform in all material respects its obligations under any Material Contracts to which it is a party, in each case except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
10.1.6    Taxes and other Payment Obligations. Pay and discharge (a) all material Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested and (b) all other obligations that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where Properly Contested.
10.1.7    Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain insurance with financially sound and reputable insurance companies reasonably satisfactory to Agent, including (a) with respect to the Properties and business of Obligors and Subsidiaries, insurance of such type (including product liability, workers' compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are adequate and customary for companies similarly situated; and (b) business interruption insurance in an amount not less than $11,000,000, with deductibles and subject to an endorsement or assignment satisfactory to Agent.
10.1.8    Licenses and Royalties.
(a)    Keep each Material License in full force and effect; promptly notify Agent of any proposed modification to any such Material License, or entry into any new Material License, in each case at least 10 days prior to its effective date; and notify Agent of any default or breach asserted by any Person to have occurred under any such Material License;
(b)    Pay all royalties and other amounts when due under any Material License (unless contested in good faith with adequate reserves set aside therefor); and
(c)    by the 15th day of each month, provide Agent with a report of all accrued royalties under Material Licenses, whether or not then due and payable by a Borrower, which report shall detail the Licensor, the amount accrued and the payment status of the applicable royalty.
10.1.9    Future Subsidiaries. As soon as practicable but in any event within 30 Business Days following the acquisition or creation (by Division or otherwise) of any Subsidiary after the Closing Date (other than an Excluded Subsidiary), or an Excluded Subsidiary ceases to be an Excluded Subsidiary, cause to be delivered to the Agent notice thereof and each of the following, as applicable:
(a)    a joinder agreement acceptable to the Agent duly executed by such Subsidiary sufficient to cause such Subsidiary to become a Guarantor (or, with the consent of the Agent, a Borrower), together with executed counterparts of each other Loan Document to which Obligors are customarily a party and reasonably requested by the Agent, including all Security Documents and other documents reasonably requested to establish and preserve the Lien of the Agent in all Collateral of such Subsidiary;
(b)    (i) Uniform Commercial Code and PPSA financing statements (or comparable documents or filings required in any other applicable jurisdiction necessary to establish or perfect a Lien on the Property of the applicable Obligor) naming such Person as "Debtor" (or comparable term under Applicable Law) and naming the Agent for the benefit of the Secured Parties as "Secured Party" (or comparable term under Applicable Law), in form, substance and number sufficient in the reasonable opinion of the Agent and its special counsel to be filed in all Uniform Commercial Code and PPSA filing offices and in all jurisdictions in which filing is necessary to establish and perfect in favor of the Agent for the benefit of the Secured Parties the Lien on the Collateral conferred under such Security Document to the extent such Lien may be perfected by Uniform Commercial Code or PPSA filing (or comparable filing regime in any other applicable jurisdiction), and (ii) pledge agreements, Control Agreements, Documents and original collateral (including pledged Equity Interests, Securities and Instruments) and such other documents and agreements as may be reasonably required by the Agent consistent with the terms of the Loan Documents, all as necessary to establish and maintain a valid, perfected security interest in all Collateral in which such Subsidiary has an interest consistent with the terms of the Loan Documents;
(c)    upon the request of the Agent, an opinion of counsel to each such Subsidiary and addressed to the Agent and the Lenders, in form and substance reasonably acceptable to the Agent;
(d)    current copies of the Organic Documents of each such Subsidiary, together with minutes of duly called and conducted meetings (or duly effected consent actions) of the Board of Directors, partners, or appropriate committees thereof (and, if required by such Organic Documents or Applicable Law, of the shareholders, members or partners) of such Person authorizing the actions and the execution and delivery of documents described in this Section 10.1.9, all certified by the applicable Governmental Authority or appropriate officer as the Agent may elect; and
(e)    with respect to any Subsidiary to become a Borrower hereunder, within three (3) Business Days prior to becoming a Borrower, all "know-your-customer" and customer due diligence reasonably documentation satisfactory to the Lenders to the extent such information is requested by the Agent or the Lenders reasonably promptly after written notice to the Agent of the proposed joinder of a Borrower.
10.1.10    Control Agreements. The Obligors shall establish and maintain Control Agreements within 30 days following the Closing Date (or such longer period as Agent may agree in its sole discretion) for all Deposit Account and Securities Accounts of the Obligors located in the US and Canada.
10.1.11    Anti-Corruption Laws. Conduct its business in compliance in all material respects with applicable anti-corruption laws and maintain policies and procedures designed to promote and achieve compliance with such laws.
10.1.12    UK Pension Plans.
(a)    Ensure that all pension schemes operated by or maintained for it or its Subsidiaries benefit and/or any of its employees are fully funded based on the statutory funding objective under sections 221 and 222 of the Pensions Act 2004 (UK) and that no action or omission is taken by an Obligor or a Subsidiary in relation to such a pension scheme which has or is reasonably likely to have a Material Adverse Effect (including the termination or commencement of winding-up proceedings of any such pension scheme or any Obligor or a Subsidiary ceasing to employ any member of such a pension scheme).
(b)    Ensure that neither it nor any Subsidiary is or has been at any time an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004 (UK)) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993 (UK)) or "connected" with or an "associate" of (as those terms are used in sections 38 or 43 of the Pensions Act 2004 (UK)) such an employer.
(c)    Deliver to the Agent (i) at such time as those reports are prepared in order to comply with the then current statutory or auditing requirements (as applicable either to the trustees of any relevant schemes or to an Obligor or the Subsidiaries); and (ii) at any

other time if the Agent reasonably believes that any relevant statutory or auditing requirements are not being complied with, actuarial reports in relation to all pension schemes mentioned in paragraph (a) above.
(d)    Promptly notify the Agent of any material change in the rate of contributions to any pension schemes mentioned in (a) above paid or recommended to be paid (whether by the scheme actuary or otherwise) or required (by law or otherwise).
10.1.13    Centre of Main Interests. Each UK Incorporated Obligor shall maintain its centre of main interests (as such term is used in Article 3(1) of the Regulation (as defined in Section 9.1.26 above)) in England and Wales for the purposes of the Regulation.
10.1.14    People with Significant Control regime.
(a)    Within the relevant timeframe, comply with any notice it receives pursuant to Part 21A of the Companies Act 2006 (UK) from any company incorporated in the United Kingdom whose shares are the subject of a Lien in favor of the Agent, and
(b)    promptly provide the Agent with a copy of that notice.
10.1.15    Maintenance of Existence. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing (to the extent such concept exists and is applicable under the requirements of Applicable Law of the relevant jurisdiction) under the Applicable Laws of the jurisdiction of its organization except (i) in a transaction permitted by Section 10.2.6 or 10.2.8 or (ii) to the extent the failure to be in good standing could not reasonably be expected to have a Material Adverse Effect; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary in the Ordinary Course of Business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation or non-renewal of which could reasonably be expected to have a Material Adverse Effect.
10.1.16    Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear, abandonment and casualty and condmenation excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof, in each case, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
10.1.17    Senior Credit Enhancements. If the Revolving Loan Agent receives any additional guaranty, Collateral or other credit enhancement after the Closing Date, each Obligor shall cause the same to be granted to Agent and the Lenders, subject to the terms of the Intercreditor Agreement.
10.1.18    Lien Waivers. If the Revolving Loan Agent enters into, or has entered into, any Lien Waiver (as defined in the Revolving Loan Agreement) with a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, each Obligor shall execute and deliver, and shall use commercially reasonable efforts to cause such warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person to execute and deliver, a Lien Waiver on the same terms with the Agent.
10.2    Negative Covenants. As long as any Commitments or Obligations are outstanding, each Obligor shall not, and shall cause each Subsidiary not to:

10.2.1    Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except:
(a)    the Obligations;
(b)    Permitted Purchase Money Debt;
(c)    Debt (other than the Obligations and Permitted Purchase Money Debt) to the extent outstanding on the Closing Date and not satisfied with proceeds of the initial Loans, all of which is identified on Schedule 10.2.1 hereto;
(d)    Debt with respect to Bank Products (as defined in the Revolving Loan Agreement) incurred in the Ordinary Course of Business;
(e)    Debt that is in existence when a Person becomes a Subsidiary or that is secured by an asset when acquired by an Obligor or Subsidiary, as long as such Debt was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition, and does not exceed $500,000 in the aggregate outstanding at any time;
(f)    Debt of Obligors or Subsidiaries to the extent consisting of Investments by the Obligors or other Subsidiaries permitted under Section 10.2.5;
(g)    Contingent Obligations
(i)    consisting of guarantees by an Obligor of Debt of any Subsidiary and by any Subsidiary of Debt of the Obligors or any other Subsidiary; provided that (A) the Debt so guaranteed would be permitted to be incurred by the guarantor thereof by this Section 10.2.1, (B) guarantees by any Obligor of Debt of any Subsidiary that is not an Obligor shall be limited to an aggregate amount, when combined with Investments permitted under Section 10.2.5(i), not in excess of $5,000,000 at any time outstanding and (C) guarantees permitted under this Section 10.2.1(g) shall be subordinated to the Obligations of the applicable Subsidiary on substantially the same terms as the Debt so guaranteed is subordinated to the Obligations;
(ii)    arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business;
(iii)    incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations;
(iv)    arising in the Ordinary Course of Business from customary indemnification obligations in favor of purchasers in connection with Asset Dispositions permitted hereunder; or
(v)    arising under the Loan Documents;
(h)    [reserved];
(i)    Debt owed to any Person providing workers' compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the Ordinary Course of Business;
(j)    Debt of Foreign Subsidiaries that are not Obligors incurred on or after the Closing Date in an aggregate principal amount not exceeding $10,000,000 at any time outstanding;
(k)    Refinancing Debt as long as each Refinancing Condition is satisfied;
(l)    Revolving Loan Obligations in an aggregate principal amount not exceeding the Maximum ABL Principal Obligations (as defined in the Intercreditor Agreement);
(m)    Debt in respect of Hedging Agreements permitted under Section 10.2.14;
(n)    Debt of any Obligor or any Subsidiary as an account party in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;
(o)    Debt consisting of the financing of insurance premiums in the Ordinary Course of Business;
(p)    to the extent constituting Debt, amounts owing in connection with Approved Supplier Finance Arrangements to the applicable supplier finance provider in respect of the assignment or sale of Accounts under such arrangements; and
(q)    other unsecured Debt in an aggregate outstanding principal amount not to exceed $5,000,000.
10.2.2    Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, "Permitted Liens"):
(a)    Liens in favor of Agent;
(b)    Purchase Money Liens securing Permitted Purchase Money Debt;
(c)    Liens for Taxes not yet due or being Properly Contested;
(d)    statutory Liens (other than Liens for Taxes or imposed under ERISA or under Applicable Law relating to Canadian Pension Plans) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Obligor or Subsidiary;
(e)    Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of government tenders, bids, contracts, statutory obligations and other similar obligations, as long as such Liens are at all times junior to Agent's Liens and are required or provided by law;
(f)    Liens on Accounts assigned or sold pursuant to any Approved Supplier Finance Arrangement, to the extent securing obligations under such Approved Supplier Finance Arrangement;

(g)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 12.1 or securing appeal or other surety bonds related to such judgments;
(h)    easements, rights-of-way, restrictions, covenants, zoning restrictions, building or health codes or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not materially interfere with the Ordinary Course of Business;
(i)    normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;
(j)    Liens securing Debt permitted by Section 10.2.1(e) so long as such Liens attach only to the assets acquired at the time the obligor on such Debt became a Subsidiary or at the time such assets were acquired;
(k)    Liens on Real Estate in connection with Sale and Leaseback Transactions that comply with the requirements of Section 10.2.18;
(l)    Liens on Property of Foreign Subsidiaries that are not Obligors securing Debt permitted by Section 10.2.1(j);
(m)    Liens securing the Revolving Loan Obligations permitted under Section 10.2.1(l), so long as such Liens are subject to the Intercreditor Agreement;
(n)    existing Liens shown on Schedule 10.2.2;
(o)    Liens of carriers, warehousemen, mechanics, materialmen, repairmen, landlords or other like Liens imposed by law or arising in the Ordinary Course of Business which are not overdue for a period of more than 30 days or which are being Properly Contested;
(p)    Liens arising from precautionary UCC or PPSA financing statements regarding operating leases or consignments; and
(q)    Liens on unearned insurance premiums securing the financing thereof to the extent permitted under Section 10.2.1(o).
10.2.3    [Reserved].
10.2.4    Distributions; Upstream Payments.
(a)    Declare or make any Distributions, except (i) Upstream Payments, (ii) Permitted Equity Redemptions, (iii) Distributions payable solely in common Equity Interests of such Person and (iv) other Distributions with respect to which the Specified Transaction Conditions have been met in an amount no to exceed the Available Amount; or
(b)    Create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for restrictions under the Loan Documents, under the Revolving Loan Documents, under Applicable Law or in effect on the Closing Date as shown on Schedule 9.1.15.

10.2.5    Investments. Make any Investment except:
(a)    Investments in Subsidiaries to the extent existing on the Closing Date;
(b)    Cash Equivalents that are subject to Agent's Lien and control, pursuant to documentation in form and substance satisfactory to Agent;
(c)    advances to an officer or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business and prepaid expenses and extensions of trade credit made in the Ordinary Course of Business;
(d)    loans, advances and other cash Investments among the Obligors so long as the aggregate amount of Investments by US Obligors in Obligors that are not US Obligors following the Closing Date does not exceed $5,000,000 at any time outstanding.
(e)    the Madden Acquisition;
(f)    holding promissory notes and other non-cash consideration received in connection with any asset sale permitted by Section 10.2.6;
(g)    bank deposits in the ordinary course of business;
(h)    investments in securities of account debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors;
(i)    loans, advances and other cash Investments in Subsidiaries that are not Obligors following the Closing Date so long as (i) no Event of Default is continuing at the time of such Investment and (ii) the aggregate outstanding amount of such Investments, when aggregated with Guaranties of Debt of Subsidiaries that are not Obligors under Section 10.2.1.(g)(B), does not exceed $5,000,000 at any time outstanding;
(j)    Investments in Hedging Agreements to the extent permitted by Section 10.2.14; and
(k)    other Investments (other than Acquisitions), in an amount no to exceed the Available Amount, so long as the Specified Transactions Conditions are satisfied with respect thereto.
10.2.6    Disposition of Assets. Make any Asset Disposition, except:
(a)    sales of inventory in the Ordinary Course of Business;
(b)    sales, trade-ins or dispositions of used, obsolete, worn out or surplus equipment or property for value in the Ordinary Course of Business,
(c)    so long as no Event of Default shall exist, (i) sales and transfers of any property or assets (other than Intellectual Property) in connection with a Sale and Leaseback Transaction that complies with the requirements of Section 10.2.18 and (ii) non-exclusive licenses of Intellectual Property in the Ordinary Course of Business;

(d)    termination of a lease of real or personal Property that could not reasonably be expected to have a Material Adverse Effect;
(e)    a transfer of Property by a Subsidiary or Obligor to an Obligor (provided, (x) if transferred from a Borrower, such Obligor shall also be a Borrower and (y) if transferred from a US Obligor, such Obligor shall also be a US Obligor); and
(f)    other Asset Dispositions in any Fiscal Year that, together with all other property of the Obligors and their Subsidiaries previously Disposed of as permitted by this clause (f) during any Fiscal Year, does not exceed $5,000,000;
(g)    a Distribution permitted under Section 10.2.4;
(h)    Dispositions for fair market value of equipment or real property to the extent that (i) such equipment or real property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement equipment or real property;
(i)    Dispositions that consist of the sale or discount of overdue accounts receivable in the Ordinary Course of Business, but only in connection with the compromise or collection thereof; and
(j)    any assignment or sale of Accounts pursuant to an Approved Supplier Finance Arrangement.
provided that all Asset Dispositions permitted hereby (other than with respect to clause (j) above) shall be for fair market value and at least 75% of the consideration paid therefor shall be in cash.
10.2.7    Restrictions on Payment of Certain Debt; Amendments of Debt Documents.
(a)    Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any Debt other than:
(i)    payments and prepayments of the Obligations;
(ii)    repayment of Revolving Loans and regularly scheduled required payments of interest, fees and expenses of the Revolving Loan Obligations when due under the Revolving Loan Documents as in effect on the Closing Date (or as amended thereafter in accordance with the Intercreditor Agreement);
(iii)    [reserved];
(iv)    regularly scheduled required payments and mandatory prepayments of principal and interest, fees and expenses of other Debt permitted hereunder when due under the agreements evidencing such Debt as in effect on the Closing Date (or as amended thereafter with the consent of Agent);
(v)     payments and prepayments of any Debt made with Refinancing Debt, as long as each Refinancing Condition is satisfied with respect thereto; and

(vi)    voluntary prepayments, redemptions, retirements, defeasances or acquisitions of Debt prior to its due date, in an amount not to exceed the Available Amount, so long as the Specified Transactions Conditions are satisfied with respect thereto.
(b)    Amend, supplement or otherwise modify any document, instrument or agreement relating to the Revolving Loan Obligations (except in accordance with the terms of the Intercreditor Agreement) or any other Material Debt if such modification (i) increases the principal balance of such Debt, or increases any required payment of principal or interest; (ii) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (iii) shortens the final maturity date or otherwise accelerates amortization; (iv) increases the interest rate; or (v) increases or adds any fees or charges.
10.2.8    Fundamental Changes.
(a)    No Obligor shall (i) change its name or conduct business under any fictitious name, or change its tax, charter or other organizational identification number, or as regards a Canadian Guarantor, change the location of its registered office or chief executive office, in each case without delivery of 30 days' prior written notice to Agent (or such shorter period as the Agent may agree to in its discretion) or (ii) change its form or jurisdiction of organization; or
(b)    liquidate, wind up its affairs or dissolve itself; or merge, amalgamate, Divide, combine or consolidate with any Person, whether in a single transaction or in a series of related transactions, except for:
(i)    any Borrower or a Subsidiary may merge or amalgamate with a Borrower or any one or more other Subsidiaries, provided that (i) when a Borrower is merging with a non-Borrower Subsidiary, the Borrower shall be the continuing or surviving Person, (ii) when a Guarantor is merging or amalgamating with a non-Obligor Subsidiary, a Guarantor shall be the surviving or continuing Person and (iii) when a US Obligor is merging with another Obligor, both Obligors shall be US Obligors;
(ii)    [reserved]; and
(iii)    any Obligor or Subsidiary may Dispose of any assets pursuant to an Investment permitted under Section 10.2.6(e).
10.2.9    Subsidiaries. Form or acquire any Subsidiary after the Closing Date, except in accordance with Sections 10.1.9, 10.2.5 and 10.2.8; or permit any existing Subsidiary to issue any additional Equity Interests except directors' qualifying shares and Equity Interests issued to its existing equity holders.
10.2.10    Organic Documents. Amend, modify or otherwise change any of its Organic Documents in any respect materially adverse to Agent or Lenders, except in connection with a transaction permitted under Section 10.2.8.
10.2.11    Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than the Company and Subsidiaries.

10.2.12    Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required by GAAP (or, as the context may indicate, IFRS) and in accordance with Section 1.2; or change its Fiscal Year.
10.2.13    Restrictive Agreements. Become a party to any Restrictive Agreement, except a Restrictive Agreement (a) in effect on the Closing Date and identified on Schedule 9.1.15; (b) relating to secured Debt permitted hereunder, as long as the restrictions apply only to collateral for such Debt; (c) constituting customary restrictions on assignment in leases and other contracts or (d) customary provisions in any agreement entered into in the Ordinary Course of Business restricting assignment thereof.
10.2.14    Hedging Agreements. Enter into any Hedging Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.
10.2.15    Conduct of Business. Engage in any business other than its business as conducted on the Closing Date and any other line of business substantially the same as, or related to, such business and any activities incidental thereto.
10.2.16    Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except (a) transactions expressly permitted by the Loan Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered, and payment of customary directors' fees and indemnities; (c) transactions solely among Obligors; (d) transactions with Affiliates consummated prior to the Closing Date, as shown on Schedule 10.2.16; and (e) transactions with Affiliates in the Ordinary Course of Business, upon fair and reasonable terms fully disclosed to Agent and no less favorable than would be obtained in a comparable arm's-length transaction with a non-Affiliate.
10.2.17    Plans. Become party to any Multiemployer Plan, Foreign Plan or Canadian Pension Plan, other than any in existence on the Closing Date, or maintain, sponsor or contribute to or assume or incur any liability under, any Canadian Pension Plan that contains a "defined benefit provision" as defined in the Income Tax Act (Canada).
10.2.18    Sale and Leaseback Transactions. Enter into any Sale and Leaseback Transaction, other than Sale and Leaseback Transactions (a) in respect of which the cash consideration received for the asset or property being sold or otherwise transferred therewith is an amount not less than the fair market value of such asset or property and (b) that are consummated within 90 days after the Borrowers or such Subsidiary acquires or completes the construction of the asset or property being sold or otherwise transferred therewith.
10.2.19    Term Priority Collateral Proceeds. Deposit any proceeds of Term Priority Collateral in any Deposit Account other than the Term Priority Collateral Account.
10.2.20    Term Loan Borrowing Base. Permit the aggregate amount of Revolving Loans outstanding at any time to exceed the amount of (a) the Term Loan Borrowing Base, less (b)(i) for the period from the Closing Date through December 31, 2019, $14,000,000, and (ii) at all times after December 31, 2019, $20,000,000.
10.3    Financial Covenants. As long as any Commitments or Obligations are outstanding, Borrowers shall:

10.3.1    Consolidated Fixed Charge Coverage Ratio. Maintain as of the end of each Fiscal Quarter, a Consolidated Fixed Charge Coverage Ratio of not less than the ratio set forth below for each four (4) consecutive Fiscal Quarter period then ended set forth below:

Applicable Ratio	Four Fiscal Quarter Period Ended
1.00 to 1.00	December 31, 2019
1.05 to 1.00	March 31, 2020
1.15 to 1.00	June 30, 2020
1.20 to 1.00	September 30, 2020
1.20 to 1.00	December 31, 2020
1.20 to 1.00	March 31, 2021
1.20 to 1.00	June 30, 2021
1.20 to 1.00	September 30, 2021
1.25 to 1.00	December 31, 2021
1.25 to 1.00	March 31, 2022
1.30 to 1.00	June 30, 2022
1.35 to 1.00	September 30, 2022
1.40 to 1.00	December 31, 2022
1.45 to 1.00	March 31, 2023
1.50 to 1.00	June 30, 2023
1.50 to 1.00	September 30, 2023 and each December 31, March 31, June 30 and September 30 thereafter

10.3.2    Total Leverage Ratio. Maintain as of the end of each Fiscal Quarter, a Total Leverage Ratio of not greater than the ratio set forth below for each four (4) consecutive Fiscal Quarter period then ended set forth below:

Applicable Ratio	Four Fiscal Quarter Period Ended
6.50 to 1.00	September 30, 2019
5.00 to 1.00	December 31, 2019
4.25 to 1.00	March 31, 2020
4.25 to 1.00	June 30, 2020
4.00 to 1.00	September 30, 2020
3.50 to 1.00	December 31, 2020
3.25 to 1.00	March 31, 2021
3.00 to 1.00	June 30, 2021
3.00 to 1.00	September 30, 2021
2.75 to 1.00	December 31, 2021
2.75 to 1.00	March 31, 2022
2.75 to 1.00	June 30, 2022
2.50 to 1.00	September 30, 2022 and each December 31, March 31, June 30 and September 30 thereafter
10.3.3    Liquidity. Maintain, (a) at all times, Availability, plus the amount of the Obligors' unrestricted cash and Cash Equivalents which, except prior to the deadline for establishing Control Agreements pursuant to Section 10.1.10, are on deposit in a Controlled Account of not less than $15,000,000 and (b) as of the last day of each Fiscal Quarter, commencing with the Fiscal Quarter ending September 30, 2019, Availability (calculated as the average daily amount of Availability for such Fiscal Quarter), plus the amount of the Obligors' unrestricted cash and Cash Equivalents which are on deposit in a Controlled Account of not less than $15,000,000.
10.3.4    Capital Expenditures. Not permit the aggregate amount of all Capital Expenditures made by Company and its Subsidiaries in any Fiscal Year to exceed $14,000,000. If Company and its Subsidiaries do not utilize the entire amount of Capital Expenditures permitted in any Fiscal Year pursuant to this Section 10.3.4, Company and its Subsidiaries may carry forward to the immediately succeeding Fiscal Year only such unutilized amount (with Capital Expenditures made by Company and its Subsidiaries in such succeeding Fiscal Year applied last to such unutilized amount).
SECTION 11.    GUARANTY
11.1    Guaranty.
11.1.1    Guaranty. Each Guarantor hereby jointly, severally, absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection,

prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all existing and future indebtedness and liabilities of every kind, nature and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary and whether for principal, interest, premiums, fees indemnities, damages, costs, expenses or otherwise, of the Borrowers to the Agent or any Lender (or any of their Affiliates or branches) arising hereunder and any instruments, agreements or Loan Documents of any kind or nature now or hereafter executed in connection with this Agreement (including the Obligations and all renewals, extensions, amendments, refinancings and other modifications thereof and all Extraordinary Expenses), and whether recovery upon such indebtedness and liabilities may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any case or proceeding commenced by or against any other Guarantor or Borrower under any federal, provincial, state, municipal, foreign law, or any agreement of such other Guarantor or Borrower to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law (whether state, provincial, federal or foreign), and the Insolvency Act 1986 (UK) and the Enterprise Act 2002(UK); (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such other Guarantor or Borrower or any part of its properties; or (c) any other Insolvency Proceeding, and including interest that accrues after the commencement by or against any Borrower of any proceeding under any Insolvency Proceeding (collectively, the " Guaranteed Obligations").
11.1.2    Exercise of Remedies. During the continuance of an Event of Default, Agent and Lenders may, in their Permitted Discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral by judicial foreclosure or nonjudicial sale or enforcement, to the extent permitted under Applicable Law, without affecting any rights and remedies under this Section 11. If, in taking any action in connection with the exercise of any rights or remedies, Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Guarantor or other Person, whether because of any Applicable Laws pertaining to "election of remedies" or otherwise, each Guarantor consents to such action and, to the extent permitted under Applicable Law, waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Guarantor might otherwise have had. To the extent permitted under Applicable Law, any election of remedies that results in denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Guarantor shall not impair any other Guarantor's obligation to pay the full amount of the Obligations. To the extent permitted under Applicable Law, each Guarantor waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for Obligations, even though that election of remedies destroys such Guarantor's rights of subrogation against any other Person. To the extent permitted under Applicable Law, Agent may bid Obligations, in whole or part, at any foreclosure, trustee or other sale, including any private sale, and the amount of such bid need not be paid by Agent but shall be credited against the Obligations. To the extent permitted under Applicable Law, the amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 11, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

11.1.3    Extent of Liability; Contribution.
(a)    Notwithstanding anything herein to the contrary, each Guarantor's liability under this Section 11 shall not exceed the greater of (i) all amounts for which such Guarantor is primarily liable, as described in clause (c) below, and (ii) such Guarantor's Allocable Amount.
(b)    If any Guarantor makes a payment under this Section 11 of any Obligations (other than amounts for which such Guarantor is primarily liable) (a "Guarantor Payment") that, taking into account all other Guarantor Payments previously or concurrently made by any other Guarantor, exceeds the amount that such Guarantor would otherwise have paid if each Guarantor had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Guarantor's Allocable Amount bore to the total Allocable Amounts of all Guarantors, then such Guarantor shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Guarantor for the amount of such excess, ratably based on their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The "Allocable Amount" for any Guarantor shall be the maximum amount that could then be recovered from such Guarantor under this Section 11 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.
(c)    Sections 11.1.3(a) and 11.1.3(b) shall not limit the liability of any Guarantor to pay or guarantee Loans made directly or indirectly to it (including Loans advanced hereunder to any other Person and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Guarantor shall be primarily liable for all purposes hereunder.
(d)    Qualified ECP. Each Obligor that is a Qualified ECP when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide funds or other support to each Specified Obligor with respect to such Swap Obligation as may be needed by such Specified Obligor from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP's obligations and undertakings under this Section 11 voidable under any applicable fraudulent transfer or conveyance act). The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until Full Payment of all Obligations. Each Obligor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a "keepwell, support or other agreement" for the benefit of, each Obligor for all purposes of the Commodity Exchange Act.
11.2    [Reserved.]
11.3    [Reserved.]

11.4    Evidence of Debt. The Agent's books and records showing the amount of any Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and absent manifest error, shall be binding upon the applicable Guarantors and conclusive for the purpose of establishing the amount of the Guaranteed Obligations. As to each Guarantor, its obligations hereunder shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations against any Borrower or any other Guarantor or other Obligor, or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense of any Borrower or any other Guarantor or other Obligor, to the obligations of the Guarantors hereunder, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing (other than the defense of payment and performance in full). Anything contained herein to the contrary notwithstanding, the obligations of each Guarantor hereunder at any time shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any comparable provisions of any similar federal or state law.
11.5    No Setoff or Deductions; Taxes; Payments. Subject to Section 5.9, each Guarantor shall make all payments hereunder without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein. If any such obligation (other than one arising with respect to any Excluded Tax) is imposed upon such Guarantor with respect to any amount payable by it hereunder, each Guarantor will pay to Agent or Lenders, on the date on which such amount is due and payable hereunder, such additional amount in Dollars as shall be necessary to enable the Agent and Lenders to receive the same net amount which the Agent and Lenders would have received on such due date had no such obligation been imposed upon such Guarantor. Each Guarantor will deliver promptly to the Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Guarantors hereunder. The obligations of the Guarantors under this paragraph shall survive the Full Payment of the Guaranteed Obligations. For the avoidance of doubt, this Section 11.5 shall not apply to Taxes that are governed by Section 5.1.
11.6    Rights of Lender. Each Guarantor consents and agrees that the Agent and Lenders may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of any Guaranteed Obligations or any part thereof in accordance with the terms of the Loan Documents; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of any Guaranteed Obligations; (c) apply such security and direct the order or manner of sale thereof as the Agent or Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Guarantors hereunder or which, but for this provision, might operate as a discharge of any Guarantor.

11.7    Certain Waivers. Each Guarantor waives (a) any defense arising by reason of any disability or other defense of any Borrower or any other Guarantor, or the cessation from any cause whatsoever (including any act or omission of the Agent or any Lender) of the liability of any Borrower; (b) any defense based on any claim that such Guarantors' obligations exceed or are more burdensome than those of any Borrower; (c) the benefit of any statute of limitations affecting the Guarantors' liability hereunder; (d) any right to require the Agent or any Lender to proceed against any Borrower, proceed against or exhaust any security for any of the Guaranteed Obligations, or pursue any other remedy in the Agent's or any Lender's power whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by Agent or any Lender; and (f) to the fullest extent permitted by Applicable Law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties (other the defense of payment and performance in full). Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance hereof or of the existence, creation or incurrence of new or additional Guaranteed Obligations.
11.8    Obligations Independent. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other Guarantor, and a separate action may be brought against each Guarantor to enforce this Agreement whether or not any Borrower or any other person or entity is joined as a party.
11.9    Subrogation. No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Section 11 until the Full Payment of all of the Guaranteed Obligations and any amounts payable under this Section 11. If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Agent and Lenders and shall forthwith be paid to the Agent to reduce the amount of the applicable Guaranteed Obligations, whether matured or unmatured.
11.10    Termination; Reinstatement. The guaranty under this Section 11 is a continuing and irrevocable guaranty of the applicable Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until the Full Payment of the Guaranteed Obligations and any other amounts payable under this Section 11. Notwithstanding the foregoing, the guaranty under this Section 11 shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of any Borrower or any Guarantor is made, or the Agent or any Lender exercises its right of setoff, in respect of the applicable Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or any Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Insolvency Proceeding or otherwise, all as if such payment had not been made or such setoff had not occurred and whether the Agent or any Lender is in possession of or has released the guaranty hereunder and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this Section 11.10 shall survive termination of the guaranty hereunder.
11.11    Subordination. Each Obligor hereby subordinates the payment of all obligations and indebtedness of any Obligor owing to such other Obligor, whether now existing or hereafter arising, including but not limited to any obligation of any Borrower to any Guarantor as subrogee of the Agent or any Lender or resulting from such Guarantor's performance under the guaranty under this Section 11, to the Full Payment of all Guaranteed Obligations and Obligations. If the Agent or any Lender so requests, any such obligation or indebtedness of any Borrower to any Guarantor shall be enforced and performance received by such Guarantor as trustee for the Agent and Lenders and the proceeds thereof shall be paid over to the Agent on account of the applicable Guaranteed Obligations of such Guarantor, but without reducing or affecting in any manner the liability of any Guarantor under this Section 11. Notwithstanding the foregoing, a Guarantor may demand and accept repayments of indebtedness of any Borrower owing to such Guarantor as such repayment is expressly permitted hereunder.
11.12    Stay of Acceleration. In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against any Guarantor or any Borrower under any Insolvency Proceeding, or otherwise, all such amounts shall nonetheless be payable by the Guarantors immediately upon demand by the Agent.
11.13    Miscellaneous. No provision of this Section 11 may be waived, amended, supplemented or modified, except by a written instrument executed by the Agent and each Guarantor party hereto. No failure by the Agent or any Lender to exercise, and no delay in exercising, any right, remedy or power under this Section 11 shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. The unenforceability or invalidity of any provision of this Section 11 shall not affect the enforceability or validity of any other provision herein.
11.14    Condition of Borrowers. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from each Borrower and any other Guarantor such information concerning the financial condition, business and operations of such Borrower and any such other Guarantor as the Guarantor requires, and that the Agent and Lenders have no duty, and not Guarantor is relying on the Agent or any Lender at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of any Borrower or any other Guarantor (the guarantor waiving any duty on the part of the Agent or any Lender to disclose such information and any defense relating to the failure to provide the same).
11.15    Setoff. If and to the extent any payment is not made when due under this Section 11, the Agent and any Lender may setoff and charge from time to time any amount so due against any or all of any Guarantor's accounts or deposits with the Agent or any Lender.
11.16    Representations and Warranties. Each Guarantor represents and warrants that (a) its obligations under this Section 11 constitute its legal, valid and binding obligation enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally; (b) the making and performance of the guaranty under this Section 11 does not and will not violate, in any material respect, the provisions of any material Applicable Law, regulation or order, and does not and will not result in the breach of, or constitute a default or require any consent under, any material agreement, instrument, or document to which it is a party or by which it or any of its property may be bound or affected; and (c) all consents, approvals, licenses and authorizations of, and filings and registrations with, any Governmental Authority required under Applicable Law and regulations for the making and performance of the guaranty under this Section 11 have been obtained or made and are in full force and effect, except as could not reasonably be expected to result in a Material Adverse Effect.
SECTION 12.    EVENTS OF DEFAULT; REMEDIES ON DEFAULT
12.1    Events of Default. Each of the following shall be an "Event of Default" if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:
(a)    Any Obligor fails to pay (i) when due (whether at stated maturity, on demand, upon acceleration or otherwise), any amount of principal of any Loan, or (ii) within three Business Days after the same becomes due (whether at stated maturity, on demand, upon acceleration or otherwise), any interest on any Loan, any fee due hereunder or any other amount payable hereunder or under any other Loan Document;
(b)    Any representation or warranty of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given or deemed given;
(c)    An Obligor breaches or fails to perform any covenant contained in Section 6.3, 7.2, 8.1, 8.2.1 (second sentence only), 8.2.4, 8.2.5, 8.7.2, 10.1.1, 10.1.2(a), 10.1.2(b), 10.1.2(c), 10.1.3, 10.1.7, 10.1.9, 10.1.11, 10.1.15, 10.2 or 10.3;
(d)    An Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 30 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Agent, whichever is sooner; provided, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period;
(e)    A Guarantor repudiates, revokes or attempts to revoke its Guaranty; an Obligor denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Agent on any material portion of the Collateral; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders);
(f)    (i) Any Obligor (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Debt or Guarantee (other than Debt hereunder and Debt under Hedging Agreements) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $5,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Debt or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Debt or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Debt to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded (provided that this subclause (B) shall not apply to secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness); (ii) there occurs under any Hedging Agreement an Early Termination Date (as defined in such Hedging Agreement) resulting from (A) any event of default under such Hedging Agreement as to which any Obligor is the Defaulting Party (as defined in such Hedging Agreement) or (B) any Termination Event (as so defined) under such Hedging Agreement as to which any Obligor is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Obligor as a result thereof is greater than $5,000,000; or (iii) any "Event of Default" occurs under and as defined in the Revolving Loan Documents or any documents entered into in connection with a refinancing thereof.
(g)    There is entered against any Obligor (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding $5,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 45 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;
(h)    [Reserved];
(i)    (i) Obligors, taken as a whole, are not Solvent or any Obligor becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; (iii) Obligors are enjoined or in any way prevented by any Governmental Authority from conducting any material part of the business of Obligors taken as a whole for a period in excess of 30 days; or (iv) Obligors otherwise cease operation of or liquidate, or take any action to cease operation of or liquidate, any material part of the business of Obligors taken as a whole;
(j)    An Insolvency Proceeding is commenced by an Obligor; an Obligor makes an offer of settlement, extension, proposal or composition to its unsecured creditors generally; a trustee, receiver, interim receiver, monitor or similar custodian is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor; or an Insolvency Proceeding is commenced against an Obligor and the Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Obligor, in respect of any Obligor other than a UK Incorporated Obligor the petition is not dismissed within 60 days after filing, or an order for relief is entered in the proceeding or, in respect of a UK Incorporated Obligor, the petition is a winding-up petition which is not frivolous or vexatious and is not discharged, stayed or dismissed within 14 days of commencement;

(k)    [Reserved];
(l)    An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that (A) constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; or (B) has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC in excess of $2,000,000, or an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an amount in excess of $2,000,000; or (C) any event similar to the foregoing occurs or exists with respect to a Foreign Plan or Canadian Pension Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect;
(m)    A Change of Control occurs; or
(n)    Any material provision of the Intercreditor Agreement shall for any reason be revoked or invalidated by any Person (other than Agent), or otherwise cease to be in full force and effect, or any Person (other than Agent) shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations, for any reason shall not have the priority contemplated by this Agreement or the Intercreditor Agreement.
12.2    Remedies upon Default. If an Event of Default described in Section 12.1(j) occurs with respect to any Obligor, then to the extent permitted by Applicable Law, all Obligations shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind. In addition, or if any other Event of Default exists, Agent may in its Permitted Discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:
(a)    declare any Obligations immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Obligors to the fullest extent permitted by applicable law;
(b)    terminate, reduce or condition any Commitment;
(c)    require Obligors to Cash Collateralize their Obligations that are contingent or not yet due and payable, and if Obligors fail to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Protective Advances; and
(d)    exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC or the PPSA. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Obligors to assemble Collateral, at Obligors' expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by an Obligor, Obligors agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its Permitted Discretion, deems advisable. Each Obligor agrees that 10 days' notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable, and that any sale conducted on the internet or to a licensor of Intellectual Property shall be commercially reasonable. Agent may conduct sales on any Obligor's premises, without charge, and any sale may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations.
12.3    License. Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person), exercisable only during the continuation of an Event of Default, any or all Intellectual Property or Intellectual Property License of Obligors, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Obligor's rights and interests under such Intellectual Property shall inure to Agent's benefit. Each Obligor hereby grants to the Agent an irrevocable, non‑exclusive license or other right to use, license or sub‑license (without payment of royalty or other compensation to any Person), exercisable only during the continuation of an Event of Default, all other Property and to occupy all Real Estate owned or leased by such Obligor, wherever the same may be located, and such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof.
12.4    Setoff. At any time during an Event of Default, Agent, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, such Lender or such Affiliate to or for the credit or the account of an Obligor against its Obligations, whether or not Agent, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.
12.5    Remedies Cumulative; No Waiver.
12.5.1    Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Agent and Lenders under the Loan Documents are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.
12.5.2    Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Agent or any Lender to require strict performance by any Obligor under any Loan Document, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c)

acceptance by Agent or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. Any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.
SECTION 13.    AGENT
13.1    Appointment, Authority and Duties of Agent.
13.1.1    Appointment and Authority. Each Secured Party appoints and designates TCW as Agent under all Loan Documents. Agent may, and each Secured Party authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents. Any action taken by Agent in accordance with the provisions of the Loan Documents, and the exercise by Agent of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral or under any Loan Documents, Applicable Law or otherwise.
13.1.2    Duties. The title of "Agent" is used solely as a matter of market custom and the duties of Agent are administrative in nature only. Agent has no duties except those expressly set forth in the Loan Documents, and in no event does Agent have any agency, fiduciary or implied duty to or relationship with any Secured Party or other Person by reason of any Loan Document or related transaction. The conferral upon Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Lenders in accordance with this Agreement.
13.1.3    Agent Professionals. Agent may perform its duties through agents and employees. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.
13.1.4    Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joining any other party, unless required by Applicable Law. In determining compliance with a condition for any action hereunder, including satisfaction of any condition in Section 6, Agent may presume that the condition is satisfactory to a Secured Party unless Agent has received notice to the contrary from such Secured Party before Agent takes the action. Agent may request instructions from the applicable Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents or Collateral, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against Claims that could be incurred by Agent. Agent may refrain from any act until it has received such instructions or assurances, and shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting pursuant to instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 15.1.1. In no event shall Agent be required to take any action that it determines in its discretion is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to liability.
13.1.5    Agent as Security Trustee. In this Agreement and the UK Security Agreements, any rights and remedies exercisable by, any documents to be delivered to, or any other indemnities or obligations in favor of Agent shall be, as the case may be, exercisable by, delivered to, or be indemnities or other obligations in favor of, Agent (or any other Person acting in such capacity) in its capacity as security trustee of Secured Parties to the extent that the rights, deliveries, indemnities or other obligations relate to the UK Security Agreements or the security thereby created. Any obligations of Agent (or any other Person acting in such capacity) in this Agreement and UK Security Agreements shall be obligations of Agent in its capacity as security trustee of Secured Parties to the extent that the obligations relate to the UK Security Agreements or the security thereby created. Additionally, in its capacity as security trustee of Secured Parties Agent (or any other Person acting in such capacity) shall have (i) all the rights, remedies and benefits in favor of Agent contained in the provisions of the whole of this Section 13; (ii) all the powers of an absolute owner of the security constituted by the UK Security Agreements and (iii) all the rights, remedies and powers granted to it and be subject to all the obligations and duties owed by it under the UK Security Agreements and/or any of the Loan Documents.
13.1.6    Appointment of Agent as Security Trustee. Each Secured Party hereby appoints Agent to act as its trustee under and in relation to the UK Security Agreements and to hold the assets subject to the security thereby created as trustee for Secured Parties on the trusts and other terms contained in the UK Security Documents and each Secured Party hereby irrevocably authorizes Agent in its capacity as security trustee of Secured Parties to exercise such rights, remedies, powers and discretions as are specifically delegated to Agent as security trustee of Secured Parties by the terms of the UK Security Agreements together with all such rights, remedies, powers and discretions as are reasonably incidental thereto.
13.1.7    Liens. Any reference in this Agreement to Liens stated to be in favor of Agent shall be construed so as to include a reference to Liens granted in favor of Agent in its capacity as security trustee of Secured Parties.
13.1.8    Successors. Secured Parties agree that at any time that the Person acting as security trustee of Secured Parties in respect of the UK Security Agreements shall be a Person other than Agent, such other Person shall have the rights, remedies, benefits and powers granted to Agent in its capacity as security trustee of Secured Parties under this Agreement and the UK Security Agreements.
13.1.9    Capacity. Nothing in Sections 13.1.5 to 13.1.8 shall require Agent in its capacity as security trustee of Secured Parties under this Agreement and the UK Security Agreements to act as a trustee at common law or to be holding any property on trust, in any jurisdiction outside the US or the UK which may not operate under principles of trust or where such trust would not be recognized or its effects would not be enforceable.
13.1.10    Appointment for the Province of Quebec. Without limiting the powers of Agent, for the purposes of holding any hypothec granted to Agent pursuant to the laws of the Province of Quebec to secure the prompt payment and performance of any and all Obligations by any Obligor, each of the Secured Parties hereby irrevocably appoints and authorizes Agent and, to the extent necessary, ratifies the appointment and authorization of Agent, to act as the hypothecary representative of the present and future creditors as contemplated under Article 2692 of the Civil Code of Quebec, and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties that are conferred upon Agent under any related deed of hypothec. Agent shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to Agent pursuant to any such deed of hypothec and Applicable Law, and (b) benefit from and be subject to all provisions hereof with respect to Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Secured Parties and the Obligors. Any person who becomes a Secured Party shall, by its execution of an Assignment and Acceptance, be deemed to have consented to and confirmed Agent as the person acting as hypothecary representative holding the aforesaid hypothecs as aforesaid and to have ratified, as of the date it becomes a Secured Party, all actions taken by Agent in such capacity. The substitution of the pursuant to the provisions of this Section 13 also constitutes the substitution of Agent in its capacity as hypothecary representative.
13.2    Agreements Regarding Collateral and Borrower Materials.
13.2.1    Lien Releases; Care of Collateral. Secured Parties authorize Agent to release any Lien on any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of a disposition or Lien that Obligors certify in writing is a Permitted Asset Disposition or a Permitted Lien entitled to priority over Agent's Liens (and Agent may rely conclusively on such certificate without further inquiry); (c) that does not constitute a material part of the Collateral; or (d) subject to Section 15.1, with the consent of the applicable Required Lenders. Secured Parties authorize Agent to subordinate its Liens to any Purchase Money Lien or other Lien entitled to priority hereunder or to the extent such Lien is permitted to be released by the Agent pursuant to this Section, including, release or subordination of Liens of the Agent on Accounts assigned or sold pursuant to an Approved Supplier Finance Arrangement. Agent has no obligation to assure that any Collateral exists or is owned by an Obligor, or is cared for, protected or insured, nor to assure that Agent's Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.
13.2.2    Possession of Collateral. Agent and Secured Parties appoint each Secured Party as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in Collateral held or controlled by it, to the extent such Liens are perfected by possession or control. If a Secured Party obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent's request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent's instructions.

13.2.3    Reports. Agent shall promptly provide to Lenders, when complete, any field examination, audit or appraisal report prepared for Agent with respect to any Obligor or Collateral ("Report"). Reports and other Borrower Materials may be made available to Lenders by providing access to them on the Platform, but Agent shall not be responsible for system failures or access issues that may occur from time to time. Each Lender agrees (a) that Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing an audit or examination will inspect only limited information and will rely significantly upon Obligors' books, records and representations; (b) that Agent makes no representation or warranty as to the accuracy or completeness of any Borrower Materials and shall not be liable for any information contained in or omitted from any Borrower Materials, including any Report; and (c) to keep all Borrower Materials confidential and strictly for such Lender's internal use, not to distribute any Report or other Borrower Materials (or the contents thereof) to any Person (except to such Lender's Participants, attorneys and accountants), and to use all Borrower Materials solely for administration of the Obligations. Each Lender shall indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Borrower Materials, as well as from any Claims arising as a direct or indirect result of Agent furnishing same to such Lender, via the Platform or otherwise.
13.3    Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy, e-mail or other electronic means) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. Agent shall have a reasonable and practicable amount of time to act upon any instruction, notice or other communication under any Loan Document, and shall not be liable for any delay in acting.
13.4    Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from Borrower Agent or Required Lenders specifying the occurrence and nature thereof. If a Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify Agent and the other Lenders thereof in writing. Each Secured Party agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations or assert any rights relating to any Collateral.
13.5    Ratable Sharing. If any Lender obtains any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its ratable share of such Obligation, such Lender shall forthwith purchase from Secured Parties participations in the affected Obligation as are necessary to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.6.2, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the full amount thereof to Agent for application under Section 4.2.2 and it shall provide a written statement to Agent describing the Obligation affected by such payment or reduction.
13.6    Indemnification. EACH SECURED PARTY SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS,

ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE, PROVIDED THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AGENT (IN THE CAPACITY OF AGENT). In Agent's Permitted Discretion, it may reserve for any Claims made against an Agent Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties. If Agent is sued by any receiver, trustee or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys' fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Secured Party to the extent of its Pro Rata share.
13.7    Limitation on Responsibilities of Agent. Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent's gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor, Lender or other Secured Party of any obligations under the Loan Documents. Agent does not make any express or implied representation, warranty or guarantee to Secured Parties with respect to any Obligations, Collateral, Liens, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents or Borrower Materials; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the continuance of any Default or Event of Default, the observance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents. The Agent shall not be deemed to have notice or knowledge of any Default or Event of Default unless it has received written notice from the Borrowers or any Lender describing such Default or Event of Default clearly labeled "Notice of Default, "Notice of Event of Default", "Default Notice" or other similar prominent heading or label clearly identifying the intent of the writing as a notice of default.
13.8    Successor Agent and Co-Agents.
13.8.1    Resignation; Successor Agent. Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrowers. Required Lenders may appoint a successor that is (a) a Lender or Affiliate of a Lender; or (b) a financial institution reasonably acceptable to Required Lenders and (provided no Default or Event of Default exists) Obligors. If no successor is appointed by the effective date of Agent's resignation or removal, then on such date, Agent may appoint a successor acceptable to it in its Permitted Discretion (which shall be a Lender unless no Lender accepts the role) or, in the absence of such appointment, Required Lenders shall automatically assume all rights and duties of Agent. The successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent (including powers and duties in its capacity as security trustee) without further act. The retiring or removed Agent shall be discharged from its duties hereunder on the effective date of its resignation or removal, but shall continue to have all rights and protections available to Agent under the Loan Documents with respect to actions, omissions, circumstances or Claims relating to or arising while it was acting or transferring responsibilities as Agent or holding any Collateral on behalf of Secured Parties, including the indemnification set forth in Section 15.2, and all rights and protections under this Section 13. Any successor to TCW by merger, amalgamation or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of any Secured Party or Obligor.
13.8.2    Co-Collateral Agent. If appropriate under Applicable Law, Agent may appoint a Person to serve as a co-collateral agent or separate collateral agent under any Loan Document. Each right, remedy and protection intended to be available to Agent under the Loan Documents shall also be vested in such agent. Secured Parties shall execute and deliver any instrument or agreement that Agent may request to effect such appointment. If any such agent shall die, dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of the agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.
13.9    Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans hereunder. Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Obligors. Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making the Loans, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or its Affiliates.
13.10    Remittance of Payments and Collections.
13.10.1    Remittances Generally. Payments by any Secured Party to Agent shall be made by the time and date provided herein, in immediately available funds. If no time for payment is specified or if payment is due on demand and request for payment is made by Agent by 1:00 p.m. (Chicago Time) on a Business Day, then payment shall be made by the Secured Party by 3:00 p.m. (Chicago Time) on such day, and if request is made after 1:00 p.m. (Chicago Time), then payment shall be made by 11:00 a.m. (Chicago Time) on the next Business Day. Payment by Agent to any Secured Party shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent's right of offset for any amounts due from such payee under the Loan Documents.
13.10.2    Failure to Pay. If any Secured Party fails to deliver when due any amount payable by it to Agent hereunder, such amount shall bear interest, from the due date until paid in full, at the greater of the Federal Funds Rate or the rate determined by Agent as customary for interbank compensation for two Business Days and thereafter at the Default Rate for Prime Rate Loans. In no event shall Obligors be entitled to credit for any interest paid by a Secured Party to Agent.
13.10.3    Recovery of Payments. If Agent pays an amount to a Secured Party in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from the Secured Party. If Agent determines that an amount received by it must be returned or paid to an Obligor or other Person pursuant to Applicable Law or otherwise, then Agent shall not be required to distribute such amount to any Secured Party. If Agent is required to return any amounts applied by it to Obligations held by a Secured Party, such Secured Party shall pay to Agent, on demand, its share of the amounts required to be returned.
13.11    Individual Capacities. As a Lender, TCW shall have the same rights and remedies under the Loan Documents as any other Lender, and the terms "Lenders," "Required Lenders" or any similar term shall include TCW in its capacity as a Lender. Agent, Lenders and their Affiliates may accept deposits from, lend money to, provide bank products to, act as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if they were not Agent or Lenders hereunder, without any duty to account therefor to any Secured Party. In their individual capacities, Agent, Lenders and their Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and shall have no obligation to provide such information to any Secured Party.
13.12    [Reserved.]
13.13    [Reserved.]
13.14    No Third Party Beneficiaries. This Section 13 is an agreement solely among Secured Parties and Agent, and shall survive Full Payment of the Obligations. This Section 13 does not confer any rights or benefits upon Obligors or any other Person (except as expressly set forth in Section 13.8). As between Obligors and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.
SECTION 14.    BENEFIT OF AGREEMENT; ASSIGNMENTS
14.1    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Obligors, Agent, Lenders, Secured Parties, and their respective successors and assigns, except that (a) no Obligor shall have the right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 14.3. Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 14.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.
14.2    Participations.
14.2.1    Permitted Participants; Effect. Subject to Section 14.3.3, any Lender may sell to a financial institution ("Participant") a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, it shall remain solely responsible to the other parties hereto for performance of such obligations, it shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Obligors shall be determined as if it had not sold such participating interests, and Obligors and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.1 unless Obligors agree otherwise in writing.
14.2.2    Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of a Loan Document other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Maturity Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases any Obligor, Guarantor or substantially all Collateral.
14.2.3    Participant Register. Each Lender that sells a participation shall, acting as a non-fiduciary agent of Obligors (solely for tax purposes), maintain a register in which it enters the Participant's name, address and interest in Commitments, Loans (including principal and stated interest). Entries in the register shall be conclusive, absent manifest error, and such Lender shall treat each Person recorded in the register as the owner of the participation for all purposes, notwithstanding any notice to the contrary. No Lender shall have an obligation to disclose any information in such register except to the extent necessary to establish that a Participant's interest is in registered form under the Code.
14.2.4    Benefit of Setoff. Each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.
14.3    Assignments.
14.3.1    Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as, other than in connection with an assignment to an Eligible Assignee set forth in clause (b) of the definition thereof, (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender's rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $5,000,000 (unless otherwise agreed by Borrower Agent and Agent in its Permitted Discretion) and integral multiples of $1,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender's rights and obligations, the aggregate amount of the Commitments and Loans retained by the transferor Lender is at least $5,000,000 (unless otherwise agreed by Borrower Agent and Agent in its Permitted Discretion); and (c) the parties to each such assignment shall execute and deliver an Assignment to Agent for acceptance and recording. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to secure obligations of such Lender, including a pledge or assignment to a Federal Reserve Bank; provided, that no such pledge or assignment shall release the Lender from its obligations hereunder nor substitute the pledge or assignee for such Lender as a party hereto.
14.3.2    [Reserved].
14.3.3    Effect; Effective Date. Upon delivery to Agent of an assignment notice in the form of Exhibit B, a copy of an executed Assignment and Acceptance in the form of Exhibit A and a processing fee of $3,500 (unless otherwise agreed by Agent in its Permitted Discretion), and all documentation and other information required by regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, the assignment shall become effective upon recordation thereof in the Register, if it complies with this Section 14.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent and Obligors shall make appropriate arrangements for issuance of replacement and/or new notes, if applicable. The transferee Lender shall comply with Section 5.10 and deliver, upon request, an administrative questionnaire satisfactory to Agent.
14.3.4    Certain Assignees. No assignment or participation may be made to an Obligor, Affiliate of an Obligor, Defaulting Lender or natural person. Agent shall have no obligation to determine whether any assignment is permitted under the Loan Documents. Any assignment by a Defaulting Lender must be accompanied by satisfaction of its outstanding obligations under the Loan Documents in a manner satisfactory to Agent, including payment by the Defaulting Lender or Eligible Assignee of an amount sufficient upon distribution (through direct payment, purchases of participations or other methods acceptable to Agent in its Permitted Discretion) to satisfy all funding and payment liabilities of the Defaulting Lender. If any assignment by a Defaulting Lender (by operation of law or otherwise) does not comply with the foregoing, the assignee shall be deemed a Defaulting Lender for all purposes until compliance occur.
14.3.5    Register. Agent, acting as a non-fiduciary agent of Obligors (solely for tax purposes), shall maintain (a) a copy (or electronic equivalent) of each Assignment and Acceptance delivered to it, and (b) a register (the "Register") for recordation of the names, addresses and Commitments of, and the Loans and interest (including principal and stated interest) owing to, each Lender. Entries in the Register shall be conclusive, absent manifest error, and Obligors, Agent and Lenders shall treat each Person recorded in the Register as a Lender for all purposes under the Loan Documents, notwithstanding any notice to the contrary. Agent may choose to show only one Obligor as the Obligor in the Register, without any effect on the liability of any Obligor with respect to the Obligations. The Register shall be available for inspection by Obligors or any Lender, from time to time upon reasonable prior written notice. It is intended that the Register be maintained such that the Loans are in "registered" form for the purposes of the Code and in accordance with the requirements of US Treasury Regulations Sections 1.871-14(c)(1)(i) and 5f.103-1(c).
14.4    Replacement of Certain Lenders. If a Lender (a) within the last 120 days failed to give its consent to any amendment, waiver or action for which consent of all Lenders was required and the applicable Required Lenders consented, (b) is a Defaulting Lender, (c) within the last 120 days gave a notice under Section 3.1.5 or requested payment or compensation under Section 3.7 or 5.1 (and has not designated a different Lending Office pursuant to Section 3.8), or (d) if any Borrower is required to pay additional amounts or indemnity payments with respect to a Lender under Section 5.1, then Agent or Borrower Agent may, upon 10 days' notice to such Lender, require it to assign its rights and obligations under the Loan Documents to Eligible Assignee(s), pursuant to appropriate Assignment and Acceptance(s), within 20 days after the notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if the Lender fails to execute it. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents through the date of assignment.
SECTION 15.    MISCELLANEOUS
15.1    Consents, Amendments and Waivers.
15.1.1    Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Agent (with the consent of Required Lenders) and each Obligor party to such Loan Document; provided, that
(a)    without the prior written consent of Agent, no modification shall alter any provision in a Loan Document that relates to any rights, duties or discretion of Agent;
(b)    [reserved];
(c)    without the prior written consent of each affected Lender, including a Defaulting Lender, no modification shall (i) increase the Commitment of such Lender; (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender (except as provided in Section 4.2; (iii) extend the Maturity Date applicable to such Lender's Obligations; or (iv) amend this clause (c);
(d)    without the prior written consent of all Lenders (except any Defaulting Lender), no modification shall (i) alter Section 2.4, 7.1 (except to add Collateral) or 15.1; (ii) amend the definitions of Pro Rata or Required Lenders; (iii) release or subordinate the Agent's Lien with respect to all or substantially all Collateral; or (iv) except in connection with a merger, amalgamation, disposition or similar transaction expressly permitted hereby, release any Obligor from liability for any Obligations;
(e)    [reserved];
(f)    [reserved]; and
(g)    if Real Estate secures any Obligations, no modification of a Loan Document shall add, increase, renew or extend any credit line hereunder until the completion of flood diligence and documentation as required by all Flood Laws or as otherwise satisfactory to all Lenders.
15.1.2    Limitations. The agreement of Obligors shall not be required for any modification of a Loan Document that deals solely with the rights and duties of Lenders and Agent as among themselves. Any waiver or consent granted by Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified.

15.1.3    Payment for Consents. No Obligor will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.
15.2    Indemnity. EACH OBLIGOR SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE IN CONNECTION WITH OR AS A RESULT OF THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE OTHER LOAN DOCUMENTS. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to (i) a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence, bad faith or willful misconduct of such Indemnitee, (ii) a Claim brought by any Obligor against an Indemnitee for breach of such Indemnitee's obligations hereunder or under any Loan Document, if such Obligor has obtained a final, non-appealable judgment by a court of competent jurisdiction in its favor on such Claim or (iii) disputes solely between and among such Indemnitees (other than any dispute involving claims against the Agent in its capacity as such) to the extent such disputes do not arise from any act or omission of any Obligor or its Affiliates.
15.3    Notices and Communications.
15.3.1    Notice Address. Subject to Section 15.3.2, all notices and other communications by or to a party hereto shall be in writing and shall be given as follows:
(a)    if to any Obligor, to:
INNERWORKINGS, INC.
203 N. LaSalle Street, Suite 1800
Chicago, Illinois 60601
Attn: Bridget Freas
Email: bfreas@inwk.com
with copies to:
INNERWORKINGS, INC.
203 N. LaSalle Street, Suite 1800
Chicago, Illinois 60601
Attn: Oren Azar
Email: oazar@inwk.com
and
Winston & Strawn LLP
35 W. Wacker Drive, Suite 4200
Chicago, Illinois 60601
Attn: Joseph L. Devaney

Fax: 312-558-5700
Email: jdevaney@winston.com
(b)    if to Agent, to:
TCW Asset Management Company LLC
200 Clarendon Street, 51st Floor
Boston, Massachusetts 02116
Attention: James Synborski
Telephone: (617) 936-2273
Facsimile: (617) 948-2003
with a copy to:

Goldberg Kohn Ltd.
55 East Monroe Street, Suite 3300
Chicago, IL 60603
Attn: Christopher M. Swartout
Telephone: (312)-863.7137
Telecopier: (312)-863.7837
Email: christopher.swartout@goldbergkohn.com
with a copy to:
Cortland Capital Market Services LLC
225 West Washington Street, 9th Floor
Chicago, Illinois 60606
Attention: Valerie Opperman and Legal Department
Facsimile: (312) 376-0751
E-Mail: tcw@cortlandglobal.com and
legal@cortlandglobal.com
(c)    if to any other Person, at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment), or at such other address as a party may hereafter specify by notice in accordance with this Section 15.3. Each communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the US mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1, 2.2, 2.3 or 3.1 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Obligors.

15.3.2    Communications. Electronic and telephonic communications (including e-mail, messaging, voice mail and websites) may be used only in a manner acceptable to Agent. Secured Parties make no assurance as to the privacy or security of electronic or telephonic communications. E-mail and voice mail shall not be effective notices under the Loan Documents.
15.3.3    Platform. Borrower Materials shall be delivered pursuant to procedures approved by Agent, including electronic delivery (if possible) upon request by Agent to an electronic system maintained by Agent ("Platform"). Obligors shall notify Agent of each posting of Borrower Materials on the Platform and the materials shall be deemed received by Agent only upon its receipt of such notice. Borrower Materials and other information relating to this credit facility may be made available to Secured Parties on the Platform. The Platform is provided "as is" and "as available." Agent does not warrant the accuracy or completeness of any information on the Platform nor the adequacy or functioning of the Platform, and expressly disclaims liability for any errors or omissions in the Borrower Materials or any issues involving the Platform. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY AGENT WITH RESPECT TO BORROWER MATERIALS OR THE PLATFORM. No Agent Indemnitee shall have any liability to Obligors, Secured Parties or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform, including any unintended recipient, nor for delivery of Borrower Materials and other information via the Platform, internet, e-mail, or any other electronic platform or messaging system.
15.3.4    Public Information. Obligors and Secured Parties acknowledge that "public" information may not be segregated from material non-public information on the Platform. Secured Parties acknowledge that Borrower Materials may include Obligors' material non-public information, and should not be made available to personnel who do not wish to receive such information or may be engaged in investment or other market-related activities with respect to an Obligor's securities.
15.3.5    Non-Conforming Communications. Agent and Lenders may rely upon any communications purportedly given by or on behalf of any Obligor even if they were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Obligor shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any electronic or telephonic communication purportedly given by or on behalf of an Obligor.
15.4    Performance of Obligations. Agent may, in its Permitted Discretion at any time and from time to time, at Obligors' expense, pay any amount or do any act required of an Obligor under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent's Liens on any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Obligors, on demand, with interest from the date incurred until paid in full, at the Default Rate applicable to Prime Rate Loans.

Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.
15.5    Credit Inquiries. Agent and Lenders may (but shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.
15.6    Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.
15.7    Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.
15.8    Counterparts; Execution. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Agent has received counterparts bearing the signatures of all parties hereto. Agent may (but shall have no obligation to) accept any signature, contract formation or record-keeping through electronic means, which shall have the same legal validity and enforceability as manual or paper-based methods, to the fullest extent permitted by Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act. Upon request by Agent, any electronic signature or delivery shall be promptly followed by a manually executed or paper document.
15.9    Entire Agreement. Time is of the essence with respect to all Loan Documents and Obligations. The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.
15.10    Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent, Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute Agent and any Secured Party to be a partnership, joint venture or similar arrangement, nor to constitute control of any Obligor.
15.11    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Obligors acknowledge and agree that (a)(i) this credit facility and any arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm's-length commercial transactions between Obligors and their Affiliates, on one hand, and Agent, any Lender, any of their Affiliates or any arranger, on the other hand; (ii) Obligors have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Obligors are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Obligors, their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Obligors and their Affiliates, and have no obligation to disclose any of such interests to Obligors or their Affiliates. To the fullest extent permitted by Applicable Law, each Obligor hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.
15.12    Confidentiality. Each of Agent and Lenders shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, auditors, advisors and representatives (provided they are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any Transferee; (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Agent, any Lender or any of their Affiliates on a nonconfidential basis from a source other than Obligors; (h) on a confidential basis to a provider of a Platform; or (i) with the consent of Borrower Agent. Notwithstanding the foregoing, Agent and Lenders may publish or disseminate general information concerning this credit facility for league table, press release, and tombstone and advertising purposes, and may use Obligors' logos, trademarks or product photographs in advertising materials; provided that Agent or such Lender shall provide a draft of any such press release advertising or other promotional material to the Borrower Agent for review and comment prior to publication thereof. As used herein, "Information" means information received from an Obligor or Subsidiary relating to it or its business that is identified as confidential when delivered. A Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises a degree of care similar to that accorded its own confidential information. Each of Agent, and Lenders acknowledges that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of such information; and (iii) it will handle the material non-public information in accordance with Applicable Law.
15.13    Intercreditor Agreement.
(a)    EACH LENDER PARTY HERETO (i) UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT IT (AND EACH OF ITS SUCCESSORS AND PERMITTED ASSIGNS) AND EACH OTHER LENDER (AND EACH OF THEIR SUCCESSORS AND PERMITTED ASSIGNS) SHALL BE BOUND BY THE INTERCREDITOR AGREEMENT, (ii) CONFIRMS THAT IT HAS RECEIVED AND FULLY REVIEWED THE INTERCREDITOR AGREEMENT

(iii) AUTHORIZES AND DIRECTS AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT ON ITS BEHALF, AND (iv) AGREES THAT ANY ACTION TAKEN BY AGENT PURSUANT TO THE INTERCREDITOR AGREEMENT SHALL BE BINDING UPON SUCH LENDER.
(b)    THE PROVISIONS OF THIS SECTION 15.13 ARE NOT INTENDED TO SUMMARIZE OR FULLY DESCRIBE THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. REVIEW OF THE INTERCREDITOR AGREEMENT ITSELF MUST BE UNDERTAKEN TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER AGENT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT.
15.14    GOVERNING LAW. UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL CLAIMS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS.
15.15    Consent to Forum; Bail-In of EEA Financial Institutions.
15.15.1    Forum. EACH OBLIGOR HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT SITTING IN NEW YORK OR THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, IN ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH OBLIGOR IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING ANY SUCH COURT'S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 15.3.1. A final judgment in any proceeding of any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by Applicable Law. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law, including bringing proceedings in England against any UK Incorporated Obligor to enforce its Obligations or Guaranteed Obligations or in Canada against any Canadian Obligor to enforce its Obligations or Guaranteed Obligations. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.
15.15.2    Other Jurisdictions. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.
15.15.3    Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties, each party hereto (including each Secured Party) acknowledges that, with respect to any Secured Party that is an EEA Financial Institution, any unsecured liability of such Secured Party arising under a Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority, and each party hereto agrees and consents to, and acknowledges and agrees to be bound by, (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liability which may be payable to it by such Secured Party; and (b) the effects of any Bail-in Action on any such liability, including (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent, or a bridge institution that may be issued to the party or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under any Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of any Write-Down and Conversion Powers.
15.16    Waivers by Obligors. To the fullest extent permitted by Applicable Law, each Obligor waives (a) the right to trial by jury (which Agent, Lenders and all other Secured Parties hereby also waive) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which an Obligor may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against an Indemnitee, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Obligor acknowledges that the foregoing waivers are a material inducement to Agent and Lenders entering into this Agreement and that they are relying upon the foregoing in their dealings with Obligors. Each Obligor has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.
15.17    Patriot Act Notice. Agent and Lenders hereby notify Obligors that pursuant to the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Obligor, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent and Lenders will also require information regarding any personal guarantor and may require information regarding Obligors' management and owners, such as legal name, address, social security number and date of birth. Obligors shall, promptly upon request, provide all documentation and other information as

Agent or any Lender may request from time to time in order to comply with any obligations under any "know your customer," anti-money laundering or other requirements of Applicable Law.
15.18    NO ORAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.
[Remainder of page intentionally left blank; signatures begin on following page]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWER: INNERWORKINGS, INC.
By:	/s/ Donald W. Pearson
Name:	Donald W. Pearson
Title:	Executive Vice President and Chief Financial Officer

GUARANTORS: EYELEVEL, INC.
By:	/s/ Michael Bradley
Name:	Michael Bradley
Title:	President and Secretary

UK BORROWERS: INNERWORKINGS EUROPE LIMITED
By:	/s/ Kelley Fox
Name:	Kelley Fox
Title:	Director

PROFESSIONAL PACKAGING SERVICES LTD.
By:	/s/ Kelley Fox
Name:	Kelley Fox
Title:	Director

CANADIAN GUARANTOR: INNERWORKINGS CANADA, INC.
By:	/s/ Kelley Fox
Name:	Kelley Fox
Title:	Vice President

OTHER GUARANTORS: Signed for and on behalf of INNERWORKINGS EMEA HOLDINGS LP by INWK HOLDINGS, LLC, general partner, acting by an authorized signatory of INWK HOLDINGS, LLC
By:	/s/ Donald W. Pearson
Name:	Donald W. Pearson
Title:	Executive Vice President and Chief Financial Officer

AGENT AND LENDERS: TCW ASSET MANAGEMENT COMPANY LLC, as Agent
By:	/s/ Suzanne Grosso
Name:	Suzanne Grosso
Title:	Managing Director

MACQUARIE US TRADING LLC
By:	/s/ Joshua Karlin
Name:	Joshua Karlin
Title:	Authorized Signatory

By:	/s/ Anita Chiu
Name:	Anita Chiu
Title:	Authorized Signatory

Address: Macquarie US Trading LLC 125 West 55 Street, 20th Floor New York, NY 10019 Attention: David Anekstein and Tunde Malomo Email: loan.admin@macquarie.com Phone: (212) 231-6187 or (212) 231-0458

EXHIBIT A
to
Loan and Security Agreement
ASSIGNMENT AND ACCEPTANCE
Reference is made to the Loan and Security Agreement dated as of _______, 2019, as amended ("Loan Agreement"), among INNERWORKINGS, INC., a Delaware corporation (the "Company" and, together with any other Person joined thereto as a Borrower after the Closing Date, collectively, the "Borrowers" and each a "Borrower"), EYELEVEL, INC., an Oregon corporation ("Eyelevel"), INNERWORKINGS EMEA HOLDINGS LP, a limited partnership under the laws of England and Wales with company number LP014693 ("EMEA Holdings"), INNERWORKINGS EUROPE LIMITED, a limited liability company incorporated in England and Wales with company number 01845737 ("INWK Europe"), PROFESSIONAL PACKAGING SERVICES LTD., a limited liability company incorporated in England and Wales with company number 01567813 ("PPS"), and INNERWORKINGS CANADA, INC., an Ontario corporation ("InnerWorkings Canada"), each as a Guarantor, TCW ASSET MANAGEMENT COMPANY LLC, as agent ("Agent") for the financial institutions from time to time party to the Loan Agreement ("Lenders"), and such Lenders. Terms are used herein and not otherwise defined shall be as defined in the Loan Agreement.
______________________________________ ("Assignor") and __________________ _______________________ ("Assignee") agree as follows:
1.    Assignor hereby assigns to Assignee and Assignee hereby purchases and assumes from Assignor, together with an interest in the Loan Documents corresponding to the Assigned Interest (defined below):

1.	a principal amount of $[________] of Assignor's outstanding Term Loans (the "Assigned Interests").
2.    This Agreement shall be effective as of the date ("Effective Date") indicated in the corresponding Assignment Notice delivered to Agent, provided such Assignment Notice is executed by Assignor, Assignee, Agent and Borrower Agent, if applicable. From and after the Effective Date, Assignee hereby expressly assumes, and undertakes to perform, all of Assignor's obligations in respect of the Assigned Interest, and all principal, interest, fees and other amounts which would otherwise be payable to or for Assignor's account in respect of the Assigned Interest shall be payable to or for Assignee's account, to the extent such amounts accrue on or after the Effective Date.
3.    Assignor (a) represents that as of the date hereof, prior to giving effect to this assignment, the outstanding balance of its Term Loans is $__________; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto, other than that Assignor is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or the performance by Borrowers of their obligations under the Loan Documents. [Assignor is attaching the promissory note[s]

held by it and requests that Agent exchange such note[s] for new promissory notes payable to Assignee [and Assignor].]
4.    Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment; (b) confirms that it has received copies of the Loan Agreement and such other Loan Documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment; (c) agrees that it shall, independently and without reliance upon Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (d) confirms that it is an Eligible Assignee; (e) appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement as are delegated to Agent by the terms thereof, together with such powers as are incidental thereto; (f) agrees that it will observe and perform all obligations that are required to be performed by it as a "Lender" under the Loan Documents; (g) represents and warrants that the assignment evidenced hereby will not result in a non-exempt "prohibited transaction" under Section 406 of ERISA; and (h) represents and warrants as of the Effective Date to the Agent, the Assignor and their respective Affiliates, and not for the benefit of the Borrower or any other Obligor, that such Assignee is not and will not be (i) an employee benefit plan subject to Title I ERISA, (ii) a plan or account subject to Section 4975 of the Code; (iii) an entity deemed to hold "plan assets" of any such plans or accounts for purposes of ERISA or the Code; or (iv) a "governmental plan" within the meaning of ERISA.
5.    This Agreement shall be governed by the laws of the State of New York. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of this Agreement shall remain in full force and effect.
6.    Each notice or other communication hereunder shall be in writing, shall be sent by messenger, by telecopy or facsimile transmission, or by first-class mail, shall be deemed given when sent and shall be sent as follows:
(a)    If to Assignee, to the following address (or to such other address as Assignee may designate from time to time):
__________________________
__________________________
__________________________
(b)    If to Assignor, to the following address (or to such other address as Assignor may designate from time to time):
__________________________
__________________________
__________________________
__________________________
Payments hereunder shall be made by wire transfer of immediately available Dollars as follows:
If to Assignee, to the following account (or to such other account as Assignee may designate from time to time):
______________________________

______________________________
ABA No._______________________
______________________________
Account No.____________________
Reference: _____________________
If to Assignor, to the following account (or to such other account as Assignor may designate from time to time):
______________________________
______________________________
ABA No._______________________
______________________________
Account No.____________________
Reference: _____________________
IN WITNESS WHEREOF, this Assignment and Acceptance is executed as of _____________.

By:
("Assignee")
Name:
Title:

By:
("Assignor")
Name:
Title:

EXHIBIT B
to
Loan and Security Agreement
ASSIGNMENT NOTICE
Reference is made to (1) the Loan and Security Agreement dated as of _______, 2019, as amended ("Loan Agreement"), among INNERWORKINGS, INC., a Delaware corporation (the "Company" and, together with any other Person joined thereto as a Borrower after the Closing Date, collectively, the "Borrowers" and each a "Borrower"), EYELEVEL, INC., an Oregon corporation ("Eyelevel"), INNERWORKINGS EMEA HOLDINGS LP, a limited partnership under the laws of England and Wales with company number LP014693 ("EMEA Holdings"), INNERWORKINGS EUROPE LIMITED, a limited liability company incorporated in England and Wales with company number 01845737 ("INWK Europe"), PROFESSIONAL PACKAGING SERVICES LTD., a limited liability company incorporated in England and Wales with company number 01567813 ("PPS"), and INNERWORKINGS CANADA, INC., an Ontario corporation ("InnerWorkings Canada"), each as a Guarantor, TCW ASSET MANAGEMENT COMPANY LLC, as agent ("Agent") for the financial institutions from time to time party to the Loan Agreement ("Lenders"), and such Lenders; and (2) the Assignment and Acceptance dated as of ____________, 20__ ("Assignment"), between __________________ ("Assignor") and ____________________ ("Assignee"). Terms are used herein as defined in the Loan Agreement.
Assignor hereby notifies Borrowers and Agent of Assignor's intent to assign to Assignee pursuant to the Assignment, a principal amount of $________ of Assignor's outstanding Loans (the foregoing items being, collectively, the "Assigned Interest"), together with an interest in the Loan Documents corresponding to the Assigned Interest. This Agreement shall be effective as of the later of (a) the fifth Business Day following delivery of this Assignment Notice to Agent and (b) delivery of a customary administrative detail questionnaire with respect to Assignee and all information required for completion of "know your customer" requirements by Agent with respect to such Assignee ("Effective Date"), provided this Assignment Notice is executed by Assignor, Assignee, Agent and Borrower Agent, if applicable. Pursuant to the Assignment, Assignee has expressly assumed all of Assignor's obligations under the Loan Agreement to the extent of the Assigned Interest, as of the Effective Date.
For purposes of the Loan Agreement, Agent shall deem Assignor's Loans to be reduced by $_________, and Assignee's Loans to be increased by $_________.
The address of Assignee to which notices and information are to be sent under the terms of the Loan Agreement is:
________________________
________________________
________________________
________________________
The address of Assignee to which payments are to be sent under the terms of the Loan Agreement is shown in the Assignment.

This Notice is being delivered to Borrowers and Agent pursuant to Section 14.3 of the Loan Agreement. Please acknowledge your acceptance of this Notice by executing and returning to Assignee and Assignor a copy of this Notice.
IN WITNESS WHEREOF, this Assignment Notice is executed as of _____________.

By:
("Assignee")
Name:
Title:

By:
("Assignor")
Name:
Title:

ACKNOWLEDGED AND AGREED, AS OF THE DATE SET FORTH ABOVE:

BORROWER AGENT:*

By:
Name:
Title:

* No signature required if Assignee is a Lender, Affiliate of a Lender or Approved Fund, or if an Event of Default exists.

TCW ASSET MANAGEMENT COMPANY LLC, as Agent
By:
Name:
Title:

EXHIBIT C
to
Loan and Security Agreement

FORM OF NOTE

[Date]	$______________	New York, New York

INNERWORKINGS, INC., a Delaware corporation ([“Innerworkings”), and [__________], a [_____] (“[__________]” and together with the Innerworkings, collectively, the “Borrowers” and each, a ]“Borrower”), for value received, hereby [jointly and severally] unconditionally promise[s] to pay to _____________ (“Lender”), the principal sum of __________DOLLARS ($______), or such lesser amount as may be advanced by the Lender as Loans from time to time under the Loan Agreement described below, together with all accrued and unpaid interest thereon. Terms are used herein as defined in the Loan and Security Agreement dated as of July 16, 2019, among the Borrower[s], the other parties from time to time signatory thereto as Obligors, TCW Asset Management Company LLC, as Agent, and certain other financial institutions party thereto, as such agreement may be amended, restated, amended and restated, modified, renewed or extended from time to time (“Loan Agreement”).

Principal of and interest on this Note (“Note”) from time to time outstanding shall be due and payable as provided in the Loan Agreement and shall be payable in Dollars. This Note is issued pursuant to and evidences the Loans under the Loan Agreement, to which reference is made for a statement of the rights and obligations of Lender and the duties and obligations of the Borrower[s]. The Loan Agreement contains provisions for acceleration of the maturity of this Note upon the happening of certain stated events, and for the borrowing, prepayment and reborrowing of amounts upon specified terms and conditions.

The holder of this Note is hereby authorized by [each] Borrower to record on a schedule annexed to this Note (or on a supplemental schedule) the amounts owing with respect to Loans, and the payment thereof. Failure to make any notation, however, shall not affect the rights of the holder of this Note or any obligations of [any] Borrower hereunder or under any other Loan Documents.
[Each] Borrower and all endorsers, sureties and guarantors of this Note hereby jointly and severally waive demand, presentment for payment, protest, notice of protest, notice of intention to accelerate the maturity of this Note, and diligence in collecting this Note.

In no contingency or event whatsoever shall the amount paid or agreed to be paid to the holder of this Note for the use, forbearance or detention of money advanced hereunder exceed the highest lawful rate permitted under Applicable Law. If any such excess amount is inadvertently paid by [a] Borrower or inadvertently received by the holder of this Note, such excess shall be returned to [such] Borrower or credited as a payment of principal, in accordance with the Loan Agreement. It is the intent hereof that the Borrower[s] not pay or contract to pay, and that holder of this Note not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by [a] Borrower under Applicable Law.

This Note shall be governed by the laws of the State of New York, without giving effect to any conflict of law principles (but giving effect to federal laws relating to national banks).

IN WITNESS WHEREOF, this Note is executed as of the date set forth above.

INNERWORKINGS, INC.

By:
Name:
Title:

EXHIBIT D
to
Loan and Security Agreement

NOTICE OF BORROWING

Date: July 16, 2019
To:     TCW Asset Management Company LLC
200 Clarendon Street, 51st Floor
Boston, Massachusetts 02116

Ladies and Gentlemen:

Reference is made to that certain Loan and Security Agreement, dated as of July 16, 2019 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Loan Agreement"; capitalized terms used herein and not otherwise defined herein shall have the meaning given such terms in the Loan Agreement), among INNERWORKINGS, INC., a Delaware corporation (the "Borrower Agent"), EYELEVEL, INC., an Oregon corporation, INNERWORKINGS EMEA HOLDINGS LP, a limited partnership formed under the laws of England and Wales with company number LP014693, INNERWORKINGS EUROPE LIMITED, a limited liability company incorporated in England and Wales with company number 01845737, PROFESSIONAL PACKAGING SERVICES LTD., a limited liability company incorporated in England and Wales with company number 01567813, INNERWORKINGS CANADA, INC., an Ontario corporation, the other Borrowers party thereto from time to time, the other Guarantors party thereto from time to time, the financial institutions party thereto from time to time as Lenders, and TCW ASSET MANAGEMENT COMPANY LLC, as agent, collateral agent and security trustee for the Lenders (in such capacity, together with its successors and assigns in such capacity, "Agent").

The undersigned, the Borrower Agent, hereby requests to borrow an aggregate principal amount of $100,000,000, which shall constitute the Term Loan contemplated by Section 2.1.1 of the Loan Agreement (the "Closing Date Loan"), and which shall be a [Prime Rate][LIBOR Rate] Loan [with an Interest Period of [1][2][3][6] month[s]]. The undersigned, on behalf of Borrower Agent, hereby authorizes and directs Agent to transfer the aggregate principal amount of the Closing Date Loan by wire transfer to the accounts and payees indicated on Annex I hereto net of the applicable amounts indicated on such Annex I, and each such payee's receipt of such payment is hereby deemed receipt by the Borrower of the proceeds of the Closing Date Loan.

In addition to the foregoing, Borrower Agent hereby authorizes Agent to charge the Borrower Agent's loan account for the fees due and payable by the Obligors to Agent on the Closing Date under the Fee Letter and Agent’s expenses in connection with the Loan Agreement to the extent invoiced at least one Business Day prior to the Closing Date.

[Signature Page Follows]

INNERWORKINGS, INC.
a Delaware Corporation

By:
Name:
Title:

Annex I

Funds Flow

LOAN PROCEEDS (To be funded to Bank of America, N.A.)

Closing Date Proceeds	$ [ ]
Closing Date Fees	$ [ ]
Total Loan Proceeds	$ [ ]

[remainder of page intentionally blank]

Annex II

Wire Instructions

Bank of America, N.A.

Bank:	[ ]
ABA #:	[ ]
ATTN:	[ ]
Account #:	[ ]
Bank to Bank Instructions:	[ ]
Reference:	[ ]

EXHIBIT E
to
Loan and Security Agreement

NOTICE OF CONVERSION/CONTINUATION

Date: ______, ___

To: TCW Asset Management Company LLC, as Agent

Ladies and Gentlemen:

Reference is made to the Loan and Security Agreement dated as of July 16, 2019, (as such agreement may be amended, restated, amended and restated, modified, renewed or extended from time to time, the “Loan Agreement”), among INNERWORKINGS, INC., a Delaware corporation (“Borrower Agent”), EYELEVEL, INC., an Oregon corporation (“Eyelevel”), INNERWORKINGS EMEA HOLDINGS LP, a limited partnership formed under the laws of England and Wales with company number LP014693 acting by its general partner INWK Holdings, LLC ("EMEA Holdings"), INNERWORKINGS EUROPE LIMITED, a limited liability company incorporated in England and Wales with company number 01845737 ("INWK Europe"), PROFESSIONAL PACKAGING SERVICES LTD., a limited liability company incorporated in England and Wales with company number 01567813 ("PPS"), and INNERWORKINGS CANADA, INC., an Ontario corporation ("InnerWorkings Canada" and together with Eyelevel, EMEA Holdings, INWK Europe, and PPS, collectively, the “Guarantors” and each, a “Guarantor”), the other parties from time to time signatory thereto as Obligors, TCW Asset Management Company LLC, as Agent, and certain other financial institutions party thereto. Capitalized terms used herein and not defined shall have the meaning set forth in the Loan Agreement.

    The undersigned hereby requests:

[On _____ (a Business Day), to convert $____ of the aggregate outstanding principal amount of the Prime Rate Loan into a LIBOR Rate Loan having an Interest Period of [[one (1)][two (2)][three (3)][six (6)] month[s]].

[On _____ (a Business Day), to continue $____ of the aggregate outstanding principal amount of the LIBOR Rate Loan having an Interest Period expiring on _________, 20__ as a LIBOR Rate Loan having an Interest Period of [[one (1)][two (2)][three (3)][six (6)] month[s]].

This request complies with Section 3.1.5(a) and Section 3.1.5(d), as applicable, of the Loan Agreement.

INNERWORKINGS, INC., as Borrower
Agent
By:
Name:
Title:

EXHIBIT F
to
Loan and Security Agreement

FORM OF
COMPLIANCE CERTIFICATE

Financial Statement Date: [________, ____]

To:	TCW Asset Management Company LLC 200 Clarendon Street, 51st Floor Boston, Massachusetts 02116

RE:
Loan and Security Agreement, dated as of July 16, 2019, by and among INNERWORKINGS, INC., a Delaware corporation (the "Borrower Agent"), EYELEVEL, INC., an Oregon corporation, INNERWORKINGS EMEA HOLDINGS LP, a limited partnership formed under the laws of England and Wales with company number LP014693, INNERWORKINGS EUROPE LIMITED, a limited liability company incorporated in England and Wales with company number 01845737, PROFESSIONAL PACKAGING SERVICES LTD., a limited liability company incorporated in England and Wales with company number 01567813, INNERWORKINGS CANADA, INC., an Ontario corporation, the other Borrowers party thereto from time to time, the other Guarantors party thereto from time to time, the financial institutions party thereto from time to time as Lenders, and TCW ASSET MANAGEMENT COMPANY LLC, as agent, collateral agent and security trustee for the Lenders (in such capacity, together with its successors and assigns in such capacity, "Agent") (as amended, modified, extended, restated, replaced, or supplemented from time to time, the "Credit Agreement"; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:	[Date]

The undersigned hereby certifies as of the date hereof that [he/she] is the chief financial officer of the Borrower Agent, and that, as such, [he/she] is authorized to execute and deliver this Certificate to the Agent on the behalf of each Borrower and the other Obligors, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.     Each Borrower has delivered (i) the year-end audited and certified financial statements required by Section 10.1.2(a) of the Credit Agreement for the Fiscal Year ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section and (ii) the consolidated balance sheet of the Borrowers and their Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, cash flow and stockholders equity for such Fiscal Year. Such consolidated balance sheets, and related statements of income, cash flow and shareholders' equity have been prepared in accordance with GAAP (or IFRS as it relates to the UK Incorporated Obligors), and fairly present, in all material respects, the financial condition and results of operations of the Obligors and Subsidiaries at the dates and for the periods indicated.

[Use following paragraph 1 for fiscal month-end and quarter-end financial statements]

1.     Each Borrower has delivered the unaudited consolidated balance sheets required by Section 10.1.2(b) of the Credit Agreement for the [Fiscal Month][Fiscal Quarter] ended as of the above date and the related statements of income and cash flow for such [Fiscal Month][Fiscal Quarter] and for the portion of the Fiscal Year then elapsed. Such consolidated financial statements have been prepared in accordance with GAAP (or IFRS as it relates to the UK Incorporated Obligors), and fairly present in all material respects the financial position and results of operations for such [Fiscal Month][Fiscal Quarter] and period, subject to normal year-end adjustments and the absence of footnotes.

2.     The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under [his/her] supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrowers and their Subsidiaries during the accounting period covered by such financial statements.

3.     A review of the activities of the Borrowers and their Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrowers and each of the other Obligors performed and observed all its obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, during such fiscal period each of the Obligors performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

--or--

[to the best knowledge of the undersigned, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.     Attached as Schedule B hereto is a written report of each Obligor's new or acquired: (i) patents, trademarks or copyrights that are registered or the subject of pending applications for registration; (ii) all Intellectual Property Licenses that are material to the conduct of such Obligor's business; and (iii) all statements of use or amendment to allege use with respect to intent-to-use trademark applications, in the case of (i) and (ii) that were acquired, registered, or for which applications for registration were filed by any Obligor since the date of the last Compliance Certificate, and in the case of (iii) that were filed by any Obligor since the date of the last Compliance Certificate.

5.     The financial covenant analyses and information set forth on Schedule A attached hereto are true and accurate on and as of the date of this Certificate.

Delivery of an executed counterpart of a signature page of this Certificate by fax transmission or other electronic mail transmission (e.g. "pdf" or "tif") shall be effective as delivery of a manually executed counterpart of this Certificate.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

INNERWORKINGS, INC.
a Delaware corporation

By:
Name:
Title:	Chief Financial Officer

EXHIBIT G

[RESERVED]

[remainder of page intentionally blank]
EXHIBIT H
to
Loan and Security Agreement

FORM OF PAYMENT NOTIFICATION

Date: ___________, ______

Reference is hereby made to the Loan Agreement dated as of July 16, 2019 (as such agreement may be amended, restated, amended and restated, modified, renewed or extended from time to time, the “Loan Agreement”), among INNERWORKINGS, INC., a Delaware corporation (“Borrower Agent”), EYELEVEL, INC., an Oregon corporation (“Eyelevel”), INNERWORKINGS EMEA HOLDINGS LP, a limited partnership incorporated under the laws of England and Wales with company number LP014693 acting by its general partner INWK Holdings, LLC ("EMEA Holdings"), INNERWORKINGS EUROPE LIMITED, a limited liability company incorporated in England and Wales with company number 01845737 ("INWK Europe"), PROFESSIONAL PACKAGING SERVICES LTD., a limited liability company incorporated in England and Wales with company number 01567813 ("PPS"), and INNERWORKINGS CANADA, INC., an Ontario corporation ("InnerWorkings Canada" and together with Eyelevel, EMEA Holdings, INWK Europe, and PPS, collectively, the “Guarantors” and each, a “Guarantor”), the other parties from time to time signatory thereto as Obligors, TCW Asset Management Company LLC, as Agent, and certain other financial institutions party thereto. Capitalized terms used here have the meanings ascribed thereto in the Loan Agreement.

Please be advised that funds in the amount of $_____________ will be wire transferred to Agent on _________, 20___. Such funds shall constitute [an optional] [a mandatory] prepayment of the Loans, with such prepayments to be applied in the manner specified in Section 2.3.5. [Such mandatory prepayment is being made pursuant to Section [2.3.1\2.3.2\2.3.3] of the Loan Agreement.]

[remainder of page intentionally blank]

IN WITNESS WHEREOF, the undersigned officer has executed and delivered this certificate this ____ day of ___________, ____.

INNERWORKINGS, INC., as Borrower Agent

By:
Name:
Title: